Execution Copy

AGREEMENT AND PLAN OF MERGER

AMONG

COMMVAULT SYSTEMS, INC.,
CHENNAI MERGER SUB, INC.,

HEDVIG, INC.

AND

FORTIS ADVISORS LLC

AS REPRESENTATIVE OF THE COMPANY SECURITYHOLDERS

September 3, 2019

TABLE OF CONTENTS
Page

ARTICLE I	DEFINITIONS 1

1.1	Definitions 1

1.2	Interpretation 17

ARTICLE II	THE MERGER 18

2.1	The Merger 18

2.2	Effective Time 18

2.3	Effect of the Merger 18

2.4	Certificate of Incorporation; Bylaws 18

2.5	Directors and Officers 18

ARTICLE III	MERGER CONSIDERATION; CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES 19

3.1	Calculation of the Closing Date Merger Consideration 19

3.2	Conversion of Company Capital Stock 19

3.3	Treatment of Options and Warrants 20

3.4	Pre-Closing Deliveries 22

3.5	Closing Payments 24

3.6	Post-Closing Merger Consideration Adjustment and Payments 26

3.7	Final Adjustment Payment 28

3.8	Customer Escrow 29

3.9	Open Source Holdback 30

3.10	File Lock Holdback 30

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE COMPANY 30

4.1	Organization, Qualification, Power and Authority 31

4.2	Authorization; Enforceability 31

4.3	Capitalization 32

4.4	Noncontravention 33

4.5	Brokers’ Fees 34

4.6	Financial Statements 34

4.7	Undisclosed Liabilities 34

4.8	Absence of Certain Events 34

4.9	Legal Compliance 35

4.10	Tax Matters 36

i

4.11	Real Property 37

4.12	Personal Property 39

4.13	Intellectual Property 39

4.14	Contracts 41

4.15	Litigation 43

4.16	Employee Benefits 44

4.17	Environmental Matters 46

4.18	Licenses and Permits 46

4.19	Employees 47

4.20	Insurance Policies 48

4.21	Affiliate Transactions 48

4.22	Vote Required 48

4.23	Board Approval 49

4.24	Customers and Suppliers 49

4.25	Bank Accounts 49

4.26	Privacy and Data Security; IT Assets 50

4.27	No Implied Representations and Warranties 51

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB 52

5.1	Organization of Parent and Merger Sub 52

5.2	Ownership of Merger Sub; No Prior Activities 52

5.3	Authorization; Enforceability 52

5.4	Noncontravention 52

5.5	Brokers’ Fees 53

5.6	Litigation 53

5.7	Financial Capacity; No Financing Condition 53

5.8	Acknowledgements by Parent and Merger Sub 53

ARTICLE VI	PRE‑CLOSING COVENANTS OF THE COMPANY 54

6.1	Conduct of Business 54

6.2	Filings; Consents; Etc 56

6.3	Schedules 57

6.4	Publicity 57

6.5	Access 57

6.6	Termination of Agreements 58

6.7	Stockholders’ Approval 58

6.8	Payoff Letters 59

6.9	Identification and Termination of Non-Continuing Employees 59

ARTICLE VII	COVENANTS OF PARENT 59

7.1	Filings; Consents; Etc 59

ARTICLE VIII	CONDITIONS PRECEDENT TO THE CLOSING 60

8.1	Conditions Precedent to Each Party’s Obligations 60

8.2	Conditions Precedent to Obligations of Parent and Merger Sub 60

8.3	Conditions Precedent to Obligations of the Company 61

ARTICLE IX	CLOSING 62

9.1	Deliveries by the Company 62

9.2	Deliveries by Parent and Merger Sub 63

ARTICLE X	POST CLOSING COVENANTS 64

10.1	Intentionally Omitted 64

10.2	Further Assurances 64

10.3	Director and Officer Liability and Indemnification 64

10.4	Employee Matters 65

10.5	Non-competition and Non-solicitation 67

10.6	Allocation of Certain Taxes 68

10.7	Cooperation 68

10.8	Tax Returns 69

10.9	Tax Contests 69

ARTICLE XI	INDEMNIFICATION 70

11.1	Survival of Representations, Warranties, Covenants and Agreements 70

11.2	Indemnification 70

11.3	Notice of Claims; Third Party Claims 72

11.4	Limitations on Indemnification 74

11.5	Method of Indemnification; Escrow Release 75

11.6	Treatment of Payments 76

11.7	Remedies Exclusive 76

11.8	Materiality 77

ARTICLE XII	TERMINATION 77

12.1	Termination of Agreement 77

12.2	Effect of Termination 78

ARTICLE XIII	MISCELLANEOUS 78

13.1	Expenses 78

13.2	No Third‑Party Beneficiaries 79

13.3	Entire Agreement 79

13.4	Succession and Assignment 79

13.5	Rights Cumulative 79

13.6	Headings 79

13.7	Notices 79

13.8	Governing Law; Submission of Jurisdiction; Selection of Forum 80

13.9	Amendments and Waivers 81

13.10	Severability 81

13.11	Construction 81

13.12	Incorporation of Exhibits and Schedules 82

13.13	Specific Performance 82

13.14	Company Securityholder Representative 82

13.15	Waiver of Conflict; Treatment of Company Confidential Information 85

13.16	Non-Recourse 86

13.17	Counterparts 86

TABLE OF EXHIBITS

Exhibit A	Form of Vesting Agreement

Exhibit B	Sample Closing Working Capital calculation

Exhibit C	Form of Warrant Cancellation Agreement

Exhibit D	Form of Note Cancellation Agreement

Exhibit E	Form of Escrow Agreement

Exhibit F	Form of Stockholder Consent

Exhibit G	List of Required Consents

Exhibit H	Form of Joinder and Release Agreement

Exhibit I	Option Surrender Form

v

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 3, 2019 by and among (i) Commvault Systems, Inc., a Delaware corporation (“Parent”), (ii) Chennai Merger Sub, Inc., a Delaware corporation and wholly‑owned subsidiary of Parent (“Merger Sub”), (iii) Hedvig, Inc., a Delaware corporation (the “Company”), (iv) Fortis Advisors LLC, a Delaware limited liability company (the “Representative”), on behalf of the Company Securityholders, and (v) solely for purposes of Section 10.5, Avinash Lakshman, Srinivas Lakshman and Suresh Rajagopalan.
RECITALS
WHEREAS, the Boards of Directors of each of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which the Company shall continue as the surviving corporation and as a wholly‑owned subsidiary of Parent, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);
WHEREAS, the Boards of Directors of each of Parent, Merger Sub and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders;
WHEREAS, each of the Key Sellers has, concurrently with the execution and delivery of this Agreement, entered into an employment with the Company, in each case, to become effective upon the Closing (collectively, the “Employee Agreements”); and
WHEREAS, the parties to this Agreement desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated by this Agreement, including the Merger.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE I

DEFINITIONS
1.1    Definitions. As used herein, the following terms shall have the meanings ascribed to them in this Section 1.1.
“Accounting Firm” has the meaning set forth in Section 3.6(e) below.
“Accounting Policies” has the meaning set forth in Section 3.6(b) below.

“Acquirer(s)” has the meaning set forth in Section 13.15.
“Adjustment Amount” means the net amount (which may be positive or negative) of all increases or decreases to the Closing Date Merger Consideration pursuant to Section 3.6.
“Affiliate” has the meaning set forth in Rule 12b‑2 of the regulations promulgated under the Exchange Act.
“Affiliate Contracts” has the meaning set forth in Section 4.14(n) below.
“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign Tax Law).
“Agreement” has the meaning set forth in the introductory paragraph above.
“Aggregate Exercise Price” means the aggregate exercise price of all Cashed Out Company Options and Converted Options outstanding immediately prior to the Effective Time.
“Amended and Restated Charter” means the Amended and Restated Certification of Incorporation of the Company, as filed with the Secretary of State of Delaware on February 10, 2017.
“Ancillary Agreements” means the documents, instruments, certificates and agreements executed in connection with this Agreement.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Business” means the business of scalable infrastructure, including software defined infrastructure technology, for enterprise data environments.
“Business Day” means any day other than a Saturday or Sunday, or a day on which banking institutions in New York, New York are authorized or obligated by Law to close.
“Cancelled Option” has the meaning set forth in Section 3.3(b) below.
“Capital Stock” means the Company Common Stock and Preferred Stock of the Company.
“Cash Amount” means the Cash on Hand as of the close of business on the day immediately prior to the Closing Date.
“Cash on Hand” means all cash and cash equivalents of the Company determined in accordance with GAAP and using procedures consistent with the Financial Statements, subject to the provisions of the following sentence. For the avoidance of doubt, (i) Cash on Hand shall exclude checks and drafts that are issued by the Company but uncleared as of immediately prior to the Effective Time and (ii) Cash on Hand shall include (A) checks and other wire transfers and drafts deposited for the account of the Company as of immediately prior to the Effective Time and (B) marketable securities, short term investments and liquid instruments.
“Cashed Out Company Option” has the meaning set forth in Section 3.3(b)(i).
“Certificate of Merger” has the meaning set forth in Section 2.2 below.
“Charges” has the meaning set forth in Section 13.14(d) below.
“Closing” has the meaning set forth in Section 2.2 below.
“Closing Date” has the meaning set forth in Section 2.2 below.
“Closing Date Cash Merger Consideration” has the meaning set forth in Section 3.1 below.
“Closing Date Merger Consideration” has the meaning set forth in Section 3.1 below.
“Closing Date Per Share Merger Consideration” equals the quotient obtained by dividing (a) the Closing Date Merger Consideration by (b) the Fully-Diluted Shares.
“Closing Working Capital” means (i) the aggregate dollar amount of all accounts receivable, pending refundable tax receivables and prepaid expenses (e.g., pre-paid health insurance premiums and pre-paid rent) of the Company, less (ii) the aggregate dollar amount of all accounts payable and all accrued expenses (e.g., payroll and payroll taxes) (but excluding any Company Transaction Expenses) of the Company, in the case of each of clause (i) and clause (ii), as of the close of business on the day immediately prior to the Closing Date. In calculating Closing Working Capital, (a) all normal or recurring monthly accounting entries, with respect to clause (i) and clause (ii) above, shall be taken into account and all known errors and omissions shall be corrected, and (b) appropriate reserves for all known and quantifiable Liabilities, with respect to clause (i) and clause (ii) above, for which reserves are appropriate in accordance with GAAP shall be included. For illustrative purposes, Exhibit B includes a sample calculation of Closing Working Capital as of May 31, 2019.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.
“Commercial Software Licenses” means unmodified off-the-shelf shrinkwrap, clickwrap or similar licenses or sublicenses for commercially available non-custom Software for which the Company paid an aggregate of no more than $25,000 and that is not Open Source Software.
“Common Share” means each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time.
“Company” has the meaning set forth in the introductory paragraph above.

“Company 401(k) Plan” has the meaning set forth in Section 10.4(c)below.
“Company Board” means the board of directors of the Company.
“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.
“Company Debt” means, as of any time, without duplication, with respect to the Company, all obligations for borrowed money, including amounts owing by the Company pursuant to (i) any credit agreement or facility, any note, bond, debenture or other debt security or similar instrument (whether or not convertible) made or issued by the Company, including the Loan Agreement, (ii) the Convertible Note and (iii) any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond issued for the account of the Company or similar credit transaction solely to the extent drawn or called, including, in each case, all unpaid principal, accrued and unpaid interest, prepayment penalties, breakage costs, premiums and other expenses incurred in connection with the repayment of any of the foregoing.
“Company Group” means Parent, Surviving Corporation and their respective subsidiaries and Affiliates.
“Company Intellectual Property” means all Intellectual Property owned or held for use by the Company, including the Company Owned IP and the Company Licensed IP.
“Company Licensed IP” mean any and all Intellectual Property owned by any third party and licensed or sublicensed (or with respect to which a covenant not to sue has been granted) to the Company (including under any Material IP Contract).
“Company Offerings” means all products and services produced, performed, sold or offered for sale to third parties by or on behalf of the Company.
“Company Optionholders” means the holders of all the outstanding and unexercised Company Options immediately prior to the Effective Time.
“Company Options” means options to purchase shares of Company Common Stock granted pursuant to the Stock Incentive Plan.
“Company Owned IP” means any and all Intellectual Property owned by the Company.
“Company Owned Software” means all Software included in the Company Owned IP.
“Company Registered IP” has the meaning set forth in Section 4.13(a) below.
“Company Securities” means the Capital Stock, Company Options, Company Warrants and the Convertible Notes, collectively.

“Company Securityholders” means the Company Stockholders, the holders of Cashed Out Company Options, Company Warrantholders and the holders of the Convertible Notes, collectively.
“Company Stockholders” means the holders of all issued and outstanding shares of Capital Stock at or prior to the Effective Time.
“Company Transaction Expenses” means (i) the fees, costs and other expenses incurred by the Company to advisors and consultants, including accountants, financial advisors and legal advisors for services performed prior to the Closing in connection with the transactions contemplated hereby and (ii) any employment Taxes payable by the Company in connection with any payment to a current or former Company in connection with the transactions contemplated under this Agreement.
“Company Transaction Expenses Amount” means the Company Transaction Expenses unpaid as of immediately prior to the consummation of the transactions contemplated hereunder.
“Company Transaction Expenses Payoff Letters” means one or more payoff letters, invoices or other written evidence in respect of the full amount of all Company Transaction Expenses outstanding as of the Closing Date, which payoff letter, invoice or other written evidence shall include a per diem amount from the date of such payoff letter, invoice or other written evidence through the Closing Date and shall state that, if payment of the amounts set forth therein is paid to the parties entitled to such amounts on the Closing Date, such parties will terminate and release any and all Liens that they or their Affiliates may have with respect to any Company or any of its assets and will deliver evidence thereof to Parent.
“Company Warrantholders” means the holders of all the outstanding and unexercised Company Warrants at or prior to the Effective Time.
“Company Warrants” means warrants to purchase shares of the Company’s Series A Preferred Stock and Series C Preferred Stock.
“Company’s Knowledge” means the actual knowledge, after reasonable inquiry, of Avinash Lakshman, Srinivas Lakshman, Suresh Rajagopalan, Abhijith Shenoy and Bharat Naik.
“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, dated May 19, 2019, by and between the Company and Parent.
“Continuing Employee” means an employee of the Company who continues employment with Parent or the Surviving Corporation on and immediately after the Closing.
“Contracts” has the meaning set forth in Section 4.14 below.
“Contributed Shares” has the meaning set forth in the Recitals above.

“Convertible Note(s)” means those certain convertible promissory notes issued pursuant to the Note Purchase Agreement, dated March 8, 2019, by and between the Company and the investors listed on Schedule A thereto, as amended on June 24, 2019 and July 24, 2019.
“Converted Option” has the meaning set forth in Section 3.3(a) below.
“Copyrights” means copyrights and copyrightable works, other works of authorship (including databases and database rights), whether registered or unregistered, in published works and unpublished works, and applications to register the same.
“Customer” means the customer set forth on Schedule 3.8.
“Customer Escrow Amount” means $8,000,000.
“Customer PO” has the meaning set forth in Section 3.8 below.
“D&O Indemnification Agreement” has the meaning set forth in Section 10.3(a)
“Data Protection Laws” means all applicable Laws relating to privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), processing, encryption, security, safeguarding, loss, disclosure and use of Personal Data (including Personal Data of employees, contractors, customers, loan applicants and third parties), On-line Tracking Data, and email and mobile communications, including any approvals or notices required in connection therewith.
“Debt Amount” means the Company Debt as of the close of business on the day immediately prior to the Closing Date.
“Debt Payoff Letter” means one or more “payoff letters” specifying the aggregate amount of the Company’ obligation (including unpaid principal, accrued and unpaid interest, prepayment penalties, breakage costs and premiums in connection with the repayment thereof) that will be outstanding as of the Closing under the Loan Agreement and any other Company Debt, which “payoff letters” shall include a per diem amount from the date of such Debt Payoff Letter through the Closing Date and shall state that, if payment of the amounts set forth therein is paid to the parties entitled to such amounts on the Closing Date, such parties will terminate and release any and all Liens that they or their Affiliates may have with respect to any Company or any of its assets and will deliver evidence thereof to Parent (including UCC-3 termination statements) and will take all actions necessary to effectuate such release (including executing and delivering to Parent all reasonably necessary documentation in form suitable for filing with all appropriate Governmental Authorities).
“Debt Payoff Recipients” has the meaning set forth in Section 3.5(a) below.
“Deductible” has the meaning set forth in Section 11.4(a).
“Delivery Date” has the meaning set forth in Section 3.8 below.

“DGCL” has the meaning set forth in the Recitals above.
“Dispute Resolution Procedure” has the meaning set forth in Section 3.6(e) below.
“Dissenting Shares” has the meaning set forth in Section 3.2(d) below.
“D&O Indemnified Parties” has the meaning set forth in Section 10.3(a) below.
“Effective Time” has the meaning set forth in Section 2.2 below.
“Employee Agreements” has the meaning set forth in the Recitals above.
“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other employee benefit plan, program, policy or arrangement, including any employment or consulting agreement, retirement or deferred compensation plan, incentive compensation plan, stock plan, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any fringe benefit arrangement, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan (as defined in ERISA Section 3(3)), in each case, maintained, sponsored or contributed to by the Company, or with respect to which the Company is a party, has a commitment to create, or has any Liability.
“Enterprise Value” means $225,000,000.
“Environmental Requirements” means all applicable Laws and any permits or authorizations issued pursuant thereto, in each case concerning public health and safety, worker health and safety, exposure to hazardous substances or materials, or pollution or protection of the environment, as such requirements are enacted and in effect on or prior to the Closing Date, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of, or exposure to, any Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder.
“ERISA Affiliate” means, with respect to any person, any corporation, trade or business that, together with such person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of section 414 of the Code.
“Escrow Account” has the meaning set forth in Section 3.5(h) below.
“Escrow Amount” means an aggregate amount equal to (i) the Working Capital Escrow Amount plus (ii) the Indemnification Escrow Amount plus (iii) the Customer Escrow Amount.
“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” has the meaning set forth in Section 3.5(h) below.
“Estimated Cash Amount” has the meaning set forth in Section 3.4(a) below.
“Estimated Closing Statement” has the meaning set forth in Section 3.4(a) below.
“Estimated Company Transaction Expenses Amount” has the meaning set forth in Section 3.4(a) below.
“Estimated Debt Amount” has the meaning set forth in Section 3.4(a) below.
“Estimated Working Capital” has the meaning set forth in Section 3.4(a) below.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“File Lock Holdback” means $250,000.
“Final Closing Statement” has the meaning set forth in Section 3.6(f) below.
“Final Determination Date” has the meaning set forth in Section 3.6(f) below.
“Final Merger Consideration” means the aggregate amount equal to (i) the Closing Date Merger Consideration plus (ii) the Adjustment Amount payable in accordance with Section 3.6.
“Financial Statements” has the meaning set forth in Section 4.6(a) below.
“Former Stockholder(s)” has the meaning set forth in Section 13.15.
“Fully-Diluted Shares” means the sum, without duplication, of (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus (B) the aggregate number of shares of Company Common Stock issuable upon the exercise of all Converted Options issued and outstanding immediately prior to the Effective Time plus (C) the aggregate number of shares of Company Common Stock issuable upon the exercise of all Cashed Out Company Options issued and outstanding immediately prior to the Effective Time plus (D) the aggregate number of shares of Preferred Stock issuable upon exercise of all Company Warrants issued and outstanding immediately prior to the Effective Time.
“Fundamental Claims” has the meaning set forth in Section 11.4(b).
“Fundamental Representations” means the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.5, 4.10, 5.1, 5.2, 5.3 and 5.5.
“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any governmental, regulatory or administrative body, any agency, authority, court, tribunal or judicial authority, any arbitral body or any other public authority, whether foreign, federal, national, state, local or similar governmental entity.
“Hazardous Material” means any substance or material, whether solid, liquid, gas, radiation, noise, or odors (i) the presence of which requires investigation or remediation under any Environmental Requirement, or that may have a negative impact on human health, welfare or safety, the environment or any natural resources, (ii) that is listed, defined, designated, or regulated as a hazardous waste, hazardous substance, toxic substance, pollutant, contaminant, chemical, radioactive material or any similar classification, or (iii) that is or contains petroleum or any petroleum fraction, petroleum product or by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, toxic mold, radiation or radon, infectious or disease-causing medical wastes, or any other substance, material, waste, or mixture, which, in each case, is regulated under or for which Liability or standards of care are imposed under any Environmental Requirement.
“Healthcare Reform Laws” means, collectively, the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and the regulations and guidance issued thereunder.
“Health Plan” has the meaning set forth in Section 4.16(a)(iv) below.
“Income Tax” means any Tax determined in whole or in part with reference to gross or net income or profits (including capital gains, presumed profit, gross receipts or minimum tax and franchise tax imposed in lieu of income tax but in no event including any sales or use tax, property tax, value added tax, social security tax or payroll tax), together with any interest and penalties, fines, additions to tax or additional amounts imposed by a taxing authority.
“Indemnification Escrow Amount” means $27,450,000.
“Indemnification Escrow Expiration Date” means the second anniversary of the Closing Date.
“Indemnified Party” means, in the case of an indemnification claim pursuant to Section 11.2(a), the Parent Indemnitees, and, in the case of an indemnification claim pursuant to Section 11.2(b), the Seller Indemnitees.
“Indemnified Taxes” means (i) all Taxes of the Company for all Pre-Closing Tax Periods, (ii) all Straddle Period Taxes allocable pursuant to Section 10.6 to the portion of any Straddle Period ending on the Closing Date, (iii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations § 1.1502-6 or any analogous or similar state, local or foreign tax laws, and (iv) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, excluding any Taxes described in clauses (i) through (iv) that are taken into account in the determination of Company Transaction Expenses Amount or Closing Working Capital.
“Indemnifying Party” means, in the case of an indemnification claim pursuant to Article 11.2(a), the Representative (solely in its capacity as the Representative, acting on behalf of the Company Securityholders), in the case of an indemnification claim pursuant to Section 11.2(b), Parent. For the avoidance of doubt, the Representative shall have no Liability to personally indemnify, defend or hold harmless any Parent Indemnitee for indemnifiable Losses under Article XI.
“Insurance Policies” has the meaning set forth in Section 4.20 below.
“Intellectual Property” means all United States and foreign intellectual property, including all (a) Patents, (b) Marks, (c) Copyrights, (d) mask works and registrations or applications for registration thereof, (e) Software, (f) Web Assets, (g) proprietary business information (including trade secrets, ideas, formulas, compositions, know-how, research and development information, specifications, designs, plans, proposals, technical data, processes, techniques, methods, databases, financial, marketing, business and other data, pricing and cost information, business and marketing plans, and past and present customer, advertiser, website visitor, and supplier lists and information), (h) the goodwill of the business associated with or embodied by any of the foregoing and other similar proprietary and intellectual property rights.
“Investors’ Rights Agreement” means the Amended and Restated Investors’ Rights Agreement, entered into as of February 14, 2017, by and among the Company and the other parties thereto.
“IP Representations” means the representations and warranties contained in Sections 4.13.
“IP Claims” has the meaning set forth in Section 11.4(b).
“IT Assets” means any and all computers, Software, hardware, systems, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment, and all associated documentation.
“Key Sellers” means each of Avinash Lakshman, Srinivas Lakshman and Suresh Rajagopalan.
“Law” means any foreign or domestic law, common law, statute, code, regulation, rule, ordinance or other binding action, decree, ruling, finding or requirement of a Governmental Authority.
“Leased Real Property” means the real property leased or subleased to the Company and used in the Business and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property.

“Leases” means all leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals and guaranties with respect thereto, pursuant to which the Company holds any Leased Real Property.
“Letter of Transmittal” has the meaning set forth in Section 3.5(c) below.
“Liability” means, with respect to any Person, any direct or indirect indebtedness, liability, commitment or other obligation of any kind or character, whether fixed or unfixed, known or unknown, asserted or unasserted, secured or unsecured, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, joint or several, due or to become due, incurred, absolute, contingent or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
“Licenses” has the meaning set forth in Section 4.18 below.
“Lien” means any mortgage, pledge, lien, encumbrance, charge, deed of trust, hypothecation, declaration, condition, covenant, destruction, right-of-way, easement, encroachment, title defect, right, right of first refusal or first offer or other third-party (or governmental) right, option, claim, restriction, security interests or other liens of any kind.
“Loan Agreement” means that certain Loan and Security Agreement dated, March 27, 2015, by and between the Company and Silicon Valley Bank.
“Loss” or “Losses” means losses, Liabilities, damages (excluding punitive or consequential damages unless paid or payable to a third party), deficiencies, penalties, claims, suits, actions, demands, causes of action, judgments, orders, writs, injunctions, decrees, rulings, awards, fines, costs or expenses (including reasonable fees and expenses of outside attorneys, accountants and other experts and all amounts paid in investigation, defense or compromise).
“Major Customer” has the meaning set forth in Section 4.24(a) below.
“Major Vendor” has the meaning set forth in Section 4.24(b) below.
“Marks” means registered or unregistered trademarks, service marks, trade dress, logos, slogans, trade names, brand names, corporate names and other indicia of origin and goodwill associated therewith, and all registrations or applications of the foregoing.
“Material Adverse Effect” means any change, effect, event or circumstance that (1) is materially adverse to the business, financial condition or results of operations of the Company considered as a single enterprise, but will not include any adverse change, effect, event or circumstance to the extent arising from (a) any changes after the date hereof in GAAP or Laws, (b) any changes in interest rates or general economic conditions (whether in the United States or internationally), (c) any changes generally applicable to the industries in which the Company operate, (d) any national or international political or social conditions, (e) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided that this clause

(e) shall not otherwise prevent or otherwise affect a determination that any change, effect, event or circumstance underlying such failure has resulted in, or contributed to, a Material Adverse Effect), (f) the announcement of, entry into or pendency of, the transactions contemplated hereby, (g) subject to the Company having performed or complied with in all material respects the covenants and agreements set forth herein to be performed or complied with at or prior to the Closing, any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any customers, suppliers or employees of the Company to the extent resulting from the announcement of, entry into or pendency of, the transactions contemplated hereby, (h) any action taken by Parent or Merger Sub in breach of any of their respective covenants contained in this Agreement, (i) any action taken by the Company at the request of Parent or Merger Sub or (j) any national or international political or social event or occurrence or material worsening or escalation thereof (including acts of war or terrorism); except in the case of each of clauses (a), (b), (c), (d) and (j), to the extent such change, effect, event or circumstance disproportionately affects the Company considered as a single enterprise relative to other participants in the industries in which the Company operate or (2) would prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement.
“Material Contract” has the meaning set forth in Section 4.14 below.
“Material IP Contract” has the meaning set forth in Section 4.13(b) below.
“Merger” has the meaning set forth in the Recitals above.
“Merger Dispute” has the meaning set forth in Section 13.15.
“Merger Sub” has the meaning set forth in the introductory paragraph above.
“Most Recent Financial Statements” has the meaning set forth in Section 4.6(a) below.
“Multiemployer Plan” means any “multiemployer plan” (as such term is defined in ERISA §3(37)).
“NASDAQ” has the meaning set forth in Section 3.3(a).
“Non-Continuing Employee” has the meaning set forth in Section 6.9 below.
“Notice of Disagreement” has the meaning set forth in Section 3.6(c) below.
“On-line Tracking Data” means any information or data collected in relation to on-line activities that can reasonably be associated with a particular user or computer or other device.
“Open Source Holdback” means $250,000.
“Open Source Software” means any Software that is subject to the terms of any license agreement in a manner that requires that such Software, or other Software incorporated into, derived from or distributed with such Software, be (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making modifications or derivative works; or (iii)

redistributable at no charge. Without limiting the foregoing, any Software that is subject to the terms of any of the licenses certified by the Open Source Initiative and listed on its website (www.opensource.org) is Open Source Software.
“Option Cancellation Payment” has the meaning set forth in Section 3.3(b)(i) below.
“Ordinary Course of Business” means the ordinary course of business of the Company consistent with past custom and practice (including with respect to quantity and frequency).
“Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the articles or certificate of formation and limited liability company agreement of a limited liability company; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (vi) any amendment to any of the foregoing.
“Outside Date” has the meaning set forth in Section 12.1(d) below.
“Parent” has the meaning set forth in the introductory paragraph above.
“Parent 401(k) Plan” has the meaning set forth in Section 10.4(c).
“Parent Common Stock” means the common stock, par value $0.01 per share, of the Parent.
“Parent Incentive Plan” means the Parent Omnibus Incentive Plan, as amended.
“Parent Indemnitee” has the meaning set forth in Section 11.2(a) below.
“Party” or “Parties” means the Company, the Representative, Merger Sub and Parent.
“Patents” means United States and non-United States patents, patent applications (including provisional applications), continuations, continuations-in-part, divisionals, extensions, reissues, reexaminations, utility models, industrial designs, certificates of invention, inventions and registrations of the foregoing.
“Paying Agent” has the meaning set forth in Section 3.5(b).
“Pending Claims Amount” has the meaning set forth in Section 11.5(b)(i) below.
“Permitted Liens” means (i) Liens for Taxes not yet due and payable as of the Closing Date or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established; (ii) statutory Liens of landlords for amounts not yet due and payable; (iii) Liens of carriers, warehousemen, mechanics and materialmen incurred in the Ordinary Course of Business for amounts not yet due and payable; (iv) zoning, building codes and other land use Laws that are imposed by any Governmental Authority having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the Business thereon and do not materially impair the current use and operation thereof; (v) such rights, if any, of any utility company to construct and/or maintain lines, pipes, wires, cables, poles, conduits and distribution boxes and equipment in, over, under, and/or upon any portion of the Leased Real Property; (vi) oil, gas, and mineral rights of record against the Leased Real Property; (vii) Liens that will be released and discharged at or prior to the Closing (but subject to their release and discharge); (viii) easements, rights‑of‑way, covenants, conditions, restrictions and other similar matters of record affecting title and other title defects of record that, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use or occupancy of such Leased Real Property or other assets in the operation of the Business by the Company; and (ix) Liens created by any act of Parent or Merger Sub.
“Person” means an individual, a sole proprietorship, a firm, a partnership, a limited partnership, a corporation, a limited liability company, an association, a professional association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or any Governmental Authority.
“Personal Data” means (i) any information or data that alone or together with any other data or information can currently be used by the Company to identify, directly or indirectly, a natural person or otherwise relates to an identified or identifiable natural person and (ii) any other information or data considered to be personally identifiable information or data under applicable law.
“Pillsbury” has the meaning set forth in Section 13.15.
“Post-Closing Plans” has the meaning set forth in Section 10.4(b) below.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.
“Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company, which preferred stock consists of “Series Seed Preferred Stock,” “Series A Preferred Stock,” “Series B Preferred Stock,” or “Series C Preferred Stock,” in each case in accordance with the Amended and Restated Charter.
“Privileged Materials” has the meaning set forth in Section 13.15.
“Pro Rata Share” means with respect to any Company Securityholder, an amount equal to the quotient (expressed as a percentage) obtained by dividing (a) the aggregate amount payable to such Company Securityholder pursuant to Section 3.2(a) in respect of Company Capital Stock, pursuant to Section 3.3(b)(i) in respect of Cashed Out Company Options, pursuant to Section 3.3(c) in respect of Company Warrants and pursuant to Section 3.3(d) in respect of the Convertible Notes by (b) the aggregate amount payable to all Company Securityholders pursuant Sections 3.2(a), 3.3(b)(i), 3.3(c) and 3.3(d).

“Proceeding” means any investigation, action, claim, arbitration, suit, inquiry, hearing, litigation, arbitration or other proceeding (whether civil, criminal, administrative, judicial, arbitral or whether public or private) commenced, brought, conducted or heard by or before any Governmental Authority.
“Proposed Closing Statement” has the meaning set forth in Section 3.6(a) below.
“Real Property Laws” has the meaning set forth in Section 4.11(f) below.
“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the environment or into or out of any Owned Real Property or Leased Real Property.
“Replacement RSU Award” means an award of restricted stock units under the Parent Incentive Plan.
“Representative” has the meaning set forth in the introductory paragraph above.
“Representative Expense Fund” has the meaning set forth in Section 3.5(i) below.
“Representative Holdback Amount” means an amount designated in writing by the Representative, which designation shall be delivered to Parent at least three (3) Business Days prior to the Closing Date.
“Requisite Stockholder Approval” means the approval of 75% of the outstanding shares of Capital Stock of the Company.
“Retention Amount” means an amount equal to $42,000,000, which amount represents the value of employee retention awards to be issued by Parent in accordance with Section 10.4(d).
“Retention Awards” has the meaning set forth in Section 10.4(d) below.
“ROFR Agreement” means the Amended and Restated Right of First Refusal and Co-Sale Agreement, entered into as of February 14, 2017, by and among the Company and the other parties thereto.
“Schedule” has the meaning set forth in Section 6.3(a) below.
“Section 280G Approval” has the meaning set forth in Section 6.7(c) below.
“Securities Act” means the Securities Act of 1933, as amended from time to time.
“Security Audit” means the code security audit with respect to certain of the Company’s Software and IT Assets, which Security Audit has been commenced by Parent as of the date of this Agreement.

“Seller Indemnitee” has the meaning set forth in Section 11.2(b) below.
“Settlement and License Agreement” means that certain settlement and license agreement set forth on Schedule 4.13(b).
“Software” means computer programs, databases, compilations and related materials, including data files, source code, object code, application programming interfaces, architecture, documentation, files, records, schematics, emulation and simulation reports, test vectors and hardware development tools, and other software-related specifications and documentation.
“Spreadsheet” has the meaning set forth in Section 3.4(b) below.
“Stock Incentive Plan” means the Company’s 2012 Stock Incentive Plan, as amended from time to time.
“Stockholder Consent” has the meaning set forth in Section 8.2(b) below.
“Stockholder Consent Deadline” has the meaning set forth in Section 8.2(b) below.
“Straddle Period” means a taxable period that includes but does not end on the Closing Date.
“Surviving Corporation” has the meaning set forth in Section 2.1 below.
“Target Working Capital” means $0.00.
“Tax” or “Taxes” means any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, estimated, capital stock, franchise, profits, withholding, social security (or similar), escheat, unclaimed property, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add‑on minimum, or other tax of any kind whatsoever and any and all interest, penalty, fines, additions to tax or additional amounts imposed thereon or attributable thereto, whether disputed or not.
“Tax Contest” has the meaning set forth in Section 10.9 below.
“Tax Return” means any return, declaration, estimate, report, claim for refund, or information return or statement or other similar document required to be filed or provided to any Person with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party Claim” has the meaning set forth in Section 11.3(b) below.
“Third Party Processor” shall mean a third party provider or other third party that accesses, collects, stores, transmits, transfers, processes, discloses or uses Personal Data on behalf of the Company.

“Transfer Taxes” means all transfer, documentary, sales, gross receipts, intangible, recording, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax).
“Vesting Agreement” means the vesting agreement in substantially the form attached hereto as Exhibit A to be entered into at the Closing by each of Avinash Lakshman, Srinivas Lakshman and Suresh Rajagoplan and Parent.
“Voting Agreement” means the Amended and Restated Voting Agreement, entered into as of February 14, 2017, by and among the Company and the other parties thereto.
“Waived 280G Benefits” has the meaning set forth in Section 6.7(c) below.
“Web Assets” means Internet web sites and web site addresses, Internet domain names, uniform resource locators, email addresses and registrations and applications therefor.
“Working Capital Escrow Amount” means $200,000.
“Working Capital Escrow Expiration Date” means the second (2nd) Business Day following the Final Determination Date (after the disbursement on such date to Parent for payment of any Adjustment Amount in accordance with Section 3.7(a)).
1.2    Interpretation. Unless otherwise expressly provided or unless the context requires otherwise: (i) all references in this Agreement to Articles, Sections, subsections, clauses, Schedules and Exhibits shall mean and refer to Articles, Sections, subsections, clauses, Schedules and Exhibits of this Agreement; (ii) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations and any interpretations promulgated thereunder; (iii) words using the singular or plural number also shall include the plural and singular number, respectively; (iv) references to “hereof,” “herein,” “hereby,” “hereunder” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); (v) references to any Person shall be deemed to mean and include the heirs, successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person); (vi) the term “including” shall be deemed to mean “including, without limitation” to the extent such phrase does not otherwise follow such words; (vii) words of any gender include each other gender; (viii) references to “threatened” mean threatened by a third party; (ix) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days”; (x) if the last day permitted for the giving of notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day; (xi) the word “or” is not exclusive (i.e., it means and/or); (xii) all references to “dollars” and “$” shall mean U.S. dollars; and (xiii) references to any Contract shall include any written amendment, restatement, modification or supplement to such Contract, or any written consent or waiver provided thereunder, from time to time.

ARTICLE II

THE MERGER
2.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly‑owned subsidiary of Parent (the “Surviving Corporation”).
2.2    Effective Time. Unless this Agreement is earlier terminated pursuant to Section 12.1, the closing of the Merger (the “Closing”) will take place on the third (3rd) Business Day after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied on the Closing Date, but subject to the satisfaction or, if permissible, waiver of those conditions), unless otherwise agreed by the Parties, at the offices of Pillsbury Winthrop Shaw Pittman LLP, 2550 Hanover Street, Palo Alto, CA 94304, at 10:00 a.m. (New York time), provided that the Closing shall not occur on any date prior to October 1, 2019 except as agreed to in writing by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the “Closing Date”. On the Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of acceptance by the Secretary of State of Delaware of such filing, or, if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).
2.3    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities, duties and obligations of the Company and Merger Sub shall become the debts, Liabilities, duties and obligations of the Surviving Corporation (subject to the provisions of this Agreement).
2.4    Certificate of Incorporation; Bylaws. At the Effective Time, the Organizational Documents of the Company shall survive and shall be amended in the form of the Organizational Documents of Merger Sub, as in effect immediately prior to the Effective Time.
2.5    Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to serve in accordance with the Organizational Documents of the Surviving Corporation. The initial officers of the Surviving Corporation shall be the officers identified in writing by Parent to the Company no later than five (5) Business Days prior to the Closing Date, each to hold office in accordance with the Organizational Documents of the Surviving Corporation.

ARTICLE III

MERGER CONSIDERATION; CONVERSION OF SECURITIES;
EXCHANGE OF CERTIFICATES
3.1    Calculation of the Closing Date Merger Consideration. The aggregate initial amount to be paid by Parent with respect to the Company Securities on the Closing Date shall equal the sum of (i) the Enterprise Value, less (ii) the Retention Amount, plus (iii) the Estimated Cash Amount, plus (iv) the Aggregate Exercise Price less (v) the Estimated Debt Amount, plus (vi) the amount (if any) by which the Estimated Working Capital exceeds the Target Working Capital, less (vii) the amount (if any) by which the Target Working Capital exceeds the Estimated Working Capital, less (viii) the Estimated Company Transaction Expenses Amount, if any, less (ix) the File Lock Holdback, if any, less (x) the Open Source Holdback, if any (the “Closing Date Merger Consideration”). The Closing Date Merger Consideration less (a) the Escrow Amount less (b) the Representative Holdback Amount shall equal the “Closing Date Cash Merger Consideration”.
3.2    Conversion of Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party:
(a)    Each share of the Company Capital Stock issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive (i) the Closing Date Per Share Merger Consideration or (ii) the amounts as set forth in and subject to a Vesting Agreement (it being understood that a portion of the amounts to be paid in exchange for such shares of Company Capital Stock pursuant to this Section 3.2(a) shall be paid into the Escrow Account and the Representative Expense Fund, and that such amounts shall be paid, if at all, pursuant to the terms of Section 3.5(h)-(i) and Section 3.7(a)). Any shares of Company Capital Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled.
(b)    Intentionally Omitted.
(c)    Each share of Merger Sub’s common stock, par value $0.01 per share, that is issued and outstanding immediately prior to the Effective Time, shall be converted automatically into and exchanged for one share of common stock of the Surviving Corporation.
(d)    Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, any shares of Capital Stock outstanding immediately prior to the Effective Time and with respect to which the holder thereof has properly demanded appraisal rights in accordance with Section 262 of Delaware Law, and who has not effectively withdrawn or lost such holder’s appraisal rights under Delaware Law (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 3.2(a) but the holder thereof shall only be entitled to such rights as are provided by Delaware Law. Notwithstanding the provisions of this Section 3.2(d), if any holder of

Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive, upon the terms set forth in this Section 3.2 and throughout this Agreement (including the indemnification and escrow provisions of this Agreement), the consideration for Capital Stock set forth herein, without interest thereon. The Company shall give Parent (A) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law and (B) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Company Stockholder with respect to such demands shall be submitted to Parent in advance and, to the extent reasonably practicable, shall not be presented to any Company Stockholder prior to the Company receiving Parent’s written consent.
3.3    Treatment of Options and Warrants.
(a)    Converted Options. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger each Company Option held by a Continuing Employee that is outstanding and unexercised and unvested as of immediately prior to the Effective Time (each, a “Converted Option”) shall automatically be converted into a Replacement RSU Award with respect to the number of shares of Parent Common Stock (rounded down for any fractional share) that is equal to the quotient obtained by dividing (i) the product obtained by multiplying (A) the number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time, by (B) the difference (but not less than zero) between (I) the Closing Date Per Share Merger Consideration, minus (II) the exercise price of the Converted Option immediately prior to the Effective Time, by (ii) the greater of (y) the average closing price per share of Parent Common Stock on the NASDAQ Global Select Market (“NASDAQ”) for the five (5) trading day period ending on the trading day preceding the date of this Agreement or, if Parent Common Stock was not available for trading on the NASDAQ on the day preceding the date of this Agreement, on the last day prior to the day preceding the date of this Agreement that Parent Common Stock was available for trading on the NASDAQ, and (z) the average closing price per share of Parent Common Stock on the NASDAQ for the five (5) trading day period ending on the trading day preceding the Closing Date or, if Parent Common Stock was not available for trading on the NASDAQ on the day preceding the Closing Date, on the last day prior to the day preceding the Closing Date that Parent Common Stock was available for trading on the NASDAQ, which Replacement RSU Award shall be subject to the same vesting provisions, terms and conditions as applied with respect to the Converted Option determined immediately prior to the Closing Date and shall automatically be settled or paid in shares of Parent Common Stock upon (and only upon) the applicable vesting date without any election by any Person. Upon settlement of each Replacement RSU Award, Parent shall withhold shares of Parent Common Stock that would otherwise be issued to the Continuing Employee in satisfaction of any withholding tax obligations of such Continuing Employee; provided, however, that in no event will Parent cause any Continuing Employee to surrender Parent Common Stock in excess of the legally required maximum tax withholding amount. Such Parent Common Stock shall be valued at its closing price per share on the NASDAQ on the date when taxes otherwise would be withheld in cash. All of the conversions, adjustments and calculations made pursuant to this Section 3.3(a), including, without limitation, the determination of the number of shares of Parent Common Stock subject to any Parent RSU Award and the payment or settlement of such Parent RSU Award, shall be made in a manner such that the Replacement RSU Award shall, in all respects, be exempt from the requirements of Section 409A of the Code.
(b)    Cancelled Options. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of the Company, the Company Optionholders or any other Person, each Company Option held by any Person that is outstanding and unexercised as of the Effective Time and is not subject to Section 3.3(a) (each, a “Cancelled Option”):
(i)    that is vested as of immediately prior to the Effective Time and has an exercise price per share of Common Stock less than the Closing Date Per Share Merger Consideration (a “Cashed Out Company Option”) and is set forth on Schedule 3.3(b)(i) (which schedule the Parties understand and agree may be updated immediately prior to the Closing Date) shall automatically be canceled and extinguished and, in consideration therefor, the holder thereof shall be entitled to receive, in accordance with Section 3.5(d), without interest, an amount in cash equal to: (1) the amount (if any, but not less than zero) by which the Closing Date Per Share Merger Consideration exceeds the exercise price per share of the applicable Option, multiplied by (2) the number of shares of Common Stock that would otherwise be issuable upon the exercise of such Option (it being understood that a portion of the amounts to be paid in exchange for such Options pursuant to this Section 3.3(b) shall be paid into the Escrow Account and the Representative Expense Fund, and that such amounts shall be paid, if at all, pursuant to the terms of Sections 3.5(c), (h)-(i) and Section 3.7(a)) (the “Option Cancellation Payment”). For the avoidance of doubt, in the event that the Option Cancellation Payment with respect to any Company Option is zero, such Company Option will be cancelled immediately prior to the Effective Date without payment of any Option Cancellation Payment or other consideration;
(ii)     that is vested as of immediately prior to the Effective Time and has an exercise price per share of Common Stock equal to or greater than the Closing Date Per Share Merger Consideration and is set forth on Schedule 3.3(b)(ii) (which schedule the Parties understand and agree may be updated immediately prior to the Closing Date) will be cancelled immediately prior to the Effective Date without payment of any consideration therefor (including any Option Cancellation Payment); or

(iii)    that is held by any Person who is not a Continuing Employee, is unvested as of immediately prior to the Effective Time and is set forth on Schedule 3.3(b)(iii) (which schedule the Parties understand and agree may be updated immediately prior to the Closing Date) shall automatically be canceled, without payment of any consideration therefor (including any Option Cancellation Payment).
(c)    Company Warrants. Each Company Warrant, whether vested or unvested, shall, without any further action on the part of any holder thereof, be cancelled and extinguished and shall not be assumed by Parent in the Merger. In exchange therefor each holder of a Company Warrant that has delivered a Warrant Cancellation Agreement attached hereto as Exhibit C shall be entitled to receive an amount equal to the sum of (A) the product of (x) the amount by which the Closing Date Per Share Merger Consideration exceeds the Warrant Exercise Price and (y) the number of shares of Company Capital Stock subject to such Company Warrant as of immediately prior to the Effective Time and (B) the Pro Rata Share of any portion of the Escrow Amount and the Representative Holdback Amount released to the Company Securityholders (such amount, the “Warrant Cancellation Payment”).
(d)    Company Notes. Provided the applicable holder of a Convertible Note has executed and delivered a Note Cancellation Agreement in the form attached hereto as Exhibit D to the Company prior to the Closing (or to the Parent after the Closing), each holder of a Convertible Note that has delivered a Note Cancellation Agreement shall be paid the amount set forth on the Spreadsheet (it being understood that a portion of the amounts to be paid in exchange for the Convertible Notes pursuant to this Section 3.3(d) shall be paid into the Escrow Account and the Representative Holdback Amount).
(e)    At or prior to the Effective Time, the Company will take all actions and adopt all written resolutions as are necessary to effectuate the provisions of this Section 3.3.
3.4    Pre-Closing Deliveries. No later than the third (3rd) Business Day prior to the Closing Date, the Company shall deliver to Parent:
(a)     a certificate (the “Estimated Closing Statement”) of the chief executive officer or chief financial officer of the Company setting forth such officer’s good faith estimate (each, without duplication) of (i) the Cash Amount (the “Estimated Cash Amount”), (ii) the Debt Amount (the “Estimated Debt Amount”), (iii) the Closing Working Capital (calculated in accordance with Exhibit B) (the “Estimated Working Capital”), and (iv) the Company Transaction Expenses Amount (the “Estimated Company Transaction Expenses Amount”), and based on such estimates, the determination of the Closing Date Merger Consideration and the Closing Date Per Share Merger Consideration for each Company Securityholder; and
(b)    a spreadsheet (the “Spreadsheet”) setting forth the following information (and any other information that Parent may reasonably request), in form and substance reasonably satisfactory to Parent and accompanied by documentation reasonably satisfactory to Parent in support of the calculation of the information set forth therein:
(i)    with respect to each Company Stockholder: (i) the name and address of such holder, and, if available, the e-mail address of such holder, (ii) whether such holder is a current or former employee of the Company, (iii) the number, class and series of shares of Company Capital Stock held by such holder, (iv) the date of acquisition of such shares, (v) whether any Taxes are to be withheld in accordance with Section 3.5 from any consideration that such holder is entitled to received hereunder, (vi) the gross consideration that such holder is entitled to receive hereunder, (vii) the Pro Rata Share of such holder and the amounts deemed contributed by such holder into the Escrow Account and Representative Expense Fund, and (viii) the net amounts to be paid to such holder hereunder after deduction of the foregoing amounts.
(ii)    with respect to each Company Option: (i) the name, and if available the address and e-mail address of such holder, (ii) whether such holder is an employee, consultant, director or officer of the Company, (iii) the grant date and expiration date thereof, (iv) the vesting schedule (including all acceleration provisions) applicable to such Company Option and the extent to which such Company Option is vested as of immediately prior to the Effective Time, (v) the exercise price per share and the number, class and series of shares of Company Capital Stock underlying such Company Option immediately prior to the Closing, (vi) whether such Company Option is a nonstatutory option or qualifies as an incentive stock option as defined in Section 422 of the Code, (vii) the Pro Rata Share of such holder and the amounts deemed contributed by such holder into the Escrow Account and Representative Expense Fund, (viii) the net amounts to be paid to such holder hereunder after deduction of the foregoing amounts, and (ix) with respect to each Cashed Out Company Option, the net amount of the portion of the Option Cancellation Payment to be paid to such holder hereunder at the Closing after deduction of withholding taxes;
(iii)    with respect to each Company Warrant: (i) the name and address of the holder thereof, and, if available, the e-mail address of such holder, (ii) the number, class and series of shares of Company Capital Stock underlying such Company Warrant immediately prior to the Closing, (iii) the exercise price per share, (iv) the Pro Rata Share of such holder and the amounts deemed contributed by such holder into the Escrow Account and Representative Expense Fund, and (v) the net amounts to be paid to such holder hereunder after deduction of the foregoing amounts; and
(iv)    with respect to each Convertible Note: (i) the name and address of the holder thereof, and, if available, the e-mail address of such holder, (ii) the outstanding principal and interest underlying such Convertible Note immediately prior to the Closing, (iii) the exercise price per share, (iv) the Pro Rata Share of such holder and the amounts deemed contributed by such holder into the Escrow Account and Representative Expense Fund, and (v) the net amounts to be paid to such holder hereunder after deduction of the foregoing amounts.
3.5    Closing Payments.
(a)    At the Closing, Parent shall pay, on behalf of the Company, to the holders of Company Debt (the “Debt Payoff Recipients”), by wire transfer of immediately available funds, an amount equal to that portion of the Company Debt owing to such Debt Payoff Recipients in accordance with the applicable Debt Payoff Letter.
(b)    At the Closing, Parent shall cause to be deposited with JPMorgan Chase Bank, N.A. (the “Paying Agent”), for the benefit of the Company Stockholders, holders of Convertible Notes and holders of Company Warrants, cash in an amount sufficient to make payment of the aggregate Closing Date Cash Merger Consideration for such Persons as set forth on the Spreadsheet.
(c)    As soon as reasonably practicable after the Closing Date, but no later than two Business Days following the Closing Date, Paying Agent shall pay, with respect to each Company Stockholder who shall have delivered to the Paying Agent, on or prior to the Closing Date a completed letter of transmittal in a form reasonably acceptable to the Parent and Company (“Letter of Transmittal”) (which Letter of Transmittal the Parent shall mail, or e-mail, or cause to be mailed or e-mailed to each Company Stockholder on the Closing Date, together with instructions for use in effecting the surrender of the Company Stockholder’s Capital Stock in exchange for the Closing Date Per Share Merger Consideration), an amount equal to the product (A) of the number of shares of Capital Stock held by such Company Stockholder and (B) the Closing Date Per Share Merger Consideration, which amount shall be payable by wire transfer of immediately available funds on the Closing Date to the account designated in such Company Stockholder’s Letter of Transmittal. The Parties understand and agree that the foregoing shall not apply to the Company Common Stock subject to a Vesting Agreement, which Company Common Stock shall be canceled and converted into the right to receive the amounts as set forth in and subject to such Vesting Agreement.
(d)    At the Closing, Parent shall pay to the Company, for the benefit of and for payment to each holder of an Cashed Out Company Option, by wire transfer of immediately available funds to one or more accounts designated by the Company to Parent at least two (2) Business Days prior to the Closing Date, the aggregate amount of all Option Cancellation Payments, less any amounts withheld for payment into the Escrow Account and Representative Expense Fund. Promptly (but in no event later than five (5) Business Days) following the Closing, Parent shall, with respect to each holder of a Cashed Out Company Option who shall have delivered to the Company on or prior to the Closing Date a completed Option Surrender Form in the form attached hereto as Exhibit I relating to such Company Optionholder’s Cashed Out Company Options (which Option Surrender Form the Company shall have mailed or delivered to each Company Optionholder no less than three (3) Business Days prior to the Closing Date, together with instructions for use in effecting the surrender of the Company Optionholder’s Cashed Out Company Options in exchange for the applicable Option Cancellation Payment), cause the Surviving Corporation to pay to such Company Optionholder, in accordance with its normal payroll practices and in consideration of the cancellation of each Cashed Out Company held by such Company Optionholder immediately prior to the Effective Time, the applicable Option Cancellation Payment, without interest thereon.
(e)    As soon as reasonably practicable after the Closing Date, but no later than two Business Days following the Closing Date, Paying Agent shall pay to each holder of a Company Warrant who shall have delivered to the Company on a prior to the Closing Date a completed Warrant Cancellation Agreement, by wire transfer of immediately available funds to one or more accounts designated by the Company to Parent at least two (2) Business Days prior to the Closing Date, a portion of the Closing Date Merger Consideration payable to such holder of the Company Warrant pursuant to Section 3.3(c).
(f)    At the Closing, Parent shall pay to each holder of a Convertible Note who shall have delivered to the Company on or prior to the Closing Date a completed Note Cancellation Agreement, by wire transfer of immediately available funds to one or more accounts designated by the Company to Parent at least two (2) Business Days prior to the Closing Date, the amounts payable to such holder of Convertible Notes pursuant to Section 3.3(d).
(g)    At the Closing, Parent shall pay, or cause the Company to pay, by wire transfer of immediately available funds, the portion of the Estimated Company Transaction Expenses Amount to the applicable recipients thereof as set forth on the Estimated Closing Statement and in accordance with the applicable payoff letter, invoice or other written evidence delivered in accordance with the applicable Company Transaction Expenses Payoff Letter.
(h)    At the Closing, Parent shall deliver, or cause to be delivered, to the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount for the Escrow Agent to hold in an account (the “Escrow Account”) and disburse solely in accordance with the terms of an escrow agreement to be executed at the Closing by Parent, the Escrow Agent and the Representative in the form attached hereto as Exhibit E (the “Escrow Agreement”), it being understood that each Company Securityholder’s Pro Rata Share of the Escrow Amount shall be withheld from the Closing Date Merger Consideration otherwise payable to such Company Securityholder pursuant to this Agreement.. Any remaining amounts of the Escrow Amount held in the Escrow Account shall be paid to the Company Securityholders in accordance with their respective Pro Rata Share in accordance with the terms of the Escrow Agreement and this Agreement. Cash contributed to the Escrow Account shall, to the maximum extent possible, be vested cash not subject to any repurchase rights or other restrictions.
(i)    At the Closing, Parent shall deposit, or cause to be deposited, by wire transfer of immediately available funds to an account designated in writing by the Representative at least two (2) Business Days prior to the Closing Date, the

Representative Holdback Amount with the Representative (such deposit, the “Representative Expense Fund”), it being understood that each Company Securityholder’s Pro Rata Share of the Representative Holdback Amount shall be withheld from the Closing Date Merger Consideration otherwise payable to such Company Securityholder pursuant to this Agreement. The Representative Holdback Amount will be used: (i) to pay costs, fees and expenses incurred by or for the benefit of the Company Securityholders on or after the Closing Date and (ii) as otherwise determined by the Advisory Group and shall be paid or distributed at the direction of the Representative.
(j)    Any remaining cash unclaimed by holders of shares of Capital Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.
(k)    Notwithstanding anything to the contrary contained herein, the Surviving Corporation shall be entitled to deduct and withhold (or cause to be deducted or withheld) from the applicable portion of the Final Merger Consideration otherwise payable pursuant to this Agreement, such amount as the Surviving Corporation is required to deduct and withhold with respect to such payment under the Code or any other applicable Law, and if any such amounts are deducted and withheld, Parent shall, or shall cause the Surviving Corporation to, as the case may be, timely pay such amounts to the appropriate Governmental Authority. To the extent that amounts are so withheld and paid over, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
3.6    Post-Closing Merger Consideration Adjustment and Payments.
(a)    Delivery of Closing Statement. As promptly as practicable, but not later than ninety (90) days after the Closing, Parent shall deliver to the Representative a certificate of Parent (the “Proposed Closing Statement”) setting forth Parent’s good faith determination (each, without duplication) of (i) the Cash Amount, (ii) the Debt Amount, (iii) the Closing Working Capital (calculated in accordance with Exhibit B), and (iv) the Company Transaction Expenses Amount, and based on such calculations, Parent’s calculation of the Closing Date Merger Consideration. Parent shall, and shall cause the Company and its and their respective officers, employees, agents and representatives to, assist the Representative and its agents in their review of the Proposed Closing Statement and shall provide the Representative and its agents access at all reasonable times upon reasonable prior notice to the personnel, properties, books and records of the Company for such purpose and for the other purposes set forth in this Section 3.6, in each case, without cost to the Representative. Parent acknowledges and waives any actual or potential conflict of the officers, employees, agents and representatives of the Company assisting the Representative as described in the immediately preceding sentence and will not, and will cause the Company not to, prevent such access by the Representative. If

Parent fails to deliver a Proposed Closing Statement within such 90 day period, the Estimated Closing Statement will be deemed to be accepted in the form presented to the Parent and the Working Capital Escrow Amount shall be immediately released.
(b)    Accounting Policies. The Estimated Closing Statement, the Proposed Closing Statement and the Final Closing Statement shall be prepared with the same accounting principles, policies, methodologies or procedures (the “Accounting Policies”) used in preparing the Most Recent Financial Statements. For the avoidance of doubt, in calculating the component line items of such statements, no effect shall be given to the transactions contemplated by this Agreement.
(c)    Notice of Disagreement. In the event the Representative disputes the correctness of the Proposed Closing Statement, the Representative shall notify Parent in writing of its objections within thirty (30) days after receipt of the Proposed Closing Statement and shall set forth, in writing and in reasonable detail, the reasons for the Representative’s objections (a “Notice of Disagreement”).
(d)    Initial Method of Resolution. During the fifteen (15) days immediately following the delivery of any Notice of Disagreement, Parent and the Representative shall seek in good faith to resolve any differences that they may have with respect to any matter specified in such Notice of Disagreement. During such period, Parent and the Representative and their respective agents shall each have access to the other party’s working papers, trial balances and similar materials prepared in connection with the other party’s preparation of the Proposed Closing Statement and the Notice of Disagreement, as the case may be. The matters set forth in any such written resolution executed by Parent and the Representative shall be final and binding on the parties on the date of such written resolution.
(e)    Dispute Resolution Procedure. If, at the end of such fifteen (15) day period specified in Section 3.6(d), Parent and the Representative have not been able to resolve, in writing, all differences that they may have with respect to any matter specified in such Notice of Disagreement, Parent and the Representative shall submit to Deloitte & Touche LLP or, if such firm is unable to serve in such capacity, to such other nationally recognized independent accounting firm that is mutually agreeable to the Representative and Parent (the “Accounting Firm”) for review and resolution of solely those matters specified in such Notice of Disagreement that remain in dispute (and as to no other matter), and the Accounting Firm shall reach a final, binding resolution of such matters, which final resolution shall not be subject to collateral attack for any reason (other than fraud or manifest error) and shall be (i) in writing and signed by the Accounting Firm, (ii) within the range of the amount of each item in dispute contested by the Representative and Parent on an item by item basis, (iii) furnished to Parent and the Representative as soon as practicable after the items in dispute have been referred to the Accounting Firm, which shall not be more than sixty (60) days after such referral, (iv) made in accordance with this Agreement and the Accounting Policies and (v) conclusive and binding upon the parties on the date of delivery of such written resolution. Parent and the Representative agree to execute, if requested by the Accounting Firm, a reasonable engagement letter in customary form. Parent and the Representative agree to cooperate fully with the Accounting Firm and promptly provide all documents and information requested by the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable. The procedure outlined in this Section 3.6(e) is referred to as the “Dispute Resolution Procedure”.
(f)    Final Closing Statement. The Proposed Closing Statement shall become the “Final Closing Statement” (i) on the earlier of (w) the thirty-first (31st) day following the delivery of the Proposed Closing Statement if a Notice of Disagreement has not been delivered to Parent by the Representative, (x) the date upon which the Representative acknowledges in writing that it has no objections to the Proposed Closing Statement, (y) the date of resolution of all matters set forth in the Notice of Disagreement pursuant to Section 3.6(d) and (z) the date upon which the Accounting Firm reaches a final, binding resolution of solely those matters specified in any Notice of Disagreement pursuant to Section 3.6(e), (ii) with such changes as are necessary to reflect matters resolved pursuant to any written resolution executed pursuant to Section 3.6(d), on the date such resolution is executed, if all outstanding matters are resolved through such resolution and (iii) with such changes as are necessary to reflect the Accounting Firm’s resolution of matters in dispute, on the date the Accounting Firm delivers its final, binding resolution pursuant to Section 3.6(e). The date on which the Proposed Closing Statement shall become the Final Closing Statement pursuant to the immediately foregoing sentence is referred to as the “Final Determination Date”.
(g)    Dispute Resolution Expenses. Parent and the Representative shall each pay their own costs and expenses incurred in connection with the Dispute Resolution Procedure. The fees, costs and expenses of the Accounting Firm shall be allocated to and borne by Parent and the Representative (for the account of the Company Securityholders) based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Firm. For example, should the items in dispute total in amount to $1,000 and the Accounting Firm awards $600 in favor of the Representative’s position, 60% of the costs of its review would be borne by Parent and 40% of the costs would be borne by the Representative (for the account of the Company Securityholders). The Representative shall be reimbursed in accordance with Section 13.14 for any Charges incurred by the Representative under this Section 3.6, including for the reasonable fees and expenses of any accountants, advisors or other representatives engaged by the Representative in connection with the determination of the Final Closing Statement under this Section 3.6 (including any Dispute Resolution Procedure hereunder).
3.7    Final Adjustment Payment.
(a)    No later than the second (2nd) Business Day following the Final Determination Date:

(i)    if the Adjustment Amount is positive, then Parent shall deposit the amount of the Adjustment Amount with, and the Parent and the Representative shall issue joint written instructions to the Escrow Agent to release the Working Capital Escrow Amount to, (y) the Paying Agent for further distribution to the Company Stockholders, holders of Company Warrants and holders of Convertible Notes in accordance with their Pro Rata Share as set forth in the Spreadsheet and (z) the Surviving Corporation for further distribution to holders of Cashed Out Company Options in accordance with their Pro Rata Share as set forth in the Spreadsheet, and,
(ii)    if the Adjustment Amount is negative, then Parent and the Representative shall provide a joint written instruction to the Escrow Agent to release (y) the Adjustment Amount to Parent and (z) the remaining balance of the Working Capital Escrow Amount (if any) to (1) the Paying Agent for further distribution to the Company Stockholders, holders of Company Warrants and holders of Convertible Notes in accordance with their Pro Rata Share as set forth in the Spreadsheet and (2) the Surviving Corporation for further distribution to holders of Cashed Out Company Option in accordance with their Pro Rata Share as set forth in the Spreadsheet; provided, that in no event shall the amount payable in respect of the amount by which the Estimated Working Capital exceeds the Closing Working Capital (if any) exceed the Working Capital Escrow Amount.
(b)    Notwithstanding anything to the contrary in this Agreement, Parent’s sole recourse for payment of any such deficiency pursuant to Section 3.7(a)(ii) shall be to the Escrow Account and neither Parent nor the Company or any of their respective Affiliates shall have any claim against any Company Securityholder or the Representative or any of their respective Affiliates in respect thereof.
(c)    Any amount paid in respect of the Adjustment Amount pursuant to this Article III shall be treated by the parties as an adjustment to the merger consideration for Tax purposes except as otherwise required by applicable Law or pursuant to the good faith resolution of a Tax contest.
3.8    Customer Escrow. No later than April 30, 2020 (the “Delivery Date”), Parent shall have received one or more bona fide and valid purchase orders from Customer (each purchase order, a “Customer PO”) pursuant to which Customer shall have ordered from the Surviving Corporation digital storage resulting in an aggregate amount of net revenue to the Surviving Corporation equal to no less than the Customer Escrow Amount. For each Customer PO that Parent receives on or prior to the Delivery Date, Parent and the Representative shall, no later than two (2) Business Days following the receipt by Parent of such Customer PO, jointly instruct the Escrow Agent to, pursuant to the Escrow Agreement, release and deliver an amount equal to the amount of net revenue to the Surviving Corporation resulting from such Customer PO to (i) the Paying Agent for further distribution to the Company Stockholders, holders of Company Warrants and holders of Convertible Notes in accordance with their Pro Rata Share as set forth in the Spreadsheet and (ii) the Surviving Corporation for further distribution to holders of Cashed Out Company Options in accordance with their Pro Rata Share as set forth in the Spreadsheet. No later than two (2) Business Days following the Delivery Date, Parent and the Representative shall jointly instruct the Escrow Agent to, pursuant to the Escrow Agreement, release and deliver to Parent the outstanding balance, if any, of the Customer Escrow Amount.
3.9    Open Source Holdback. In the event that the Company has not completed each of the items set forth on Schedule 3.9 attached hereto to the reasonable satisfaction of Parent on or prior to the day immediately preceding the Closing Date, then Parent shall deduct from the Closing Date Merger Consideration an amount equal to the Open Source Holdback. Parent shall use the Open Source Holdback to cover the costs required to complete each of the items set forth on Schedule 3.9 to its reasonable satisfaction as soon as reasonably practicable following the Closing. Upon completion of all of the items set forth on Schedule 3.9, Parent shall deliver the remaining balance of the Open Source Holdback, if any, to (a) the Paying Agent for further distribution to the Company Stockholders, holders of Company Warrants and holders of Convertible Notes in accordance with their Pro Rata Share as set forth in the Spreadsheet and (b) the Surviving Corporation for further distribution to holders of Cashed Out Company Options in accordance with their Pro Rata Share as set forth in the Spreadsheet. In the event that the Open Source Holdback is insufficient to cover the costs required to complete the items set forth on Schedule 3.9 following the Closing, then Parent shall have the right to recover any such additional costs from the Indemnification Escrow Amount, and the Representative and Parent shall deliver joint written instructions to the Escrow Agent to make distributions to Parent from the Indemnification Escrow Amount in the amount of such additional costs.
3.10    File Lock Holdback. In the event that the Company has not completed each of the items set forth on Schedule 3.10 attached hereto to the reasonable satisfaction of Parent on or prior to the day immediately preceding the Closing Date, then Parent shall deduct from the Closing Date Merger Consideration an amount equal to the File Lock Holdback. Parent shall use the File Lock Holdback to cover the costs required to complete each of the items set forth on Schedule 3.10 to its reasonable satisfaction as soon as reasonably practicable following the Closing. Upon completion of all of the items set forth on Schedule 3.10, Parent shall deliver the remaining balance of the File Lock Holdback, if any, to (a) the Paying Agent for further distribution to the Company Stockholders, holders of Company Warrants and holders of Convertible Notes in accordance with their Pro Rata Share as set forth in the Spreadsheet and (b) the Surviving Corporation for further distribution to holders of Cashed Out Company Options in accordance with their Pro Rata Share as set forth in the Spreadsheet. In the event that the File Lock Holdback is insufficient to cover the costs required to complete the items set forth on Schedule 3.10 following the Closing, then Parent shall have the right to recover any such additional costs from the Indemnification Escrow Amount, and the Representative and Parent shall deliver joint written instructions to the Escrow Agent to make distributions to Parent from the Indemnification Escrow Amount in the amount of such additional costs.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent and Merger Sub as follows:

4.1    Organization, Qualification, Power and Authority.
(a)    The Company is an entity, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation. The Company is qualified or licensed to do business and in good standing under the Laws of each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its businesses requires such qualification, except where the lack of such qualification would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.
(b)    The Company has made available to Parent correct and complete copies of the Organizational Documents of the Company, in each case as amended to the date of this Agreement. All such Organizational Documents are in full force and effect and the Company is not in violation of any of its respective provisions. Prior to the date hereof, copies of the minute books, stock or unit certificate books, equity securities registers and other similar company records of the Company have been made available to Parent, such copies are true, correct and complete in all material respects and accurately reflect all proceedings of the shareholders or members and directors or managers (as applicable) of the Company as are required by Law to be reflected therein and the signatures appearing on all documents contained therein are the true signatures of the Persons purporting to be the same. All actions reflected in such books and records were duly and validly taken in compliance with the Laws of the applicable jurisdiction in effect at the time of the transaction. The equity securities record books of the Company contains complete and accurate records of the ownership and the transfer of the shares of the Company’s equity securities.
4.2    Authorization; Enforceability. The Company has requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each such Ancillary Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company or stockholder votes are necessary to authorize this Agreement or any such Ancillary Agreement or to consummate the Merger or the other transactions contemplated hereby or thereby, other than obtaining the Requisite Stockholder Approval and the filing and recordation of the Certificate of Merger. This Agreement has been, and each of the Ancillary Agreements to which the Company is a party will be, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes, or in the case of each such Ancillary Agreement, will constitute, a valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies.
4.3    Capitalization.
(a)    The entire authorized capital stock of the Company consists of:
(i)    20,800,831 shares of Preferred Stock, of which:
(1)    7,065,620 have been designated as Series C Preferred Stock, 6,076,432 of which are issued and outstanding;
(2)    5,570,295 have been designated as Series B Preferred Stock, all of which are issued and outstanding;
(3)    3,998,249 have been designated as Series A Preferred Stock, 3,968,249 of which are issued and outstanding; and
(4)    4,166,667 have been designated as Series Seed Preferred Stock, all of which are issued and outstanding; and
(ii)    36,000,000 shares of Company Common Stock, of which 8,122,360 shares are issued and outstanding.
All of the issued and outstanding Company Securities have been duly authorized for issuance and are validly issued, fully paid and non‑assessable. Other than the Company Options, Company Warrants and Convertible Note, there are no outstanding or authorized options, securities, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock or other equity interests of the Company or which grant the holder thereof any right to vote on, or veto, any actions by the Company.
(b)    Except as set forth in Schedule 4.3(b), there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or interests with respect to the Company. The Company has reserved an aggregate of 7,527,307 shares of its Company Common Stock for issuance to employees, directors and consultants of the Company pursuant to the Stock Incentive Plan. Of such reserve, there are 1,122,360 shares of Company Common Stock issued or outstanding as a result of exercises Company Options under the Stock Incentive Plan. Under the Stock Incentive Plan, there are 3,139,480 outstanding Company Options and 3,265,467 shares of Company Common Stock available for future grant. All Company Options and shares of Company Common Stock issued upon exercise thereof have been issued and granted in accordance with the terms of the Stock Incentive Plan in compliance with Law and all requirements set forth in applicable Contracts. Schedule 4.3(b) sets forth a correct and complete list as of the date hereof of each outstanding Company Option, Company

Warrant and Convertible Note, the number of shares of Company Common Stock or other equity security of the Company for which each such Company Option, Company Warrant or Convertible Note is exercisable (giving effect to any acceleration thereof as a result of the Merger), and the exercise price payable per share of Company Common Stock or other equity security of the Company of such Company Option, Company Warrant or Convertible Note.
(c)    The Company does not own or control, directly or indirectly, any interest in any other Person. The Company is not a participant in any joint venture, partnership or similar arrangement.
(d)    Except as set forth in Schedule 4.3(d), there are no outstanding contractual obligations of any Company (i) restricting the purchase, sale or transfer of, (ii) affecting the voting rights of, (iii) requiring the sale, issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock (or equivalent equity interests of entities other than corporations) of any Company. The Company has made available to Parent correct and complete copies of each item set forth in Schedule 4.3(d).
4.4    Noncontravention. Assuming that all consents, waivers, approvals, authorizations and permits described in Schedule 4.4 have been obtained and all filings and notifications described in this Section 4.4 have been made, neither the execution, delivery or performance of this Agreement or any Ancillary Agreement to which the Company is a party, nor the consummation of the Merger or the other transactions contemplated hereby or thereby, will (i) violate any Laws and Regulations to which the Company is subject, (ii) assuming the Requisite Stockholder Approval is obtained, violate any provision of the Organizational Documents of the Company, or (iii) conflict with, result in a breach of or any loss of any benefit under, or constitute a change of control or default (or any event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, any agreement, contract, lease, License, note, bond, mortgage, indenture, instrument or other arrangement to which the Company is a party or by which it is bound or to which any of its respective properties or assets are subject (or result in the imposition of any Lien upon any of its assets), except, as to clauses (i) and (iii), where the violation, conflict, breach, default or Lien would not, individually or in the aggregate, reasonably be expected to prevent the Company from performing its obligations under this Agreement or any of the Ancillary Agreements to which it is a party or prevent the consummation of the Merger or the other transactions contemplated hereby or thereby or otherwise materially and adversely affect the operations of the Company after the Closing. Except (i) as set forth in Schedule 4.4 and (ii) for the filing of the Certificate of Merger under the DGCL, neither the execution and delivery of this Agreement or any Ancillary Agreement to which the Company is a party, nor the consummation of the Merger or the other transactions contemplated hereby or thereby, will require any notice to, filing with or authorization, consent, waiver, permit or approval of any Governmental Authority.

4.5    Brokers’ Fees. Except as set forth on Schedule 4.5, none of the Company has, or will have, any Liability to pay any fees or commissions to any broker, finder, valuation firm, investment banker or agent with respect to the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement. The Company has made available to Parent correct and complete copies of each Contract between such brokers, finders, valuation firms, investment bankers or agents, on the one hand, and the Company, on the other hand.
4.6    Financial Statements. Attached hereto as Schedule 4.6(a) are correct and complete copies of the following financial statements (the “Financial Statements”): unaudited consolidated balance sheets and statements of income and cash flows as of and for the twelve (12) month period ended December 31, 2018 and the five (5) month period ended May 31, 2019. The Financial Statements (x) were prepared from the books and records of the Company, which books and records have been maintained in accordance with sound business practices and all applicable Law and reflect all financial transactions of the Company which are required to be reflected in accordance with GAAP, (y) have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods covered thereby and (z) present fairly in all material respects the consolidated financial condition of the Company as of such dates and the consolidated results of operations and cash flows of the Company for such periods in accordance with GAAP; provided, however, that the Financial Statements are subject to normal year‑end adjustments and the lack of footnotes.
4.7    Undisclosed Liabilities. Except as set forth on Schedule 4.7, the Company does not have any Liability, except for (i) Liabilities reflected in the Financial Statements, (ii) Liabilities which have arisen after May 31, 2019 in the Ordinary Course of Business, (iii) obligations to be performed under the Contracts to which one or more of the Company is a party (but not Liabilities that result from, arise out of or are attributable to, any breach of such Contract), and (iv) Liabilities incurred in connection with the negotiation, execution or consummation of the Merger or the other transactions contemplated hereby.
4.8    Absence of Certain Events. Since the date of the Most Recent Financial Statements, the Company has conducted its business in the Ordinary Course of Business and there has not been any event, change, occurrence or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since May 31, 2019, except as set forth on Schedule 4.8, there has not been any:
(a)    incident of damage, destruction or loss of any property or assets owned by the Company or used in the operation of the Business, whether or not covered by insurance, having a replacement cost or fair market value in excess of $50,000;
(b)    voluntary or involuntary acquisition or sale, transfer, license, surrender, abandonment, waiver, release or other disposition of any kind by the Company of any right, power, claim, debt, asset or property (having a replacement cost or fair market value in excess of $50,000 in the aggregate);

(c)    loan or advance by the Company to any Person, other than advances to employees for business expenses to be incurred in the Ordinary Course of Business or sales to customers on credit in the Ordinary Course of Business;
(d)    other than in accordance with its Organizational Documents, declaration, setting aside, or payment of any dividend or other distribution in respect of the Company’ equity interests or any direct or indirect redemption, purchase, or other acquisition of such equity interests, or payment of principal or interest on any note, bond, debt instrument or debt to any Affiliate of the Company;
(e)    issuance, sale or disposition by the Company of any equity securities or securities convertible into or exchangeable for any equity securities;
(f)    cancellation, waiver or release by the Company of any debts, rights or claims, except in the Ordinary Course of Business;
(g)    change in accounting principles, methods or practices (including any change in depreciation or amortization policies or rates) utilized by the Company or change in the reserves of any Company, any Tax election or rescission of any Tax election or change in the method of accounting for Tax purposes;
(h)    capital expenditures or commitments therefor by the Company in excess of $50,000 individually;
(i)    delay or postponement of the accounts payable of any Company past their due date, or acceleration of the accounts receivable of any Company other than in the Ordinary Course of Business;
(j)    except as required by applicable Law, (i) establishment, entrance into, adoption, amendment, or termination of any Employee Benefit Plan, (ii) acceleration, or any action to cause to accelerate, the payment, funding, right to payment or vesting of any compensation or benefits of any current or former employee or independent contractor of the Company, or (iii) hiring or terminating the employment or service of any employee of independent contractor of the Company with an annual base salary that exceeds $140,000;
(k)    agreement, contract, commitment or arrangement that requires any Company to do any of the foregoing; or
(l)    action or event that would have required the consent of Parent under Section 6.1 had such action or event occurred after the date hereof.
4.9    Legal Compliance. Except as set forth on Schedule 4.9, since December 31, 2015, each of the Company has complied in all material respects with all applicable Laws relating to the ownership and operation of the Company and the Business and the ownership, use and operation of their respective properties and assets. Since December 31, 2015, the Company has not received any written notice of or been charged with any material default or violation of, or failure to comply with, any such Law.
4.10    Tax Matters. Except as set forth on Schedule 4.10 (unless further limited in this Section 4.10):
(a)    The Company has timely filed all Income Tax Returns and other material Tax Returns that it was required to file. Taxes due and owing by the Company have been paid on or before the due date for payment thereof, whether or not shown or required to be shown on any Tax Return.
(b)    No Tax Return filed by the Company is currently subject to an audit or other administrative or judicial proceeding and no such audit or other proceeding is, to the Company’s Knowledge, threatened.
(c)    The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business).
(d)    The Company is not a party to any Tax allocation or sharing agreement in respect of the Tax liability of an Affiliated Group of which it is or was a member.
(e)    No written claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
(f)    The Company will not be required to include any item of income in, or exclude any deduction in calculating, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any: (i) change prior to the Closing in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made or pre-paid amount received prior to the Closing; (iv) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law) occurring or in existence prior to the Closing; or (v) election pursuant to Section 108(i) of the Code made effective on or prior to the Closing Date.
(g)    The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)    No closing agreement, Tax ruling or Governmental Authority decision relating to Taxes has been requested or entered into by or with respect to the Company, which agreement, ruling or decision is currently in effect.
(i)    The Company has complied with all applicable laws relating to the withholding of Taxes and has withheld and paid all material amounts of Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party.
(j)    The Company (A) has not been a member of an Affiliated Group filing a combined, consolidated, or unitary Tax Return (other than a group the common parent of which is or was the Company) or (B) does not have any liability for the Taxes of any Person under Treasury Regulation § 1.1502‑6 (or any similar provision of state, local, or foreign law), as successor, by contract or otherwise.
(k)    The Company has not distributed stock of another Person, or has had its stock distributed by another Person, within the past six (6) years in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.
(l)    The Company is in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order entered into between the Company and any Governmental Authority which is currently in force or in effect.
(m)    The Company has no indemnity or gross-up obligation for any Taxes imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local, or foreign Tax Law).
(n)    The Company has not entered into or participated in any “listed transaction” as defined in Treasury Regulation § 1.6011‑4(b).
4.11    Real Property.
(a)    The Company does not own as of the date hereof and has never owned any Real Property.
(b)    Schedule 4.11(b) sets forth the addresses of all Leased Real Property and a true and complete list of all Leases (together with all amendments, modifications and other written agreements with respect thereto) as of the date hereof. The Company has made available to Parent a copy of each such Lease, together will all amendments, modifications and other written agreements with respect thereto. Except as set forth in Schedule 4.11(b), with respect to each Lease:
(i)    the Company has a valid and enforceable leasehold interest, free and clear of all Liens except Permitted Liens;
(ii)    such Lease is the valid and binding obligation of the Company party thereto, enforceable in accordance with its terms subject to bankruptcy,

reorganization, receivership and other similar Laws affecting creditors’ rights generally;
(iii)    as of the date hereof, neither the Company nor, to the Company’s Knowledge, any other party to such Lease is in default under such Lease and no event has occurred which, with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company under any such Lease; at Closing, there shall not exist a default under any such Lease and no event shall have occurred which, with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the applicable Company under any such Lease;
(iv)    the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;
(v)    the Company has not collaterally assigned or granted any other security interest in such Leased Real Property or any portion thereof; and
(vi)    the transactions contemplated by this Agreement do not require the consent of any party to any such Lease and will not terminate or allow any party to terminate any such Lease.
(c)    To the Company’s Knowledge, there is no condemnation, expropriation or other proceeding in eminent domain pending or threatened, affecting the Leased Real Property or any portion thereof or interest therein.
(d)    To the Company’s Knowledge, there are no pending or threatened Liens, special assessments, impositions or increases in assessed valuations to be made against the Leased Real Property.
(e)    All improvements and buildings on the Leased Real Property are in good repair and have been maintained in accordance with prudent industry practice and are sufficient (subject to normal wear and tear) to operate the Business thereon.
(f)    To the Company’s Knowledge, the Leased Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws, and all insurance requirements affecting the Leased Real Property (collectively, the “Real Property Laws”), and the current use or occupancy of the Leased Real Property or operation of the Business thereon does not violate any Real Property Laws, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(g)    This Section 4.11 contains the sole and exclusive representations and warranties of the Company with respect to any Leased Real Property matters, including any arising under any Real Property Laws.

4.12    Personal Property.
(a)    Except as set forth on Schedule 4.12(a), the Company has good and valid title to all assets owned or purported to be owned by it, and a valid and enforceable leasehold interest in all other tangible assets used in the Business, free and clear of all Liens other than Permitted Liens.
(b)    Such owned and leased assets are in good operating condition and repair and suitable for use in the Ordinary Course of Business (ordinary wear and tear excepted), have been maintained in accordance with industry practice and constitute all of the tangible assets necessary to enable the Surviving Corporation to conduct the Business after Closing in substantially the same manner as conducted by the Company prior to the Closing.
4.13    Intellectual Property.
(a)    Schedule 4.13(a) sets forth a true and complete list of each registered (including filings for registration) and material unregistered (i) Mark, (ii) Web Asset; (iii) Patent; and (iv) Copyright, in each case that is included in the Company Owned Intellectual Property (collectively, the “Company Registered IP”). Schedule 4.13(a)(i) includes the following true and complete information for each item of Company Registered IP (to the extent applicable): (A) the jurisdiction in which such item has been issued or registered or, if not issued or registered, in which each such application for issuance or registration of has been filed, (B) the application and registration numbers for each such item, and (C) the dates of application and registration for each such item. Schedule 4.13(a)(ii) identifies, in each instance, each item of Company Licensed IP that is licensed on an exclusive basis to the Company. The Company has taken commercially reasonable steps necessary to protect and maintain their rights in all Company Registered IP, including the payment of applicable maintenance fees and the filing of applicable statements of use. There are no overdue filings or unpaid filing, maintenance or renewal fees with respect to any such Company Registered IP and no filings or fees due to be submitted or paid with respect to any such Company Registered IP within ninety (90) days after the date of this Agreement. To Company’s Knowledge, all of the Company Registered IP that has been issued by the appropriate governing examination body is valid and enforceable.
(b)    Schedule 4.13(b) sets forth a true and complete list, as of the date hereof, of the following (each a “Material IP Contract”): (i) all licenses, sublicenses and other Contracts pursuant to which any Person is (A) authorized to use any Company Owned IP (other than non-exclusive licenses granted by the Company to customers in the ordinary course of business in connection with the provision, licensing or sale of any Company Offering) or (B) granted a covenant not to sue with respect to any Company Owned IP; (ii) all licenses, sublicenses and other Contracts pursuant to which the Company is (A) authorized to use any third party Intellectual Property (other than Commercial Software Licenses) or (B) granted a covenant not to sue with respect to any third party Intellectual Property; (iii) all licenses, sublicenses and other Contracts to which the Company is a party pursuant to which the Company is authorized to use any third party Intellectual Property (other than Commercial Software Licenses) that is incorporated in, or forms a part of, any Company Offering; and (iv) all Contracts which provide for the development by any third party of any Company Owned IP.
(c)    None of the Company Owned IP is subject to any outstanding order, judgment or decree adversely affecting the use thereof by, or rights thereto of, the Company. There is no litigation, opposition, cancellation, proceeding or claim pending against the Company concerning the ownership, validity, enforceability, infringement or use of any Company Intellectual Property. To the Company’s Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation, or other violation, or any written allegation made thereof, of any Company Intellectual Property. The Company has not received any notice within the six (6)-year period prior to the date hereof alleging that any Company Offering or the conduct of the Business infringes, misappropriates, violates or otherwise conflicts with the Intellectual Property of any other Person and, to the Company’s Knowledge, no such allegation has been threatened. To the Knowledge of the Company, the conduct of the Business (including the manufacture, marketing, license, distribution, sale and/or use of any Company Offering) does not infringe, misappropriate, violate or otherwise conflict with the Intellectual Property of any other Person (and has not done so at any time within the six (6)-year period prior to the date hereof or the Closing Date, as applicable).
(d)    The Company owns, is licensed or otherwise possesses valid and enforceable rights to use or exploit all Company Intellectual Property necessary to conduct, or used or held for use in the conduct of, the Business as presently conducted and, with respect to the Company Owned IP, the Company exclusively owns such rights. All such rights of the Company in the Company Intellectual Property are held free and clear of all Liens.
(e)    None of the execution and delivery by the Company of this Agreement, the consummation of the transactions contemplated by this Agreement, or compliance by the Company with any of the provisions of this Agreement will (i) alter, encumber, impair or extinguish the right, title or interest of the Company in the Company Intellectual Property or (ii) result in the release of, or give rise to any right of any third Person to request or receive, any Company Owned Software in source code form. All Company Intellectual Property shall be owned or available for use by the Company immediately after the Closing on terms and conditions substantially the same as those under which the Company owned or used such Company Intellectual Property immediately prior to the Closing.
(f)    The Company has taken commercially reasonable measures to protect the confidentiality of confidential information and any trade secrets used or held for use by the Company, including the source code for any Software used in the Business. All Persons (including current and former employees, contractors, and consultants of the Company) who participated in the creation, invention, modification, improvement or development of any Intellectual Property or Company Offerings for the Company has executed and delivered to the Company a written agreement (i) providing for the non-disclosure by such Person of any confidential information or trade secrets, and (ii) providing for the assignment (by way of a present grant of assignment) by such Person to the Company of any Intellectual Property arising out of such Person’s employment, engagement or contract with the Company, and to the Company’s Knowledge, no Person is in breach of any such agreement.
(g)    The Company has not used Open Source Software in such a way that creates, or purports to create, obligations for the Company with respect to any Company Intellectual Property or grants, or purports to grant, to any third party, any rights or immunities related to any such Company Intellectual Property. Without limiting the foregoing, no Company Owned Software or Company Offering contains, is derived from, is distributed with, or is being or was developed using any Open Source Software in a manner that results in or would reasonably be expected to result in (i) a requirement or condition that such Company Owned Software or Company Offering or any part thereof be (A) disclosed or distributed in source code form, or (B) licensed for the purpose of making modifications or derivative works, or (C) redistributable at no charge, or (ii) any other material limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Owned Software or Company Offering. The Company has complied, in all material respects, with all terms and conditions applicable to any Open Source Software used in any Company Offering. All information, tables, spreadsheets, diagrams, and other materials provided by the Company to Parent prior to the Effective Date regarding Open Source Software included in or with any Company Offerings is true and accurate in all material respects.
4.14    Contracts. Except as listed or described on Schedule 4.14(i), as of the date hereof, the Company is not a party to nor is it or any of its assets bound by any written or verbal leases, agreements, understandings, arrangements, instruments, notes, guarantees, indemnities, deeds, assignments, powers of attorney, purchase orders, work orders, insurance policies, Licenses, commitments, obligations, assurances, undertakings or other contracts (“Contracts”) that are of a type described below (such Contracts that are required to be listed on Schedule 4.14(i), together with Material IP Contracts, are referred to herein as the “Material Contracts”):
(a)    any Contract or series of related Contracts for capital expenditures or the acquisition or construction of fixed assets in excess of $50,000;
(b)    any Contract or series of related Contracts with customers for the purchase, maintenance or acquisition of materials, supplies, merchandise, machinery, equipment, parts or other property, assets or services that generated revenues for the Company in excess of $100,000 during the 12 month period ended on the date of the Most Recent Financial Statements and any Contract or series of related Contracts with suppliers, vendors, manufacturers or similar Persons pursuant to which the Company paid an amount in excess of $100,000 during the 12 month period ended on the date of the Most Recent Financial Statements;

(c)    any broker, distributor, dealer, representative or agency Contract;
(d)    any Contract relating to the borrowing of money, or the guaranty of another Person’s borrowing of money or other obligation, including all notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any lending or borrowing;
(e)    any Contract under which the Company is (i) a lessee or sublessee of any machinery, equipment, vehicle or other tangible personal property or any portion of real property, or (ii) a lessor or sublessor of any tangible personal property or any portion of real property, in each case material to the operation of the Business;
(f)    any joint venture or partnership Contract or similar arrangement;
(g)    any Contract that provides any customer of the Company with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Company, including Contracts containing “most favored nation” provisions;
(h)    any requirements Contract or Contracts obligating the Company or any of its Affiliates (including Parent or any of its Affiliates after the Closing) to any minimum purchase obligation;
(i)    any Contract prohibiting the Company or any of its Affiliates (including Parent or any of its Affiliates after the Closing) from freely engaging in business anywhere in the world or competing with any other Person in any geographic area or for any period of time or that provides for exclusivity provisions restricting the Company or any of its Affiliates (including Parent or any of its Affiliates after the Closing) from doing business with any other Person, including any settlement or co‑existence Contract;
(j)    any Contract granting any rights of first refusal, rights of first negotiation or other similar rights to any Person with respect to the sale of the Company;
(k)    any Contract pursuant to which the Company is required to indemnify any Person outside of the Ordinary Course of Business;
(l)    any Contract relating to the settlement of any Proceeding involving the Company that (A) obligates the Company to pay any amount or perform any obligations after the date hereof or (B) will restrict the operations of the Company after the Closing Date;
(m)    any collective bargaining arrangement with any labor union and any such agreements currently in negotiation or proposed;
(n)    any Contract between the Company, on the one hand, and any equityholder, director, officer, Affiliate, consultant, trustee, beneficiary or family member or any of its respective Affiliates, on the other hand, pursuant to which the Company is obligated to make payments in excess of $100,000 (collectively, the “Affiliate Contracts”);
(o)    any license agreement to which the Company is a party pursuant to which an Company obtains or grants rights to Intellectual Property (other than “off the shelf” software licenses purchased or licensed for less than a total cost of $100,000) or pursuant to which the Company licenses rights to Intellectual Property to any Person (other than non-exclusive licenses granted by the Company to customers in the ordinary course of business in connection with the provision, licensing or sale of any Company Offering);
(p)    any Contract involving the acquisition or divestiture of any business or asset by the Company other than in the Ordinary Course of Business or investments in any Person by the Company or that provides for payment obligations by or to the Company (whether contingent or otherwise) in respect of earn-outs, deferred purchase price arrangements or similar arrangements that have arisen in connection with any such transactions; or
(q)    any Contract not otherwise identified above pursuant to which the Company is obligated to make payments in excess of $100,000 during the current fiscal year, requires performance by any party more than one year from the Closing Date, requires the Company to provide in-kind consideration, or is otherwise material to the Business.
Except as set forth on Schedule 4.14(ii), each Material Contract is valid, binding and in full force and effect and is enforceable against the Company party thereto and, to the Company’s Knowledge, the other parties thereto, subject to bankruptcy, reorganization, receivership and other Laws affecting creditors’ rights generally. The Company has performed all material obligations required to be performed by it to date under the Material Contracts to which it is a party and, except as set forth on Schedule 4.14(ii) as of the date hereof, neither the Company nor, to the Company’s Knowledge, any other party to such Material Contract is in breach or default under such Material Contract, nor has any dispute, claim, default or event occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company under any such Material Contract. The Company has not received any written notice of the intention of any other party to a Material Contract to terminate any Material Contract prior to the expiration of the term (including renewal terms) thereof, or to amend the material terms of any Material Contract. The Company has made available to Parent correct and complete copies of each written (and summaries of each verbal) Material Contract (including all written amendments, modifications and supplements thereto).
4.15    Litigation. Except as set forth on Schedule 4.15, (a) there are no Proceedings pending or, to the Company’s Knowledge, threatened against or involving the Company or any of its officers, directors, managers or employees in their capacity as such or relating to the Business, and (b) none of the Company (nor any of its properties or assets) nor, to the Company’s Knowledge, any of its officers, directors, managers or employees in their capacity as such is subject to any judgment, order, writ, injunction, decree, ruling or award of any Governmental Authority. The Company has complied in all material respects with all judgments, orders, writs, injunctions, decrees, rulings and awards of Governmental Authorities against or involving the Company, its Business or any of its properties or assets.
4.16    Employee Benefits.
(a)    Schedule 4.16(a) lists each Employee Benefit Plan as of the date hereof. The Company has made available to Parent true and complete copies of each Employee Benefit Plan (or, if not written, a written summary of its terms), and all contracts relating thereto, or to the funding thereof, including all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements and recordkeeping agreements, as of the date hereof. A true and correct copy of the most recent annual report, summary plan description and Internal Revenue Service determination, opinion or advisory letter with respect to each Employee Benefit Plan, to the extent applicable, has been supplied to Parent, and there have been no material changes in the financial condition in the respective plans from that stated in the annual reports and actuarial reports supplied.
(i)    Each Employee Benefit Plan complies in form with all requirements of applicable Law and has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan and applicable Laws, including ERISA and the Code, no event has occurred which will or could reasonably be expected to cause any such Employee Benefit Plan to fail to comply with such requirements, and no notice has been issued by any Governmental Authority questioning or challenging such compliance. There have been no actions or omissions by the Company or any of its ERISA Affiliates that have given rise to or may give rise to interest, fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company or any of its ERISA Affiliates may be liable.
(ii)    Each Employee Benefit Plan that is intended to meet the qualification requirements under Section 401(a) of the Code has received a favorable determination, opinion or advisory letter from the Internal Revenue Service to the effect that such Employee Benefit Plan meets the requirements of Section 401(a) of the Code and that any trust which forms a part of such plan meets the requirements under Section 501(a) of the Code, which letter covers all amendments to any such plan for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired, and no events have occurred that would reasonably be expected to materially adversely affect such qualified status.
(iii)    All Employee Benefit Plans that are subject to Section 409A of the Code comply with Section of 409A of the Code in form and have been administered in accordance with their terms and Section 409A of the Code.

(iv)    The Company and its ERISA Affiliates, and each Employee Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Health Plan”) (I) are currently in compliance in all material respects with the Healthcare Reform Laws, and (II) have been in compliance in all material respects with all applicable Healthcare Reform Laws since March 23, 2010. No event has occurred, and no conditions or circumstance exists, that would reasonably be expected to subject the Company, its ERISA Affiliates, or any Health Plan, to penalties, employer shared responsibility payments, or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Healthcare Reform Laws.
(v)    None of the assets of any Employee Benefit Plan are invested in employer securities or employer real property.
(vi)    Neither the Company nor any of its ERISA Affiliates has engaged in, and, to their knowledge, no other Person has engaged in, any non-exempt “prohibited transactions” (as described in ERISA Section 406 or Section 4975 of the Code) with respect to any Employee Benefit Plan.
(b)    Neither the Company nor any of its ERISA Affiliates maintains, sponsors, contributes, or has or has ever had any liability with respect to (i) any Multiemployer Plan, (ii) any plan that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a multiple employer pension plan, or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).
(c)    The Company has no Liability to provide post‑employment welfare benefits other than as required under Section 4980B of the Code or any similar state or local Law.
(d)    There are no pending or threatened claims (other than routine undisputed claims for benefits), suits, actions, disputes, audits or investigations with respect to any Employee Benefit Plan or the assets thereof, and no facts exist which could give rise to any such claims (other than routine undisputed claims for benefits), suits, actions, or disputes.
(e)    Neither the execution and delivery of this Agreement nor the transactions contemplated herein (alone or in combination with any other event) (i) will result in any payment becoming due to any to any current or former director, officer or employee of the Company, (ii) accelerate the time of vesting or payment, or increase the amount of compensation or benefits due to any current or former director, officer or employee of the Company, or under any Employee Benefit Plan, or (iii) give rise to a (or has already resulted in) payment or provision of any other benefit that could not be deductible by reason of Section 280G of the Code or subject to an excise Tax under Section 4999 of the Code (in each case, without regard to subsection (b)(4) thereof and without regard to the provisions of Section 6.7(c)).

(f)    There has been no act or omission that would impair the ability of the Company (or any successor thereto) to unilaterally amend or terminate any Employee Benefit Plan.
(g)    Neither the Company nor any of its ERISA Affiliate is a nonqualified entity within Section 457A of the Code.
(h)    The Company (i) has withheld and reported all amounts required by Law or by contract to be withheld and reported with respect to wages, salaries and other payments to employees and former employees, consultants and independent contractors, (ii) is not liable for any arrearage of wages or any Taxes or any interest, fine or penalty for failure to comply with any of the foregoing and (iii) is not liable for any payment to any trust or other fund governed by or maintained on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees or former employees.
4.17    Environmental Matters. Except as set forth in Schedule 4.17:
(a)    The Company is and, since December 31, 2015, has been in compliance with Environmental Requirements, which compliance includes obtaining, maintaining and complying with all Licenses required under Environmental Requirements to operate the Business as presently conducted by it.
(b)    The Company is not subject to any pending, or to the Company’s Knowledge, threatened complaints, suits, administrative proceedings, judgments, orders or decrees arising under Environmental Requirements.
(c)    The Company has not received notice regarding any Liability or potential Liability arising under Environmental Requirements, including any investigatory, remedial or corrective obligation, which Liability or potential Liability has not been fully and finally resolved.
(d)    No Release of any Hazardous Material has occurred on, into, to or from any Leased Real Property, or formerly leased real property, and no Hazardous Material is known to be present at any Leased Real Property, in each case in violation of any Environmental Requirements or which has given rise to any Liabilities or investigatory, reporting, remedial or corrective obligations pursuant to Environmental Requirements.
(e)    This Section 4.17 contains the sole and exclusive representations and warranties of the Company with respect to any environmental matters, including any arising under any Environmental Requirements.
4.18    Licenses and Permits. The Company holds all material notifications, licenses, permits, franchises, certificates, approvals, exemptions, classifications, clearances, registrations and other similar documents and authorizations (collectively, the “Licenses”) which are required for the Company to own, lease and operate its property and assets or to lawfully operate the

Business as currently conducted by it or as currently proposed to be conducted, all of the Licenses are valid and in full force and effect and the Company is in material compliance with all of the Licenses. The Company has made available to Parent correct and complete copies of the Licenses.
4.19    Employees.
(a)    Except as set forth on Schedule 4.19(a), there is no, and since December 31, 2017, none of the employees of the Company is represented by a labor union or has the Company experienced any material strike, picketing, boycott, work stoppage or other labor dispute, allegation, charge or complaint of unfair labor practice, employment discrimination, wage and hour violation or, to the Company’s Knowledge, union organizational activity; nor, to the Company’s Knowledge, is any such action threatened against the Company.
(b)    To the extent permitted under applicable Law, Schedule 4.19(b) sets forth a true, correct and complete list of each employee of, and independent contractor providing services to, the Company and in the case of each such employee and contractor, the following information, if applicable, as of the date hereof: (i) title or position; (ii) date of hire or commencement of service; (iii) work location; (iv) whether full-time or part-time and whether exempt or non-exempt; (v) whether absent from active employment or service and if so, the date such absence commenced, the reason for such absence and the anticipated date of return to active employment or active service; (vi) annual salary or annual consulting payments, as the case may be, and, if applicable, target bonus and other incentive compensation, such salary and other compensation data to include current information and such information for the prior 12 month period; and (vii) accrued unused vacation, sick days and other paid days off.
(c)    The Company have been and are in material compliance with (i) all applicable Laws with respect to its employment practices, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, harassment, non-discrimination in employment, workers’ compensation, unemployment compensation and the collection and payment of withholding or payroll Taxes and similar Taxes and (ii) all obligations of the Company under any employment agreement, consulting agreement, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or understanding. All independent contractors and consultants providing personal services to the Company have been properly classified as independent contractors for purposes of all Laws, including Laws with respect to employee benefits, and all employees of the Company have been properly classified under the Fair Labor Standards Act and similar state laws. A Form I-9 has been completed and retained with respect to each current employee and, where required by law, former employees.
(d)    The Company has not effectuated, and the Company does not currently plan or contemplate, any plant closings, mass layoffs, reduction in force, or terminations of employees of any Company that triggered/would trigger obligations under the Worker Adjustment and Retraining Notification (WARN) Act. No employee of the Company has experienced an “employment loss,” as defined by the WARN Act or any similar applicable Law, requiring notice to employees in the event of a closing or layoff, within the past 90 days.
(e)    Except as set forth on Schedule 4.19(e): (i) there is not currently pending, and to the Knowledge of the Company, in the last three (3) years, there have not been any allegations of sexual harassment or other sexual misconduct made against any officer or executive of the Company (ii) in the past five (5) years, the Company has not entered into a settlement agreement to resolve any allegations of sexual harassment or other sexual misconduct by any of its officers or executives, and (iii) the Company is not aware of any circumstances or conduct by any officer or executive of the Company that could reasonably be expected to lead to material liability related to allegations of sexual harassment or other sexual misconduct.
4.20    Insurance Policies. Except with respect to benefits provided under insured Employee Benefit Plans, Schedule 4.20 sets forth a correct and complete list of each insurance policy (specifying the insured, the insurer, the amount of coverage, the type of insurance, the policy number, the expiration date, the annual premium, and any pending claims thereunder), including general liability policies, product liability, comprehensive general liability and umbrella insurance policies, maintained by the Company and covering the Company or its businesses, properties, assets or employees (the “Insurance Policies”), together with descriptions of “self‑insurance” programs. Each of the Insurance Policies is in full force and effect, all premiums due and payable thereon have been timely paid in full when due, and the Company has not issued or received notice of cancellation, non-renewal or termination with respect thereto. The Company has made available to Parent correct and complete copies of all Insurance Policies.
4.21    Affiliate Transactions. Except as set forth on Schedule 4.21 or any employment-related agreements, none of the Company Securityholders or any of their respective Affiliates (other than the Company), or any current or former employee, officer, director of the Company or any member or his or her immediate family, (a) is party to any Contract with the Company, (b) has received any loan, advance or investment from the Company that will not be repaid in full prior to the Closing, or (c) has any interest in any property, asset or right, real or personal, tangible or intangible, that is used by the Company.
4.22    Vote Required. The Requisite Stockholder Approval is necessary to approve the Merger and this Agreement in accordance with the DGCL and any other applicable Law and the Company’s Organizational Documents. The Requisite Stockholder Approval is the only vote, approval or other corporate action of the holders of any class or series of capital stock or other equity interests of the Company necessary to approve, authorize and adopt this Agreement, the Merger, the Ancillary Agreements and the other transactions contemplated by hereby and thereby, and to consummate the transactions contemplated hereby and thereby (including the Merger). After receipt of the Requisite Stockholder Approval, the Merger and this Agreement will be duly and validly adopted and approved on behalf of the Company, and no further vote, approval or other action on the part of any holder of Company Securities or other security of the Company will be required to approve or adopt this Agreement, the Merger, the Ancillary

Agreements and the other transactions contemplated hereby and thereby or to consummate the Merger and the other transactions contemplated hereby and thereby.
4.23    Board Approval. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held has (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and the Company Securityholders and declared this Agreement and the Merger to be advisable, (b) approved this Agreement and the Merger, (c) resolved to recommend and has recommended that the holders of Company Common Stock vote to adopt this Agreement and approve the Merger and (d) directed that such matter be submitted for consideration by the holders of Company Common Stock in accordance with Section 6.7(a), and with respect to the matters contained in clauses (a) through (d), no such determination, approval or recommendation or direction of the Company Board has been withdrawn, amended, modified or terminated.
4.24    Customers and Suppliers.
(a)    Schedule 4.24(a) contains a complete and accurate list, by percentage of total revenue of the Company on a consolidated basis for the fiscal years ended on December 31, 2018, 2017 and 2016 of each customer of the Company that generated, represented or was responsible for revenue of the Company in excess of $100,000 during such period; provided, that if such list includes less than ten (10) customers of the Company, then such list shall be expanded to include the ten (10) largest customers of the Company (each a “Major Customer”). Since January 1, 2018, except as set forth in Schedule 4.24(a), there has not been any material adverse change in the business relationship, and there has been no material dispute, between the Company, on the one hand, and any Major Customer, on the other hand, and there are no indications that any Major Customer intends to cease its business relationship with the Company or to reduce its purchases from the Company.
(b)    Schedule 4.24(b) contains a complete and accurate list, by percentage of total expenses or expenditures of the Company on a consolidated basis for the fiscal years ended on December 31, 2018, 2017 and 2016 of each vendor, supplier and manufacturer of the Company to which the Company paid expenses or expenditures in excess of $25,000 during such period; provided, that if such list includes less than ten (10) vendors, suppliers and manufacturers of the Company, then such list shall be expanded to include the ten (10) largest vendors, suppliers and manufacturers of the Company (each a “Major Vendor”). Since January 1, 2018, except as set forth in Schedule 4.24(b), there has not been any material adverse change in the business relationship, and there has been no material dispute, between the Company, on the one hand, and any Major Vendor, on the other hand, and there are no indications that any Major Vendor intends to cease its business relationship with the Company or to reduce its sales to the Company.
4.25    Bank Accounts. Schedule 4.25 sets forth the names and addresses of every bank and other financial institution at which the Company maintain an account (whether checking, savings or otherwise), lock box or safety deposit box used or held for use by the Company, and the account numbers and names of each authorized signatory and the level of each signatory’s authorization.
4.26    Privacy and Data Security; IT Assets.
(a)    Complete and correct copies of the privacy and data security policies of the Company in effect as of or prior to the date hereof have been delivered or made available to Parent. The Company maintains commercially reasonable privacy and data security policies. During the five (5) year period preceding the date hereof, the Company has been and, as of the date hereof, is in compliance in all material respects with such privacy and data security policies as in effect from time to time. Without limiting the generality of the foregoing, the Company is in compliance, in all material respects, with (i) all internal privacy policies and privacy policies contained on any websites maintained by or on behalf of the Company and such policies are accurate, not misleading and consistent with the actual practices of the Company, (ii) all applicable Laws with respect to Personal Data and (iii) its contractual commitments and obligations regarding Personal Data.
(b)    The consummation of the transactions contemplated by this Agreement will not cause the Company to be in violation or breach of any Law, contractual agreement to which the Company is a party, or policy of the Company with respect to Personal Data. Following the Closing Date, the Company will retain all rights and permissions necessary to collect, use, store, maintain, manipulate, sell or share any Personal Information or other data covered by Data Protection Laws held by or on behalf of the Company prior to the Closing Date.
(c)    The Company has taken commercially reasonable steps to prevent the violation by the Company of the rights of any Person with respect to Personal Data, including by (i) implementing and following reasonable security programs and policies containing technical and organizational measures to protect and safeguard Personal Data, including ongoing review and updating of all such plans and policies, (ii) requiring by written contract all Third Party Processors and other third parties who have or have had access to Personal Data of the Company to have in written form, and to implement, similar security programs and policies, and (iii) establishing a third party privacy and security monitoring compliance program to periodically evaluate and access the sufficiency of the security programs and policies of the Third Party Processors.
(d)    Each of IT Assets of the Company and Company Offerings, including any portions of which are provided by Third Party Processors, are adequate and sufficient to protect the privacy and confidentiality of all Personal Data and third party information in compliance with industry best practices and all applicable Data Protection Laws, agreements and duties. To the Knowledge of the Company, there have been no material unauthorized access, intrusions or breaches of the security of (i) any IT Assets operated or controlled by the Company or any Third Party Processor or (ii) any Personal Data under the custody or control of the Company. No Person (including any Governmental Authority) has made any written claim or commenced any Proceeding against the

Company or any Third Party Processor with respect to collection, storage, transfer, loss, damage or unauthorized access, disclosure, use, modification or other misuse of Personal Data, and, to the Company’s Knowledge, there is no reasonable basis for any such claim or Proceeding.
(e)    The Company owns, leases or licenses all IT Assets that are necessary to conduct the Business in all material respects in the manner in which the Company currently conduct the Business. In the two (2) years prior to the date hereof, there has been no failure or other material substandard performance of any of such IT Assets which has caused any material disruption to the Company. The Company has taken commercially reasonable steps to provide for the backup and recovery of data and information of the Company and has commercially reasonable disaster recovery plans, procedures and facilities for the Company and, as applicable, has taken commercially reasonable steps to implement such plans and procedures. The Company has taken commercially reasonable actions to protect the integrity and security of the IT Assets used by the Company and the information and data of the Company stored thereon from unauthorized use, access, or modification by third parties. The IT Assets used in the operation of the Business: (i) operate and perform in all material respects in accordance with their specifications and documentation and as required for the conduct of the Business in the manner in which the Company currently conducts the Business, (ii) are free from material defects, viruses, worms, Trojan horses or similar flaws or harmful programs, (iii) have not been subjected to any material “denial of service” or other such attack, and (iv) have not been the subject of any actual material intrusion or unauthorized access.
(f)    The Company is not obligated, or has not otherwise committed, to provide Software or hardware upgrades to any customer other than in the ordinary course of business. There are no known customer Software or hardware upgrades that are required to be undertaken by the Company within the twelve (12) months following the date hereof for which the customer is not obligated to reimburse the Company. There are no unbudgeted Software or hardware upgrades planned over the twelve (12) months following the date hereof for internal use within the Company.
4.27    No Implied Representations and Warranties. The representations and warranties of the Company contained in this Article IV as qualified by the Schedules (and any updates thereto) constitute the sole and exclusive representations and warranties of the Company to Parent and Merger Sub in connection with the transactions contemplated hereby, and all other representations and warranties of any kind or nature expressed or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, prospects, Business, assets or liabilities of the Company), whether made by the Company, any of its Affiliates or any of its respective managers, partners, officers, directors, employees, advisors, consultants, agents or representatives, are specifically disclaimed by the Company. The Company does make or provide any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Company’s assets or any part thereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub represent and warrant to the Company as follows:
5.1    Organization of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation.
5.2    Ownership of Merger Sub; No Prior Activities. Merger Sub is a wholly‑owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activity other than as contemplated by this Agreement. Except for Liabilities incurred in connection with the transactions contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, any Liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
5.3    Authorization; Enforceability. Each of Parent and Merger Sub has requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each such Ancillary Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent and Merger Sub or stockholder votes are necessary to authorize this Agreement or any such Ancillary Agreement or to consummate the Merger or the other transactions contemplated hereby or thereby, other than the filing and recordation of the Certificate of Merger. This Agreement has been, and each of the Ancillary Agreements to which Parent or Merger Sub is a party will be, duly executed and delivered by Parent and Merger Sub (as applicable) and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes, or in the case of such Ancillary Agreement, will constitute, a valid and legally binding obligation of Parent and Merger Sub, enforceable in accordance with its terms and conditions, subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies.
5.4    Noncontravention. Neither the execution, delivery or performance of this Agreement or any Ancillary Agreement to which Parent or Merger Sub is a party, nor the consummation of the Merger or the other transactions contemplated hereby or thereby, will (i) violate any Laws and Regulations to which either the Parent or Merger Sub is subject, (ii) violate any provision of their respective Organizational Documents, or (iii) conflict with, result in a breach of or any loss of any benefit under, or constitute a change of control or default (or any event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, any agreement, contract, lease, License, note, bond, mortgage, indenture, instrument or other arrangement to which Parent or Merger Sub is a party or by which it is bound or to which any of their respective properties or assets are subject, except as to clauses (i) and (iii), where the violation, conflict, breach or default would not, individually or in the aggregate, reasonably be expected to prevent the Parent or Merger Sub from performing its obligations under this Agreement or any of the Ancillary Agreements to which it is a party or prevent the consummation of the Merger or the other transactions contemplated hereby and thereby. Except for the filing of the Certificate of Merger under the DGCL, neither the execution and delivery of this Agreement or any Ancillary Agreement to which Parent or Merger Sub is a party, nor the consummation or performance of the Merger or the other transactions contemplated hereby or thereby, will require any notice to, filing with or authorization, consent, waiver, permit or approval of any Governmental Authority.
5.5    Brokers’ Fees. Except for amounts owed to Qatalyst Partners, neither Parent nor Merger Sub has any Liability to pay any fees or commissions to any broker, finder, valuation firm, investment banker or agent with respect to the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement.
5.6    Litigation. (a) There are no Proceedings pending or, to the knowledge of Parent, threatened against or involving Parent or Merger Sub or their respective Affiliates and (b) neither Parent nor Merger Sub nor any of their respective Affiliates is subject to any judgment, order, writ, injunction, decree, ruling or award of any Governmental Authority, in each case, that would materially affect Parent’s or Merger Sub’s performance under this Agreement or the Ancillary Agreements to which either is a party or the consummation of the Merger or the other transactions contemplated by this Agreement or the Ancillary Agreements.
5.7    Financial Capacity; No Financing Condition. Parent has available to it funds sufficient to consummate the Merger and the other transactions contemplated by this Agreement. Parent understands that its obligations to effect the transactions contemplated by this Agreement are not subject to the availability to Parent of financing and agrees that obtaining financing is not a condition to Closing under this Agreement.
5.8    Acknowledgements by Parent and Merger Sub. Parent and Merger Sub acknowledge that they have conducted an independent investigation and verification of the financial condition, results of operations, assets, Liabilities, properties and projected operations of the Company, and, in making their determination to proceed with the transactions contemplated by this Agreement, Parent and Merger Sub have relied solely on the results of their own independent investigation and verification and the representations and warranties of the Company expressly and specifically set forth in Article IV as qualified by the Schedules. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company to Parent and Merger Sub in connection with the transactions contemplated hereby, and Parent and Merger Sub understand, acknowledge and agree that all other representations and warranties of any kind or nature expressed or implied, whether made by the Company, any of its Affiliates or any of its respective managers, partners, officers, directors, employees, advisors, consultants, agents or representatives, are specifically disclaimed by the Company.

ARTICLE VI

PRE‑CLOSING COVENANTS OF THE COMPANY
6.1    Conduct of Business. Except as set forth on Schedule 6.1 or as otherwise consented to in writing by Parent (which such consent may not be unreasonably withheld, conditioned or delayed), from the date hereof through the Closing, the Company covenants and agrees that:
(a)    The Company shall conduct the Business according to its Ordinary Course of Business in the same manner as heretofore conducted and preserve the intact their business operations, organization and goodwill.
(b)    The Company shall use commercially reasonable efforts to preserve intact its present business organization, maintain in effect all Licenses, keep available the services of their respective directors, officers and employees and preserve the present relationship with their respective customers, lenders, suppliers, distributors, vendors and others having business relationships with them.
(c)    Except (i) for non-material salary increases consistent with the Ordinary Course of Business for employees of the Company whose annual base salary rate is less than $140,000, or (ii) as required by the express terms of any Employee Benefit Plan or applicable Law, the Company shall not (A) increase in any manner the bonus, incentive, severance, equity, retention or other compensation arrangements of, or enter into any new bonus, incentive, severance, equity, retention or other compensation agreement or arrangement with, any of its employees, managers, directors, officers, employees or contractors, (B) enter into any new employment, severance, consulting, benefit or other compensation agreement with any employee, manager, director, officer, or contractor of the Company, (C) establish, adopt, enter into, amend or terminate any Employee Benefit Plan or collective bargaining agreement, (D) make or agree to make any bonus or profit sharing payments to any senior executives, managers, directors, officers, employees or contractors, (E) terminate the employment of any of its senior executives, or (F) hire, engage or promote any new senior executives, managers, directors, officers, employees or contractors.
(d)    The Company shall not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock of any class or other equity interests of, or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares, equity interests, or convertible securities of the Company, other than the issuance of shares of Company Common Stock pursuant to the exercise of Company Options that are outstanding as of the date hereof and are vested at time of exercise, (ii) the issuance of Company Common Stock upon conversion of Company Preferred Stock outstanding as of the date hereof and (iii) the repurchase of any shares of Company Capital Stock from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service.

(e)    The Company shall not amend its Organizational Documents.
(f)    The Company shall not sell, lease, license, assign, transfer, encumber or otherwise dispose of, abandon or fail to maintain, or agree to sell, lease, license, assign, transfer, encumber or otherwise dispose of, abandon or fail to maintain, any of its assets other than inventory in the Ordinary Course of Business.
(g)    The Company shall not sell, license, assign, transfer or convey any Company Intellectual Property, or cause any Company Intellectual Property to become lapsed, canceled or abandoned, except in connection with the provision of products and services to customers in the Ordinary Course of Business.
(h)    The Company shall not (i) acquire (including by merger, consolidation or acquisition of stock or assets) any equity interest in any Person or make any loans or advances to, or investments in, any Person, (ii) acquire any assets, or (iii) adopt a plan of complete or partial liquidation, consolidation, merger or reorganization or authorize or undertake a dissolution, consolidation, merger, restructuring, recapitalization, reclassification or other reorganization, except as contemplated by this Agreement. .
(i)    The Company shall not incur any indebtedness for borrowed money, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of any Company.
(j)    The Company shall conduct the cash management customs and practices (including the timing of collection of receivables and payment of payables and other current liabilities) and maintain the books and records of the Company in the Ordinary Course of Business.
(k)    The Company shall not make aggregate capital expenditures or commitments in excess of $100,000.
(l)    The Company shall not enter into any Contract containing any provision or covenant limiting in any respect its ability to (i) buy or sell any products or services to or from any other Person, (ii) engage in any line of business or (iii) compete with any Person.
(m)    The Company shall not (i) terminate, cancel, modify or amend or take any actions that would cause termination, cancellation, modification or amendment of any Material Contract, excluding any expiration or non-renewal of any such Contract in accordance with its terms, (ii) enter into any Contract that would be a Material Contract if in effect as of the date hereof, or (iii) waive, release or assign any rights under any Contract.
(n)    The Company shall not fail to maintain adequate insurance consistent with past and commercially reasonable practice.

(o)    The Company shall not declare, set aside, or pay any dividend or other distribution in respect of the Company’ equity interests (other than dividends of cash or cash equivalents) or any direct or indirect redemption, purchase, or other acquisition of such stock.
(p)    The Company shall not enter into or agree to enter into any agreement, contract, commitment or arrangement that requires the Company to do any of the foregoing.
(q)    The Company shall not enter into any waiver, release, assignment, compromise or settlement of pending or threatened Proceeding.
(r)    The Company shall not make or change any Tax election (including any election pertaining to net operating losses), settle or compromise any Tax liability or Tax refund claim, change any material method of accounting or any accounting period, file any amended return, extend any statute of limitations period for the assessment of any Tax or enter into any closing or similar agreements with respect to Taxes.
(s)    The Company shall not make any change in accounting policies or procedures, except as required by GAAP, by applicable Law or by a Governmental Authority.
6.2    Filings; Consents; Etc.. The Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby. In addition, the Company agrees to use commercially reasonable efforts to cooperate with Parent in connection with the foregoing, including using commercially reasonable efforts to (a) oppose, lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, and (b) to cause the conditions set forth in Section 8.1 and Section 8.2 to be satisfied and to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, the Company shall give all notices, make all required filings with or applications to Governmental Authorities or other third parties, and use commercially reasonable efforts to obtain all consents of all third parties, including Governmental Authorities and parties to Contracts to which the Company is bound, necessary for the Parties to consummate the transactions contemplated hereby and to satisfy the conditions to Closing or as otherwise reasonably requested by Parent. The Company shall: (i) promptly notify Parent of any written communication to the Company or its Affiliates from any Governmental Authority and, subject to applicable Law, permit Parent to review in advance any proposed written communication to any of the foregoing (and consider in good faith the views of the other party in connection therewith); (ii) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with Parent in advance and, to the extent permitted by such Governmental Authority, gives Parent the opportunity to attend and participate thereat; and (iii) furnish Parent with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and its respective representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement.
6.3    Schedules.
(a)    Each disclosure schedule delivered pursuant to this Agreement (each a “Schedule”, and collectively, the “Schedules”) shall be in writing and shall qualify this Agreement. The inclusion of an item in a Schedule as an exception to a representation or warranty shall not be deemed an admission by any party, as applicable, that such item represents an exception or material fact, event or circumstance or that such item constitutes a Material Adverse Effect. Nothing in the Schedules is intended to broaden the scope of any representation, warranty or covenant of the Company contained in this Agreement. Any fact or item that is disclosed in any Schedule in a way as to make its relevance or applicability to information called for by any other Schedule reasonably apparent shall be deemed to be disclosed in such other Schedule, notwithstanding the omission of a reference or cross-reference thereto.
(b)    From the date hereof through the Closing, the Company shall give prompt written notice to Parent of (i) the occurrence, or failure to occur, of any event which occurrence or failure would or would be likely to, cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company or the Representative to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the foregoing, no notice under this Section 6.3(b) shall be deemed to have modified any representation or warranty or cured any breach of covenant for purposes of determining the satisfaction of the conditions set forth in Article VIII, a Parent’s right to terminate this Agreement pursuant to Article XII, or Parent’s right to indemnification pursuant to Article XI.
6.4    Publicity. Subject to Section 6.7, neither the Company nor the Representative shall, and the Company and the Representative shall not permit any of their respective representatives to, issue any press release, make any public announcement, make any written customer communication (including any announcement on any website of the Company) or communicate with any Company employee relating to the subject matter of this Agreement without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).
6.5    Access.
(a)    The Company will permit Parent and its representatives (including legal counsel and accountants) to have, upon prior written notice, reasonable access during normal business hours and under reasonable circumstances, and in a manner so as not to interfere with the normal business operations of the Company, to the personnel, premises, management, books, records (including tax records), contracts and documents and financing, operating and other data of or pertaining to the Company, including reasonable access (it being understood, however, that such access does not include log-in access or access that would violate applicable Laws) to, and cooperation from, the Company’s information technology systems and employees to permit Parent to test the information technology systems and to prepare the Company’ information technology systems for integration with those of Parent, and prepare for the implementation of Parent’s own systems.
(b)    The Company will cooperate in good faith with Parent with respect to Parent’s transition planning activities related to the transition of the operation of the Company to Parent, including the following types of transition planning activities: (i) Parent’s preparation activities related to Parent’s (x) integration of the Company into Parent’s systems and internal organization and (y) separation of the Company from Parent’s systems and internal organization at the Closing and (ii) Parent’s preparation activities in connection with the Closing.
6.6    Termination of Agreements. On or prior to the Closing, the (a) Voting Agreement, (b) ROFR Agreement, and (c) Investor’s Rights Agreement shall each have been terminated without any continuing Liabilities of the Company on or after the Closing Date.
6.7    Stockholders’ Approval.
(a)    The Company shall use its reasonable best efforts to obtain, as soon as reasonably practicable after the execution and delivery of this Agreement, the Requisite Stockholder Approval in accordance with applicable Law and the Organizational Documents of the Company. If delivered, the Stockholder Consent shall be irrevocable with respect to all shares of Capital Stock that are owned beneficially or of record by the applicable consenting holders of Capital Stock or as to which they have, directly or indirectly, the right to vote or direct the voting thereof.
(b)    In the event the Requisite Stockholder Approval is obtained pursuant to an action by written consent of the holders of Capital Stock in lieu of action taken at a meeting of the Company’s stockholders, the Company shall deliver to each holder of shares of Capital Stock that did not consent to such action notice of such action as required pursuant to applicable Law.
(c)    If required to avoid the imposition of Taxes under Section 4999 of the Code or the loss of deduction under Section 280G of the Code with respect to any payment or benefit in connection with the transactions contemplated by this Agreement, the Company will (a) no later than ten (10) Business Days prior to the Closing Date, solicit from each “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to the Company who is entitled or may be entitled to receive any payment or benefits that would constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code) a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that all remaining payments and benefits, if any, shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code) and (b) no later than nine (9) Business Days prior to the Closing Date, with respect to each individual who agrees to grant the waiver described in clause (a), submit to a stockholder vote (along with adequate disclosure satisfying the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder) the rights of any such “disqualified individual” to receive the Waived 280G Benefits. No later than five (5) Business Days prior to soliciting waivers from the “disqualified individuals”, the Company shall provide drafts of such waivers and disclosure materials to Parent for its reasonable review and approval (which approval will not be unreasonably withheld, conditioned or delayed). If any of the Waived 280G Benefits fail to be approved by the stockholders as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Effective Time, the Company shall deliver to Parent evidence reasonably acceptable to Parent that a vote of the stockholders of the Company was solicited in accordance with the foregoing provisions of this Section 6.7(c) and that either (a) the requisite number of votes of the stockholders of the Company was obtained with respect to any Waived 280G Benefits (the “Section 280G Approval”) or (b) the Section 280G Approval was not obtained, and, as a consequence, any Waived 280G Benefits shall not be made or provided.
6.8    Payoff Letters. No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent (a) all Debt Payoff Letters and (b) a Company Transaction Expenses Payoff Letter in respect of the full amount of Company Transaction Expenses, in each case in form and substance reasonably satisfactory to Parent.
6.9    Identification and Termination of Non-Continuing Employees. At least one (1) Business Day prior to the Closing Date, the Company shall take all actions that are necessary or desirable to terminate the employment of each employee, if any, identified by Parent as a “Non-Continuing Employee”. No later than ten (10) Business Days prior to the Closing Date, Parent shall deliver to the Company a written list of those individuals who will be Non-Continuing Employees. Non-Continuing Employees who sign a general release of claims and waiver in a form reasonably acceptable to Parent (and covering the Company, the Surviving Corporation and Parent and their respective affiliates) shall be entitled to receive severance payments and benefits in accordance with a policy agreed to by Parent.
ARTICLE VII

COVENANTS OF PARENT
7.1    Filings; Consents; Etc.. Parent shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby. Without limiting the generality of the foregoing, Parent shall give all notices, make all required filings with or applications to Governmental Authorities, and use commercially reasonable efforts to obtain all consents of all third parties, including Governmental Authorities, necessary for the Parties to consummate the transactions contemplated hereby and to satisfy the conditions to Closing. Notwithstanding that Parent shall direct the strategy with regard to obtaining regulatory clearance, Parent shall (i) promptly notify the Company of any written communication to Parent or its Affiliates from any Governmental Authority and, subject to applicable Law, permit the Company to review in advance any proposed written communication to any of the foregoing (and consider in good faith the views of the other party in connection therewith); (ii) not agree to initiate, or to permit its Affiliates to initiate, any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the Company in advance and, to the extent permitted by such Governmental Authority, gives the Company the opportunity to attend and participate thereat; and (iii) furnish the Company with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and its respective representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement.
ARTICLE VIII

CONDITIONS PRECEDENT TO THE CLOSING
8.1    Conditions Precedent to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated hereby and by the Ancillary Agreements will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of the affected Party:
(a)    No Legal Prohibition; No Injunction. No statute, rule, regulation, order, ruling, consent, decree, judgment or injunction of a court or regulatory agency of competent jurisdiction or any other Governmental Authority shall be enacted which prohibits or otherwise makes illegal the consummation of the transactions contemplated hereby or by the Ancillary Agreements by such Party.
(b)    No Proceedings. No Proceeding by or before any arbitrator or Governmental Authority seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby or by the Ancillary Agreements shall be pending or threatened.
8.2    Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub under this Agreement to consummate the transactions contemplated hereby and by the Ancillary Agreements will be subject to the satisfaction, at or prior to the Closing, of the following conditions, which may be waived in writing at the option of Parent:
(a)    Accuracy of Representations and Warranties; Performance of Covenants. The Fundamental Representations of the Company shall have been true and correct as of the date hereof and shall be true and correct at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (b) any other Section of this Agreement shall have been true and correct as of the date hereof and shall be true and correct at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) in all material respects (without giving effect to any limitation as to “material,” “materiality” or “Material Adverse Effect” set forth therein). The Company shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing. Parent shall receive at the Closing a certificate from the Company, dated as of the Closing Date and executed by an authorized executive officer of the Company, certifying its fulfillment of the conditions set forth in this Section 8.2(a) and Section 8.2(c).
(b)    Stockholder Consent. A correct and complete copy, certified by the secretary of the Company, of the executed irrevocable written consent in the form of Exhibit F hereto (the “Stockholder Consent”) constituting the Requisite Stockholder Approval, shall be delivered to Parent no later than 5:00 p.m. Pacific Time on the date hereof (the “Stockholder Consent Deadline”).
(c)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, effect or occurrence which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(d)    Required Consents. Parent shall have received written evidence reasonably satisfactory to it that all consents, waivers, approvals, authorizations, notices, permits and estoppels listed on Exhibit G have been received.
(e)    Employee Agreements. Each of the Employee Agreements shall be in full force and effect and shall not have otherwise been repudiated by the employee counterparties thereto.
8.3    Conditions Precedent to Obligations of the Company. The obligations of the Company under this Agreement to consummate the transactions contemplated hereby and by the Ancillary Agreements will be subject to the satisfaction, at or prior to the Closing, of the following condition, which may be waived in writing at the option of the Company:
(a)    Accuracy of Representations and Warranties; Performance of Covenants. Except as expressly contemplated by this Agreement, the representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) in all material respects (without giving effect to any limitation as to “material” or “materiality” set forth therein). Parent and Merger Sub shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by Parent and Merger Sub on or prior to the Closing. The Company shall receive at the Closing a certificate dated as of the Closing Date and executed by an executive officer of Parent and Merger Sub, certifying their fulfillment of the conditions set forth in this Section 8.3(a).

ARTICLE IX

CLOSING
9.1    Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to Parent:
(a)    Certificate. The certificate required by Section 8.2(a);
(b)    Secretary’s Certificate. A certificate, dated as of the Closing Date, signed by the secretary of the Company (i) certifying that attached thereto are correct and complete copies of the Organizational Documents of each Company (each as amended through the Closing Date) in effect immediately prior to the Effective Time, (ii) attaching recent long-form good standing certificates of each Company, duly certified by the Secretary of State of the State of its incorporation or formation (as applicable) and each State in which it is organized and qualified to do business, (iii) certifying that attached thereto are true and correct copies of the resolutions duly adopted by the Company Board and the Stockholder Consent authorizing and approving the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and (iv) certifying as to the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement, the Ancillary Agreements and all other documents, instruments or agreements related hereto or thereto or to be executed by the Company;
(c)    Payoff Letters. All (i) Debt Payoff Letters, if any, in respect of the full amount to be delivered to the Debt Payoff Recipients, and (ii) Company Transaction Expenses Payoff Letters in respect of the full amount to be delivered to the Person(s) to whom the Company Transaction Expenses are owing, in each case in form and substance reasonably satisfactory to Parent and executed by the applicable Debt Payoff Recipient(s) or the Person(s) to whom such Company Transaction Expenses are owing (as applicable);
(d)    FIRPTA Certificate. A certification, in customary form, from the Company, dated no more than 30 days prior to the Closing Date and signed by a responsible corporate officer of the Company, that the Company Stock is not a U.S. real property interest within the meaning of Section 897 of the Code;
(e)    Resignations and Releases. Resignations and releases of all of the directors and, except as otherwise specified in writing by Parent to the Company prior to the Closing, all of the officers of the Company, in form and substance satisfactory to Parent, each effective as of the Closing;
(f)    Vesting Agreements. Each of the Vesting Agreements, duly executed by each of Avinash Lakshman, Srinivas Lakshman and Suresh Rajagoplan and dated as of the Closing Date;

(g)    Escrow Agreement. The Escrow Agreement, duly executed by the Representative and the Escrow Agent and dated as of the Closing Date;
(h)    Termination of Affiliate Contracts. Evidence of the termination of each Affiliate Contract, in form and substance satisfactory to Parent;
(i)    Termination of the Stock Incentive Plan. Evidence of the termination of the Stock Incentive Plan and any other plan, program, or arrangement (or provision thereof) for the issuance or grant of any interest in respect of shares of Capital Stock, in form and substance satisfactory to Parent;
(j)    Letters of Transmittals, Option Surrender Forms, Warrant Cancellation Agreements and Note Cancellation Agreements. (i) Each Letter of Transmittal that has been executed by a Company Stockholder as of the Closing Date, together with the certificate(s) representing the shares of Company Capital Stock held by such Company Stockholder, (ii) each Option Surrender Form that has been duly executed by a Company Optionholder as of the Closing Date, (iii) each Warrant Cancellation Agreement that has been duly executed by a holder of a Company Warrant as of the Closing Date, and (iv) each Note Cancellation Agreement that has been duly executed by a holder of a Convertible Note as of the Closing Date;
(k)    Joinder and Release Agreements. Joinder and Release Agreements in the form attached hereto as Exhibit H executed by Stockholders holding at least 75% of the outstanding Company Capital Stock immediately prior to the Closing;
(l)    Books and Records. All minute books, stock certificate books, share registers and other similar records of the Company in the Company Securityholders’ possession; and
(m)    Other Deliveries. Other documents, instruments and certificates referred to in this Agreement and the Ancillary Agreements required to be delivered by the Company, the Representative or the Company Securityholders at or prior to the Closing.
9.2    Deliveries by Parent and Merger Sub. Parent will deliver or cause to be delivered to the Representative or a paying agent designated by the Representative, as applicable:
(a)    Closing Date Merger Consideration. Payment of the Closing Date Merger Consideration as provided in Section 3.1;
(b)    Certificate. The certificate required by Section 8.3(a);
(c)    Vesting Agreements. Each of the Vesting Agreements, duly executed by Parent and dated as of the Closing Date;
(d)    Escrow Agreement. The Escrow Agreement, duly executed by Parent and dated as of the Closing Date; and

(e)    Other Deliveries. Other documents, instruments and certificates referred to in this Agreement and the Ancillary Agreements required to be delivered by Parent or the Merger Sub at or prior to the Closing.
ARTICLE X

POST CLOSING COVENANTS
10.1    Intentionally Omitted.
10.2    Further Assurances. At any time or from time to time up to two (2) years after the Closing, each of the Parties shall, at the request of the other Party and at such requesting Party’s expense, execute and deliver or cause to be executed and delivered any further instruments or documents and take or cause to be taken all such further actions as may be necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.
10.3    Director and Officer Liability and Indemnification.
(a)    Until, and for a period of six (6) years after the Closing Date, the Parent shall cause the Surviving Corporation to fulfill and honor the exculpation, indemnification and expense advance and reimbursement provisions contained in the Company’ Organizational Documents and an indemnification agreement with the Company (each, a “D&O Indemnification Agreement”) limiting the personal liability of directors and officers for damages, shall not be amended, repealed or otherwise modified in any manner that would make any of such provisions less favorable to the directors or officers of the Company than pertain to such directors or officers on the date of this Agreement. Without limiting the foregoing, from the Closing Date and for a period of six (6) years after the Closing Date, the Parent shall cause the Surviving Corporation to, (i) indemnify, defend and hold harmless the present and former officers and directors of the Company (collectively, the “D&O Indemnified Parties”), from and against, and pay or reimburse the D&O Indemnified Parties for, all Losses or obligations (whether or not resulting from third-party claims) resulting from or arising out of actions or omissions of such D&O Indemnified Parties occurring on or prior to the Closing Date (including the transactions contemplated by this Agreement); provided, that such indemnification shall be subject to (x) any limitation imposed from time to time under applicable Law or the Company’ Organizational Documents, and (y) such indemnification shall not be available for any costs or expenses (including reasonable attorneys’ fees and expenses) or Losses against the D&O Indemnified Parties arising under Article XI, and (ii) advance to any D&O Indemnified Parties expenses incurred in defending any action or suit with respect to such matters; provided, that such advancements shall (x) be subject to any limitation imposed from time to time under the Company’ Organizational Documents and applicable Law and (y) not be available for any cost or expenses (including reasonable attorneys’ fees and expenses) incurred in the defense of any Proceeding arising under Article XI. Notwithstanding anything herein to the contrary, in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of each such claim shall continue until final disposition of such claim.

(b)    This Section 10.3 is intended for the benefit of, and to grant third party rights to, persons entitled to indemnification under this Section 10.3 and the benefits of the exculpation, indemnification and expense advance and reimbursement provisions contained in the Company’ Organizational Documents, whether or not parties to this Agreement, and each of such persons shall be entitled to enforce the covenants contained herein.
(c)    If following the Closing, Parent or the Surviving Corporation, as the case may be, or any of their respective successors or assigns (i) reorganizes or consolidates with or merges into any other Person and is not the resulting, continuing or surviving corporation or entity of such reorganization, consolidation or merger or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any Person or Persons, then, and in such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation assume all of the obligations of Parent or the Surviving Corporation, as the case may be, as set forth in this Section 10.3.
(d)    Immediately prior to the Closing, Parent shall purchase a single payment, run-off policy of directors’ and officers’ liability insurance covering current and former officers and directors of any Company, the material terms of which, including coverage and amount, are no less favorable in any material respect to the D&O Indemnified Parties than the policy in effect as of the date hereof, such policy to become effective at the Closing and remain in effect for a period of six (6) years after the Closing.
(e)    Parent shall, or shall cause the Company to, pay all expenses, including reasonable attorneys’ fees, which may be incurred by any D&O Indemnified Party in enforcing the indemnity or other obligations in this Section 10.3.
10.4    Employee Matters.
(a)    Immediately following the Effective Time and subject to the terms and conditions of this Section 10.4, Continuing Employees shall remain employed by the Surviving Corporation on substantially the same terms and conditions as applied to them immediately prior to the Closing (other than with respect to grants of equity awards).
(b)    Parent shall, or cause the Surviving Corporation to, cause, any employee benefit policies or plans in which Continuing Employees become eligible to participate after the Closing Date (collectively, the “Post-Closing Plans”) to recognize the service of each Continuing Employee (to the extent such service was recognized by the Company under a corresponding Employee Benefit Plan) for all purposes of vesting, eligibility and benefit entitlement (but excluding benefit accruals), except to the extent such service credit would result in a duplication of benefits for the same period of service.
(c)    Notwithstanding the provisions of Section 10.4(a), the Company shall, with respect to any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (“Company 401(k) Plan”), effective at least one (1) Business Day prior to the Closing Date (but contingent upon the Closing), (i) adopt written resolutions to terminate each such Company 401(k) Plan in compliance with its terms and the requirements of applicable law, (ii) cease contributions to such plan for compensation earned on and after the Closing Date, and (iii) one hundred percent (100%) vest all participants under such plan. Parent shall take all actions necessary and appropriate to allow Continuing Employees who meet the age and service eligibility requirements under the 401(k) plan maintained by Parent (the “Parent 401(k) Plan”) to enroll as soon as reasonably practicable following the Closing Date in the Parent 401(k) Plan and to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) of all account assets and liabilities (excluding any outstanding loans) from the Company 401(k) Plan to the Parent 401(k) Plan. If requested by Parent, the Company shall, with respect to any Employee Benefit Plan that is not intended to be qualified under Section 401(a) of the Code, take such actions (including adopting written resolutions) as are necessary or desirable to terminate any such Employee Benefit Plan as of least one (1) Business Day prior to the Closing Date (but contingent upon the Closing). In each case, the Company shall submit to the Parent written resolutions for review and approval (which approval will not be unreasonably withheld, conditioned or delayed).
(d)    In connection with or shortly following the Closing, Parent shall, or shall cause the Company to, issue to Continuing Employees identified on Schedule 10.4(d) employee retention awards with a value equal in the aggregate to the Retention Amount consistent with the terms set forth on Schedule 10.4(d) (the “Retention Awards”).
(e)    With respect to any welfare benefit plans in which Continuing Employees become eligible to participate after the Closing Date, Parent shall use its reasonable efforts to (y) cause there to be waived any eligibility requirements to the extent satisfied under any comparable plans of the Company immediately prior to the Closing Date; and (z) give effect, in determining any deductible and maximum out of pocket limitations, to amounts paid by such Continuing Employees in the year of the Closing Date with respect to similar plans maintained by the Company. Parent shall, or shall cause the Continuing Corporation or any designated affiliate, to waive any limitations regarding preexisting conditions, and to take reasonable efforts to give full credit for any co-payments made and deductibles fully or partially satisfied prior to the Closing Date with respect to the Employee Benefit Plans or under any welfare or other employee benefit plans maintained by Parent, the Surviving Corporation or Parent’s designated affiliate, or the Company on or after the Closing Date.
(f)    Nothing herein shall be construed to restrict Parent’s (or the Surviving Corporation’s or the employer of record designated by Parent) ability after the Effective Time to terminate, or modify the terms and conditions of, the employment of any employee (including any Continuing Employee), nor to preclude, prohibit or otherwise restrict Parent (or the Surviving Corporation) from merging, modifying, or terminating any Employee Benefit Plan. Notwithstanding any other provision of this Agreement to the contrary, each of Parent, Merger Sub, and the Company hereby acknowledges and agrees that all provisions contained in this Section 10.4 are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, (i)

shall be treated as an amendment or other modification of any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement, (ii) shall limit the right of Parent, Merger Sub, and the Company or their respective Affiliates to amend, terminate or otherwise modify any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall create any third party beneficiary or other right (x) in any other Person, including any current or former director, officer, employee or independent contractor of the Company or any participant in any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof) or (y) to continued employment with Parent, Merger Sub, the Surviving Corporation or the Company or any of their respective Affiliates.
10.5    Non-competition and Non-solicitation. As further consideration in connection with the transactions contemplated by this Agreement, each of the Key Sellers hereby covenants and agrees to the following:
(a)    Competition. Until three (3) years following the Closing, such Key Seller will not enter into Competition with the business of the Company as of the Closing (the “Company Business”). “Competition” shall mean: (i) participating, directly or indirectly, as an individual proprietor, partners, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever, anywhere in the world that the Company does business, in a business in competition with the Company Business; provided, however, that Competition shall not include (A) the mere ownership of not more than one percent (1%) of the total outstanding stock of a publicly held company; or (B) any activity engaged in with the prior written approval of the Board of Directors of Parent.
(b)    Solicitation. For three (3) years following the Closing, such Key Seller will not engage in any activity or activities that constitute a Solicitation. “Solicitation” shall mean: (i) recruiting, soliciting or inducing, or any such attempt, or hiring or assisting another person to recruit, solicit or induce, or any such attempt of any nonclerical employee or employees of the Company Group who were a Continuing Employee as of the Closing, or any person who within six (6) months before had been a nonclerical employee of the Company Group who was a Continuing Employee as of the Closing and was recruited, solicited or induced for such employment or other retention while an employee of the Company Group, to terminate their employment with, or otherwise cease their relationship with, the Company Group, or (ii) recruiting, soliciting or inducing, or any such attempt, any Person who or that is a customer of the Company Group for the purpose of (A) soliciting or selling services in competition with the Company Business, or (B) causing any such customers to decrease or refrain from doing business with or patronizing the Company Group with respect to the Company Business.
(c)    Modifications. If any restriction set forth with regard to Competition or Solicitation is found by any court of competent jurisdiction, or an arbitrator, to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable. If any provision of this Section 10.5 shall be declared to be invalid or unenforceable, in whole or in part, as a result of the foregoing, as a result of public policy or for any other reason, such invalidity shall not affect the remaining provisions of this Section which shall remain in full force and effect.
(d)    Each Key Seller acknowledges that the provisions of this Section 10.5 are reasonable and necessary for the protection of the businesses of the Company Group and that part of the consideration paid to each of them under this Agreement is in consideration for the agreements in this Section 10.5.
(e)    In the event of a breach or potential breach or threatened breach of this Section 10.5, each Key Seller acknowledges that the Company Group will be caused irreparable injury and that money damages may not be an adequate remedy and agree that the Company Group shall be entitled to injunctive relief (in addition to its other remedies at law) to have the provisions of this Section 10.5 enforced without the necessity of proving (i) the inadequacy as a remedy of money damages or (ii) posting a bond or other surety. It is hereby acknowledged that the provisions of this Section 10.5 are for the benefit of the Company Group and each such entity may enforce the provisions of this Section 10.5.
10.6    Allocation of Certain Taxes.
(a)    If the Company is permitted but not required under applicable state, local or foreign income Tax Laws to treat the Closing Date as the last day of a taxable period, then the Parties shall treat that day as the last day of a taxable period.
(b)    In the case of any Straddle Period, Taxes shall be allocated to the portion of the Straddle Period ending on the Closing Date as follows:
(i)    in the case of any Taxes based upon or related to income, profits sales or receipts, or franchise Taxes, in an amount equal to the amount which would be payable if the relevant taxable period ended as of the end of the Closing Date; and
(ii)    in the case of any other Taxes, in an amount equal to the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period.
10.7    Cooperation. The Representative and Parent shall provide to each other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, amended Tax Return or claim for refund, determining liability for Taxes or a right to refund of Taxes, or in conducting any audit or other Proceeding with respect to Taxes of the Company. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Taxing Authorities, and relevant records concerning the ownership and Tax basis of property, which the requested Party may possess.
10.8    Tax Returns. The Company shall prepare and file or shall cause to be prepared and filed all Tax Returns required to be filed by the Company on or before the Closing Date. The Company shall provide a draft of any such Tax Return and related workpapers to Parent for its review and comment at least (15) Business Days prior to the due date of such Tax Return. The Representative shall consider in good faith any changes reasonably requested by Parent with respect to such Tax Returns. Parent shall prepare and file or shall cause to be prepared and filed all Tax Returns required to be filed by the Company after the Closing Date for Pre-Closing Tax Periods and Straddle Periods. Parent shall provide a draft of any such Tax Return and related workpapers to the Representative for its review and comment at least (15) Business Days prior to the respective due date of such Tax Return. Parent shall consider in good faith any changes reasonably requested by the Representative with respect to such Tax Returns. Tax Returns governed by this Section 10.8 shall be prepared in accordance with past practices and customs unless otherwise required by applicable Law.
10.9    Tax Contests. Parent shall notify the Representative in writing upon receipt by Parent, the Company or any of its Subsidiaries of notice in writing of any audit or other administrative proceeding or inquiry or judicial proceeding involving Taxes that could reasonably be expected to give rise to a claim for indemnification under Section 11.2(a) (a “Tax Contest”), provided that the failure of the notified party to give any other party notice as provided herein shall not relieve such other party of its indemnification obligations under Article XI except to the extent that such other party is actually prejudiced thereby. To the extent such Tax Contest could not reasonably be expected to affect any Tax period (or the portion thereof in the case of a Straddle Period) beginning after the Closing Date, the Representative shall have the right to control, conduct and settle any such Tax Contest; provided that the Representative notifies Parent in writing that the Representative will so control and conduct such Tax Contests, and provided, further, that the Representative shall keep Parent reasonably informed of all material developments on a timely basis, shall provide to Parent copies of any written material correspondence received from the Taxing authority related to such Tax Contest, and shall permit Parent to participate in such Tax Contest (to the extent allowed by applicable Law). Parent shall have the right to control and conduct any other Tax Contest (including any Tax Contest with respect to which the Representative does not exercise the Representative’s right to control, conduct and settle), provided that Parent shall keep the Representative reasonably informed of all material developments on a timely basis, shall provide to the Representative copies of any written material correspondence received from the Taxing authority related to such Tax Contest, shall permit the Representative to participate in such Tax Contest (to the extent allowed by applicable Law), and shall not settle any such Tax Contest (if such settlement could reasonably be expected to give rise to a claim for indemnification under Section 11.2(a)) without the consent of the Representative (such consent not to be unreasonably withheld). In the event of any conflict or overlap between the provisions of this Section 10.9 and Section 11.3, the provisions of this Section 10.9 shall control.

ARTICLE XI

INDEMNIFICATION
11.1    Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties contained in or made pursuant to this Agreement, and all claims with respect thereto, shall survive the Closing and shall expire on the Indemnification Escrow Expiration Date, except that the Fundamental Representations shall survive until the sixth anniversary of the Closing Date and the IP Representations shall survive until the third anniversary of the Closing Date. Subject to the limitations set forth in this Article XI, in the event that notice of any claim for indemnification under Section 11.2 has been timely given in accordance with Sections 11.3(a) and 11.3(b), as applicable, prior to the applicable survival period, the representations, warranties, covenants and indemnities that are the subject of such indemnification claim shall survive only with respect to such claim until such time as such claim is finally resolved.
11.2    Indemnification.
(a)    Subject to the limitations set forth in this Article XI, after the Closing Date, the Company Securityholders shall (on a joint and several basis to the extent of the Escrow Amount and on a several and not joint basis and solely in proportion to each such Company Securityholder’s Pro Rata Share of any Losses in excess of the Escrow Amount) indemnify, defend and hold harmless Parent, the Surviving Corporation and their respective Affiliates, and each of their respective officers, directors, employees, agents, representatives, successors and permitted assigns (each, a “Parent Indemnitee” and collectively, the “Parent Indemnitees”) from and against all Losses that such Parent Indemnitee suffers resulting from, relating to or arising from:
(i)    any breach of or any inaccuracy in the representations and warranties of the Company set forth in Article IV on and as of the date hereof or, except to the extent that any such representation or warranty is made as of the date hereof or as of another date earlier than the Closing Date, on and as of the Closing Date;
(ii)    any breach or nonperformance by the Company or the Representative prior to the Closing or the Representative after the Closing of any of their respective covenants or agreements set forth in this Agreement;
(iii)    any remediation steps that Parent must take following its receipt of the results of the Security Audit in order to cause the Surviving Corporation’s IT Security to be adequate for a business of similar size and scope as that of the Company;
(iv)    any Indemnified Taxes;

(v)    any Debt Amount not paid and discharged in full on or prior to the Closing Date or otherwise taken into account in calculating the Adjustment Amount;
(vi)    any Company Transaction Expenses not paid and discharged on or prior to the Closing Date or otherwise taken into account in calculating the Adjustment Amount;
(vii)    any Liabilities under the Affiliate Contracts;
(viii)    any inaccuracy in any information set forth on the Spreadsheet;
(ix)    any payment in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement, and any other Losses paid, incurred, suffered or sustained in respect of any Dissenting Shares, including all attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding in respect of Dissenting Shares;
(x)    any claims by (A) any current or former holder or alleged current or former holder of any equity or ownership interest or equity security of the Company or its predecessors (if any), including any Person to whom the Company promised options or other rights or allegedly promised options or other rights to purchase Capital Stock, relating to or arising out of (1) the Merger, this Agreement or any Ancillary Agreement, or (2) such Person’s status or alleged status as an owner of equity or ownership interests in the Company or its predecessors (if any) at any time at or prior to any Effective Time, whether for breach of fiduciary duty or otherwise, or (B) any Person to the effect that such Person is entitled to any equity or ownership interest or equity security or any payment in connection with the transactions contemplated by this Agreement or any Ancillary Agreement other than as specifically set forth on the Spreadsheet; and
(xi)    the Settlement and License Agreement.
(b)    Subject to the limitations set forth in Article XI, after the Closing Date, Parent shall indemnify, defend and hold harmless the Company Securityholders and the Representative and each of their respective Affiliates, and each of their respective officers, directors, employees, agents, representatives, successors and permitted assigns (each, a “Seller Indemnitee” and collectively, the “Seller Indemnitees”) from and against all Losses that such Seller Indemnitee suffers resulting from, relating to or arising from:
(i)    any breach of or any inaccuracy in (x) the representations and warranties of Parent and Merger Sub set forth in Article IV on and as of the date hereof or, except to the extent that any such representation or warranty is made as of the date hereof or as of another date earlier than the Closing Date, on and as of the Closing Date or (y) any Ancillary Agreement delivered by Parent or Merger Sub; and
(ii)    any breach or nonperformance by Parent or Merger Sub of any of the covenants or agreements of Parent and Merger Sub and the breach or non-performance by the Company of any of the covenants or agreements of the Company to be performed after the Closing Date, in each case as set forth this Agreement or in any Ancillary Agreement.
11.3    Notice of Claims; Third Party Claims.
(a)    Direct Claims.
(i)    Subject to the limitations set forth in Section 11.4, if (x) Parent determines in good faith that any Parent Indemnitee has a bona fide claim for indemnification against the Company Securityholders pursuant to this Article XI, Parent may deliver to the Representative, or (y) if the Representative determines in good faith that any Seller Indemnitee has a bona fide claim for indemnification against Parent pursuant to this Article XI, the Representative may deliver to Parent, in each case, a certificate signed by any officer of Parent, or the Representative, as applicable (any certificate delivered in accordance with the provisions of this Section 11.3(a) a “Claim Certificate”), (i) stating that an Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses, and (ii) specifying in reasonable detail the individual items of such Losses, the date each such item was paid, incurred, suffered or sustained, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related. Parent may update a Claim Certificate from time to time to reflect any new information discovered with respect to the claim set forth in such Claim Certificate.
(ii)    No delay in providing such Claim Certificate prior to, with respect to a Parent Indemnitee, the Indemnification Escrow Expiration Date, shall affect the applicable Parent Indemnitee’s rights hereunder, unless (and then only to the extent that) the Parent Indemnitee is actually prejudiced thereby.
(iii)    If the party that received the Claim Certificate (the “Claim Recipient”) in good faith objects to any claim made in any Claim Certificate, then the Claim Recipient shall deliver a written notice (a “Claim Dispute Notice”) to the party that delivered the Claim Certificate (the “Claimant”) during the thirty (30) day period commencing upon receipt by the Claim Recipient of the Claim Certificate. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made in the Officer’s Claim Certificate. If the Claim Recipient does not deliver a Claim Dispute Notice to the Claimant prior to the expiration of such thirty (30) day period, then each claim for indemnification set forth in such Officer’s Claim Certificate shall be deemed to have been conclusively determined in Claimant’s favor for purposes of this Article XI on the terms set forth in the Claim Certificate.
(iv)    If the Claim Recipient delivers a Claim Dispute Notice, then the Claimant and the Claim Recipient shall attempt in good faith to resolve any such objections raised by the Claim Dispute Notice. If the Claimant and the Claim Recipient agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by the Claimant and the Claim Recipient shall be prepared and signed by both parties.
(v)    If no such resolution can be reached during the forty-five (45) day period following (i) the Claimant’s receipt of a given Claim Dispute Notice or (ii) expiration of the period in which the Claim Recipient may deliver a Claim Dispute Notice, then upon the expiration of such forty-five (45) day period, either the Claimant or the Claim Recipient may bring suit to resolve the objection in accordance with Section 13.8.
(b)    Third Party Claims. The Liabilities of the Indemnifying Party with respect to Losses resulting from the assertion of Liability by any third party, including any Governmental Authority (each, a “Third Party Claim”) shall be subject to the following terms and conditions:
(i)    The Indemnified Parties shall promptly (and in any event within thirty (30) days) give written notice to the Indemnifying Party of any Third Party Claim that might give rise to any Loss by the Indemnified Parties, describing in reasonable detail the facts giving rise to the Third Party Claim and shall include in such notice the amount or the method of computation of the amount of Losses actually incurred or expected to be incurred resulting from, relating to or arising from such claim, and a reference to the provision of this Agreement upon which such claim is based. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including any summons, complaint or other pleading which may have been served, any written demand or any other relevant document or instrument.
(ii)    The Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within thirty (30) days after receiving the notice from the Indemnified Party described in Section 11.3(b)(i), to assume and control the defense of such Third Party Claim, including the employment of counsel reasonably acceptable to the Indemnified Party and the payment of the fees and disbursements of such counsel (provided, that such assumption and control of the defense of such Third Party Claim shall not be deemed to be an acceptance or assumption of the Liability of such Third Party Claim by the Indemnifying Party or an admission that any Losses arising from such claim are indemnifiable Losses for which the Indemnifying Party is liable hereunder). In the event, however, that the Indemnifying Party declines or fails to assume the defense of the Third Party Claim on the terms provided above within such thirty (30) day period, then such Indemnified Party may employ counsel to represent or defend it in any such Third Party Claim. In any Third Party Claim with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not defending such Third Party Claim, will have the right to participate in such matter and to retain its own counsel at such party’s own expense. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to reasonably cooperate with each other with respect to the defense of any such matter.
(iii)    No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed). An Indemnifying Party may not, without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder.
(c)    The failure of an Indemnified Party to deliver any notice of a direct claim or a Third Party Claim in accordance with the limitations set forth in this Section 11.3 shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure.
11.4    Limitations on Indemnification.
(a)    Threshold. Notwithstanding anything to the contrary contained herein, Parent Indemnitees will not be entitled to recover any Losses pursuant to an indemnification claim under Section 11.2(a)(i), unless and until the Parent Indemnitees, as a group, shall have paid, incurred, suffered or sustained at least $500,000 in Losses (the “Deductible”) in the aggregate for all such claims, in which event the Parent Indemnitees is entitled recover all of such Losses, from the first dollar of such Losses.
(b)    Caps; Order of Recovery. Parent Indemnitees will not be entitled to recover, in the aggregate, any amounts in excess of the balance of the Escrow Account in respect of any claims for indemnification asserted under this Article XI, except for (i) any indemnification claims with respect to breaches of or inaccuracies in the Fundamental Representations, indemnification under clauses (iv)-(x) of Section 11.2(a) (collectively, the “Fundamental Claims”), (ii) any breaches of or inaccuracies in the IP Representations (the “IP Claims”) or (iii) fraud by or on behalf of the Company.
(i)    In the case of any indemnification claims for Fundamental Claims, IP Claims or fraud, after the Parent Indemnitees have exhausted the

Indemnification Escrow Amount, which will be the first source of recovery for indemnifiable Losses hereunder, each Company Securityholder shall be liable on a several and not joint basis only up to such Company Securityholder’s Pro Rata Share of any indemnifiable Losses resulting therefrom.
(ii)    Notwithstanding anything to the contrary contained herein, (A) the total liability of a Company Securityholder for Fundamental Claims shall be limited to the aggregate amount of cash actually received by such Company Securityholder pursuant to Sections 3.2 and 3.3, (B) the total liability of a Company Securityholder for IP Claims shall be limited to thirty percent (30%) of the aggregate amount of cash actually received by such Company Securityholder pursuant to Sections 3.2 and 3.3 and (C) in the event of fraud by or on behalf of the Company, (1) the total liability of a Company Securityholder that did not have knowledge of or did not participate in such fraud shall be limited to the aggregate amount of cash actually received by such Company Securityholder pursuant to Sections 3.2 and 3.3 or (2) the total liability of a Company Securityholder that had actual knowledge of or participated in such fraud shall not be subject to any indemnification or other limitations. For clarity, except for claims under Subsection 11.4(b)(ii)(C)(2) above, in no event shall a Company Securityholder have any liability in excess of the aggregate amount of cash actually received by such Company Securityholder pursuant to Sections 3.2 and 3.3.
(iii)    Notwithstanding anything to the contrary contained herein, (A) in the case of any indemnification claims in connection with clause (xi) of Section 11.2(a), the Parent Indemnitees will not be entitled to recover, in the aggregate, any amounts in excess of $1,000,000 and (B) in the case of any indemnification claims in connection with clause (iii) of Section 11.2(a), the Parent Indemnitees will not be entitled to recover, in the aggregate, any amounts in excess of $100,000.
(c)    Other Limitations. Any indemnifiable claim with respect to any breach or nonperformance by any Party of a representation, warranty, covenant or agreement shall be net of (i) any insurance proceeds that may be realized and (ii) amounts recovered from third parties pursuant to indemnification or otherwise.
(d)    Reimbursement. If an Indemnified Party recovers an amount from a third party (including pursuant to an insurance policy) in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by or at the direction of the Indemnifying Party pursuant to this Article XI, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by or at the direction of the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof (net of any costs or expenses expended in obtaining such third party amount), less (ii) the full amount of such Loss.
11.5    Method of Indemnification; Escrow Release.

(a)    Method of Indemnification. Except as set forth in Section 11.4(b), any payment to any Parent Indemnitees in respect of any claim for indemnification properly asserted by any of the Parent Indemnitees under this Article XI shall be paid solely and exclusively from the Escrow Account, and on and after the Indemnification Escrow Expiration Date, the Parent Indemnitees shall have no further rights to make any claim for indemnification under this Article XI other than with respect to Fundamental Claims, the IP Claims and fraud by or on behalf of the Company.
(b)    Escrow Release.
(i)    On the Indemnification Escrow Expiration Date, Parent and the Representative shall jointly instruct the Escrow Agent to, pursuant to the Escrow Agreement, release and deliver the entire remaining balance, if any, of the Escrow Account, less the aggregate amount that in the reasonable judgment of Parent and Representative may be necessary to satisfy any unresolved or unsatisfied claims for indemnifiable Losses specified in any Claim Certificate delivered to the Representative (such amount, the “Pending Claims Amount”), to (i) the Paying Agent for further distribution to the Company Stockholders, holders of Company Warrants and holders of Convertible Notes in accordance with their Pro Rata Share as set forth in the Spreadsheet and (ii) the Surviving Corporation for further distribution to holders of Cashed Out Company Options in accordance with their Pro Rata Share as set forth in the Spreadsheet. From time to time after the release, if any, of funds as contemplated by the immediately preceding sentence, to the extent the funds remaining in the Escrow Account exceed the aggregate Pending Claims Amount (after the settlement or resolution, as applicable, of pending claims from time to time), such excess shall be promptly released and delivered by the Escrow Agent in accordance with the terms of the Escrow Agreement as directed by the Representative.
(ii)    The Representative and Parent shall, if requested by the Escrow Agent, deliver joint written instructions to the Escrow Agent to make any distributions from the Escrow Account expressly provided for herein.
11.6    Treatment of Payments. All payments made pursuant to this Article XI shall be treated as adjustments to the Final Merger Consideration, except as otherwise required by Law or pursuant to the good faith resolution of a Tax contest.
11.7    Remedies Exclusive. Except in the case of (a) fraud or willful misrepresentation by Parent, the Company and the Representative, and (b) the rights and remedies set forth in Section 3.6 and Section 3.7, from and after the Closing Date, the remedies provided for in this Article XI shall be exclusive and shall preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against the Indemnifying Party (or the Escrow Account) for claims based on this Agreement or otherwise, other than for actions for specific performance or other equitable remedies. In furtherance of the foregoing, each party hereby waives any provision of applicable Law to the extent that it would limit or restrict the agreement contained in this Section 11.7, and each of Parent, the Company and the Representative expressly waives for periods following the Closing any and all other rights or causes of action it or its Affiliates may have against the other party or its Affiliates now or in the future under any applicable Law with respect to the subject matter of such indemnification provisions. The Parent Indemnitees may not avoid such limitation on liability by seeking damages for breach of contract, tort or pursuant to any other theory of liability (other than claims or causes of action based on fraud or willful misrepresentation), all of which are hereby waived by Parent, on behalf of itself and the Parent Indemnitees. Notwithstanding anything to the contrary herein, Parent may seek specific performance or sue for damages in connection with a breach of any of the covenants in Section 10.5.
11.8    Materiality. If any representation or warranty contained in this Agreement is qualified or limited based on materiality, including the terms “material,” Material Adverse Effect or any similar qualifier, such qualification and/or limitation shall in all respects be ignored and given no effect for purposes of determining whether any inaccuracy or breach of any representation or warranty has occurred pursuant to this Agreement.
ARTICLE XII

TERMINATION
12.1    Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:
(a)    Parent and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;
(b)    Parent may terminate this Agreement by giving written notice to the Company at any time prior to the Closing in the event the Company or the Representative has breached any representation warranty or covenant contained in this Agreement, Parent has notified the Company of the breach and the breach is incapable of being cured or has continued without cure for a period of ten (10) days after the notice of such breach to the Company, and if not capable of being cured or cured within such period, such breach would result in the failure of any of the conditions set forth in Section 8.1 or 8.2 to be satisfied (unless the failure results primarily from Parent breaching any representation, warranty, or covenant contained in this Agreement);
(c)    The Company may terminate this Agreement by giving written notice to Parent at any time prior to the Closing in the event Parent or Merger Sub has breached any representation warranty or covenant contained in this Agreement, the Company has notified Parent of the breach and the breach is incapable of being cured or has continued without cure for a period of fifteen (15) days after the notice of breach to Parent , and if not capable of being cured or cured within such period, such breach would result in the failure of any of the conditions set forth in Section 8.1 or 8.3 to be satisfied (unless the failure results primarily from the Company or the Representative breaching any representation, warranty, or covenant contained in this Agreement);

(d)    Either the Company or Parent, each in its sole discretion, may terminate this Agreement upon written notice to the other Parties, if the Closing shall not have been consummated on or before November 30, 2019 (the “Outside Date”), unless extended by written agreement of the Company and Parent; provided that this right to terminate this Agreement shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Closing to occur by the Outside Date;
(e)    Either the Company or Parent, each in its sole discretion, may terminate this Agreement upon written notice to the other Parties if the Stockholder Consent shall not have been obtained by the Company and a correct and complete copy thereof, certified by the secretary of the Company, delivered to Parent by the Stockholder Consent Deadline;
(f)    Either the Company or Parent, each in its sole discretion, may terminate this Agreement upon written notice to the other Parties if any permanent order, ruling, consent, decree, judgment or injunction of a Governmental Authority preventing the Closing shall become final and nonappealable; provided that this right to terminate this Agreement shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of the entry of such order, ruling, consent, decree, judgment or injunction or its becoming final and nonappealable; or
(g)    Parent may terminate this Agreement by giving written notice to the Company at any time prior to the Closing in the event that the condition contained in Section 8.2(b) shall not have been satisfied on or before the Stockholder Consent Deadline.
12.2    Effect of Termination. In the event of any termination of this Agreement as provided in Section 12.1, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no Liability on the part of any Party to any other Party, except that (i) the obligations of the Company under Section 6.4, this Section 12.2 and the provisions of Article XIII shall remain in full force and effect and (ii) termination shall not preclude any Party from suing any other Party for any breach of this Agreement prior to the termination of this Agreement. The Confidentiality Agreement shall survive any termination of this Agreement in accordance with its terms and nothing in this Section 12.2 shall be construed to discharge or relieve any party to the Confidentiality Agreement of its obligations thereunder.
ARTICLE XIII

MISCELLANEOUS
13.1    Expenses. Except as otherwise provided in this Agreement, each of Parent, Merger Sub, and the Company will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

13.2    No Third‑Party Beneficiaries. Except as set forth in Sections 10.3, 10.5 and 11.2, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
13.3    Entire Agreement. This Agreement, including the exhibits attached hereto, the Schedules, the Ancillary Agreements and the other documents referred to herein, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
13.4    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Subject to Section 13.14(g), no Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Parent and the Company; provided, however, that Parent and Merger Sub may assign its rights under this Agreement to its financing sources as collateral security in connection with the Financing.
13.5    Rights Cumulative. All rights and remedies of each of the Parties will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable Law.
13.6    Headings. The section headings contained in this Agreement and the Schedules are inserted for convenience only and shall not affect in any way the meaning or interpretation hereof or thereof.
13.7    Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) Business Day after being sent to the recipient by a reputable overnight courier service (charges prepaid), (iii) upon electronic confirmation of receipt after being sent to the recipient by facsimile transmission, by PDF file (portable format file) or electronic mail (provided that if given by electronic mail such notice, request, demand, claim or other communication shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below, provided that notices to the Representative shall be delivered solely by facsimile or email:
(a)    If to Parent or Merger Sub, addressed to it at:
Commvault Systems, Inc.
1 Commvault Way
Tinton Falls, New Jersey 07724
Attention: Warren Mondschein
Email: wmondschein@commvault.com
Telephone: (732) 870-4009

With a copy to:
Mayer Brown LLP
71 S. Wacker Drive,
Chicago, IL 60606
Attention: Andrew Noreuil; Michael Serafini
Email: ANoreuil@mayerbrown.com;
MSerafini@mayerbrown.com
Telephone : (312) 701-8099
(b)    If to the Company, addressed to it at:
Hedvig, Inc.
2350 Mission College Boulevard
Suite 500
Santa Clara, CA 95054
Attention : Avinash Lakshman
Email: avinash@hedvig.io
Telephone : (650) 796-2813

With a copy to:
Pillsbury Winthrop Shaw Pittman, LLC
2550 Hanover Street
Palo Alto, CA 94304
Attention: Stanley F. Pierson
Email Address: spierson@pillsburylaw.com
Telephone: (650)-233-4625

(c)    If to the Representative, addressed to it at:
Fortis Advisors LLC
Notice Department
Email: notices@fortisrep.com
Facsimile: (858) 408-1843

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
13.8    Governing Law; Submission of Jurisdiction; Selection of Forum.
(a)    This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(b)    Each of the Parties (i) irrevocably agrees that all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be exclusively resolved by any federal or state court in the State of Delaware, and (ii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the resolution of any such claims or causes of action by any federal or state court in the State of Delaware.
(c)    EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING WITH RESPECT TO ANY LITIGATION THAT INVOLVES EITHER PARTY’S REPRESENTATIVES.
13.9    Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party against whom the waiver is to be effective, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
13.10    Severability. Any term or provision of this Agreement that is invalid, illegal or unenforceable by any rule of Law or public policy in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other jurisdiction, all of which shall nevertheless remain in full force and effect.
13.11    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the terms or provisions of this Agreement.
13.12    Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
13.13    Specific Performance. The Parties agree that (i) irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms and (ii) money damages would be both incalculable and an insufficient remedy for any such failure to perform or any breach of this Agreement. Accordingly, it is agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court specified in Section 13.8, without proof of actual damages or any requirement to post a bond, this being in addition to any other remedy to which they are entitled at law or in equity. For the avoidance of doubt, in no event shall the exercise of the Company’s or the Parent’s right to seek specific performance pursuant to this Section 13.13 reduce, restrict or otherwise limit the Company’s or Parent’s right to terminate this Agreement pursuant to Section 12.1 and pursue all applicable remedies at Law, including seeking money damages. Each of the parties hereto hereby waives in any action for specific performance the defense that a remedy at law would be adequate.
13.14    Company Securityholder Representative.
(a)    By approval of this Agreement or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger and the Company Securityholders hereby irrevocably appoint the Representative as the representative, exclusive agent, proxy, and attorney-in-fact for all the Company Securityholders for all purposes under this Agreement and the Escrow Agreement including the full power and authority to act in the name, place and stead of each of the Company Securityholders’, including: (i) to consummate the transactions contemplated under this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith, (ii) to negotiate and settle disputes arising under, or relating to, this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including claims pursuant to Article XI), (iii) to receive and disburse to the Company Securityholders any funds received on behalf of the Company Securityholders under this Agreement or otherwise, (iv) to withhold any amounts received on behalf of the Company Securityholders pursuant to this Agreement, including the Representative Holdback Amount, or otherwise to satisfy any and all Liabilities incurred by the Company Securityholders or the Representative in the performance of their duties hereunder, (v) to direct the distribution of funds, designate or engage a paying agent to distribute funds (including, the Closing Date Cash Merger Consideration, the Adjustment Amount payable in accordance with Section 3.6 and funds from the Escrow Account and Representative Holdback Amount), make or direct payments of funds from the Representative Holdback Amount, give receipts for funds, authorize deliveries to Parent or any Parent Indemnitee of cash from the Escrow Account in satisfaction of claims asserted by Parent or any Parent Indemnitee, as applicable, and object to any claims by any Person against the Escrow Account, (vi) to execute and deliver any amendment or waiver to this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (without the prior approval of the Company Securityholders) and (vii) to take or refrain from all other actions, in the sole discretion of the Representative, to be taken by or on behalf of the Company Securityholders in connection with this Agreement, the Escrow Agreement, the Representative Engagement Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith. The Company Securityholders, by approving this Agreement, further agree that such agency, proxy and power of attorney and immunities and rights to indemnification granted to the Representative Group hereunder are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, incompetence, bankruptcy, insolvency, dissolution or liquidation of any Company Securityholder and shall be binding on any successor thereto and shall survive the delivery of an assignment by any Company Securityholder of the whole or any fraction of his, her or its interest in the Escrow Amount. All decisions and actions by the Representative shall constitute a decision and action of the Company Securityholders and shall be binding upon all of the Company Securityholders and their successors as if expressly confirmed and ratified in writing by such Company Securityholder, and no Company Securityholder shall have the right to object, dissent, protest or otherwise contest the same. Parent may conclusively rely, without independent verification or investigation, upon any such decision, action, consent or instruction of the Representative as being the binding decision, action consent or instruction of every Company Securityholder, and Parent shall not be liable to any Company Securityholder or any other Persons for any actions taken or omitted from being taken by them or by Parent in accordance with or reliance upon any such decision, action, consent or instruction of the Representative. The Representative shall have no duties or obligations to the Company Securityholders hereunder, except as expressly set forth in this Agreement, in the Escrow Agreement and in the Representative Engagement Agreement, and purposes of clarity, there are no obligations of the Representative in any ancillary agreement, schedule, exhibit or the Schedules.
(b)    Certain Company Securityholders have entered into an engagement agreement (the “Representative Engagement Agreement”) with the Representative to provide direction to the Representative in connection with its services under this Agreement, the Escrow Agreement and the Representative Engagement Agreement (such Company Securityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). By the approval of this Agreement or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Company Securityholder hereby severally, for itself only and not jointly and up to its Pro Rata Share, agrees to indemnify and hold harmless the Representative Group against all losses, liabilities, damages, claims, expenses (including reasonable attorneys’ fees, costs of other skilled professionals and in connection with seeking recovery from insurers), judgments, fines, amounts paid in settlement and amounts incurred by such Persons in connection with any action, suit or proceeding to which the Representative or such other Person is made a party by reason of the fact that it is or was acting as the Representative pursuant to the terms of this Agreement, the Escrow Agreement or the Representative Engagement Agreement (the “Charges”).
(c)    Neither the Representative nor any of its members, managers, officers, agents or other representatives nor any member of the Advisory Group (collectively, the “Representative Group”) shall incur any Liability to any Company Securityholder by virtue of the failure or refusal of such Persons for any reason to consummate the transactions contemplated hereby or relating to the performance of their duties hereunder, under the Escrow Agreement and under the Representative Engagement Agreement except for actions or omissions constituting intentional and knowing fraud. The Representative Group shall have no Liability in respect of any action, claim or proceeding brought against such Persons by any Company Securityholder, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, if such Persons took or omitted taking any action in good faith.
(d)    The Representative shall have the right, in its sole discretion, to recover from any amounts withheld by the Representative, including the Representative Holdback Amount, its Charges. In the event such amounts are insufficient to satisfy the Charges, then each Company Securityholder will be obligated to pay any remaining unpaid amounts to the Representative on a several, and not joint, basis, up to each such Company Securityholder’s Pro Rata Share. The Company Securityholders acknowledge that the Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement or the transactions contemplated hereby. Furthermore, the Representative shall not be required to take any action unless the Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Representative against the costs, expenses and liabilities which may be incurred by the Representative in performing such actions.
(e)    In furtherance of, and without limiting any rights of the Representative set forth in, Sections 13.14(a)(iv), 13.14(a)(v) and 13.14(d), the Representative shall have the right, and by the approval of this Agreement pursuant to Delaware Law (or otherwise) or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, the Company Securityholders hereby authorize the Representative, to withhold from the Closing Date Merger Consideration the Representative Holdback Amount (in connection with the allocation and distribution of the Closing Date Merger Consideration in accordance with Article III) to satisfy potential future obligations of the Company Securityholders and expenses incurred by the Representative in connection with performing its obligations under this Agreement and the Escrow Agreement. The Representative Holdback Amount

shall be retained by the Representative until such time as the Representative shall determine, and, subject to the terms of this Agreement, the balance of the Representative Holdback Amount, if any, shall be delivered by a paying agent designated by the Representative to the Company Securityholders as if such amounts were being distributed pursuant to Section 3.7(a)(i). The Company Securityholders will not receive any interest or earnings on the Representative Holdback Amount and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings. The Representative will not be liable for any loss of principal of the Representative Holdback Amount other than as a result of its gross negligence or willful misconduct. The Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Holdback Amount and has no tax reporting or income distribution obligations. Subject to Advisory Group approval, the Representative may contribute funds to the Representative Holdback Amount from any consideration otherwise distributable to the Company Securityholders. The Representative Holdback Amount shall be held in an FDIC-insured account or accounts at a nationally recognized financial institution.
(f)    Following the Closing Date, a majority‑in‑interest of the Company Securityholders, by written consent, appoint a new representative as the Representative. Notice together with a copy of the written consent appointing such new representative and bearing the signatures of Company Securityholders of a majority‑in‑interest of those Company Securityholders must be delivered to Parent not less than ten (10) days prior to such appointment. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent.
(g)    Notwithstanding anything in this Agreement to the contrary, in the event that the Representative becomes unable or unwilling to continue in its capacity as Representative, or if the Representative resigns as the Representative, the Representative shall have right to assign is rights and obligations under this Agreement without any further obligation to the assigning party. Notice of such assignment shall be provided to Parent and the Company Securityholders. Such appointment will be effective upon the later of the date indicated in such notice or the date such notice is received by Parent. The immunities and rights to indemnification shall survive the resignation or removal of the Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.
(h)    The Representative shall be entitled to: (i) rely upon the Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Securityholder or other party.
13.15    Waiver of Conflict; Treatment of Company Confidential Information. The parties acknowledge and agree that subsequent to the Closing, the Representative and/or any Stockholder (collectively, the “Former Stockholders” or individually, the “Former Stockholder”) shall have the right to retain Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”) to represent any

Former Stockholder’s interest(s) in any dispute even if such representation relates to or arises out of this Agreement, the Merger, the Ancillary Agreements, any transaction contemplated by this Agreement or any Acquirer (defined below) (collectively, the “Merger Dispute”). The Surviving Corporation, Parent and each of their subsidiaries (collectively, the “Acquirers” or individually, the “Acquirer”) hereby irrevocably waive, consent to and covenant not to assert any objection, based on conflict of interest or otherwise, to any representation of any Former Stockholder by Pillsbury in any Merger Dispute. Each Acquirer further agrees that, as to all pre-Closing attorney-client privileged materials relating to Pillsbury and the Merger Dispute (“Privileged Materials”) are (a) deemed the sole property of the Representative and (b) may only be controlled, reviewed, utilized or otherwise accessed by the Representative and shall not pass to or be claimed by any Acquirer on any ground, including waiver. Except as to Privileged Materials, any other pre-Closing privileged communications maintained by the Company shall be the sole property of the Surviving Corporation. The Parties agree that Privileged Materials do not include materials or other communications that constitute evidence of fraud by any of the Former Stockholders.
13.16    Non-Recourse. This Agreement may be enforced only against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. With respect to each named party to this Agreement, no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor, lender or representative or Affiliate of such named party shall have any liability (whether in contract, tort, equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
13.17    Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic means), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

COMMVAULT SYSTEMS, INC.

By: /s/ Sanjay Mirchandani
Name: Sanjay Mirchandani
Title: Chief Executive Officer

CHENNAI MERGER SUB, INC.

By: /s/ Sanjay Mirchandani
Name: Sanjay Mirchandani
Title: President

HEDVIG, INC.

By: /s/ Avinash Lakshman
Name: Avinash Lakshman
Title: CEO

FORTIS ADVISORS LLC

By: /s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

SOLELY FOR PURPOSES OF SECTION 10.5:

By: /s/ Avinash Lakshman
Name: Avinash Lakshman

By: /s/ Srinivas Lakshman
Name: Srinivas Lakshman

By: /s/ Suresh Rajagopalan
Name: Suresh Rajagopalan

EXHIBIT A
VESTING AGREEMENT
THIS VESTING AGREEMENT (this “Agreement”) is made and entered into as of [DATE], 2019 (the “Effective Date”) by and between Commvault Systems, Inc., a Delaware corporation, with its principal office at 1 Commvault Way, Tinton Falls, NJ, 07724 (“Parent”), and [NAME] residing at STREET, CITY, STATE ZIP (“Recipient”). Certain capitalized terms used in this Agreement, not otherwise defined herein, shall have the meanings set forth in the Merger Agreement (as defined below).
RECITALS:
A.    Parent, Merger Sub, Company and Representative are parties to that certain Agreement and Plan of Merger, dated as of September 3, 2019 (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, Parent has agreed to purchase all of the issued and outstanding Company Securities pursuant to the Merger, as described in the Merger Agreement.
B.    Immediately prior to the Closing, Recipient owns the issued and outstanding Company Securities as set forth in the Spreadsheet (the “Recipient Company Securities”).
C.    Company and Recipient are parties to that certain employment agreement, dated as of September 3, 2019 (the “Employment Agreement”), which shall be effective upon the Closing.
D.    Parent and Recipient have agreed that 40% of the Closing Date Cash Merger Consideration (the “Cash Consideration Holdback”) that would otherwise be payable to Recipient for the Recipient Company Securities under the Merger Agreement at the Closing shall be held back by Parent, and Parent and shall pay to Recipient the Cash Consideration Holdback pursuant to the terms and conditions of this Agreement, including Schedule 1 attached hereto.
NOW, THEREFORE, the parties hereto hereby agree as follows:
1.Cash Consideration Holdback. Subject to the terms and conditions of this Agreement and the Merger Agreement, Parent shall pay to Recipient the Cash Consideration Holdback in immediately available funds in accordance with Paragraph 2 hereof and subject to the terms and conditions of this Agreement. The Cash Consideration Holdback shall become payable based on Recipient’s continued service with Parent and its Affiliates, including the Company (collectively, the “Employer”), as described in Paragraph 2 hereof.
2.    Vesting and Payment Conditions.
(a)    General Vesting and Payment Conditions. The Cash Consideration Holdback shall vest and become payable ratably in ten quarterly substantially equal installments, with the first installment being payable for the three (3) month anniversary of the Effective Date and the last installment ending on the thirty (30)-month anniversary of the Effective Date, which payment installments are set forth in more detail on Schedule 1 attached hereto. The last day of each quarterly (or three (3)-month) period following the Effective Date is a “Vesting Date;” provided that the Cash Consideration Holdback will only vest and become due and payable on a Vesting Date if Recipient’s employment with the Employer has not been terminated as of the applicable Vesting Date. Subject to the terms and conditions of this Agreement, the actual amount of Cash Consideration Holdback that vests and becomes due and payable as of a Vesting Date is referred to as “Vested Cash”. Except as otherwise provided in subparagraph 2(b), if Recipient’s employment with the Employer has terminated for any reason prior to an applicable Vesting Date, then, as of the Termination Date (as defined in the Employment Agreement), all remaining amounts of Cash Consideration Holdback that are not Vested Cash as of the Termination Date shall be forfeited, no such Cash Consideration Holdback shall become Vested Cash and Recipient shall have no rights under or with respect to any amounts of the Cash Consideration Holdback that are not Vested Cash on the Termination Date.
(b)    Termination Without Cause or Good Reason or by Reason of Death or Disability. Notwithstanding the provisions of subparagraph 2(a), if Recipient’s employment with Company terminates prior to a Vesting Date by reason of (i) termination by the Employer without Cause (as defined in the Employment Agreement), (ii) termination by Recipient for Good Reason (as defined in the Employment Agreement), or termination by reason of death or Disability (as defined in the Employment Agreement) then all of the then remaining unpaid amounts of Cash Consideration Holdback shall immediately vest and become due and payable and the Termination Date shall be the “Vesting Date.”
(c)    Restrictive Covenants. The parties hereto acknowledge and agree that the Cash Consideration Holdback pursuant to this Agreement is part of the consideration received by Recipient in connection with the Merger and this Agreement and the Cash Consideration Holdback is subject to Recipient’s acceptance of and agreement to be bound by the restrictive covenants set forth in Section 10.5 of the Merger Agreement. The Cash Consideration Holdback is subject to forfeiture in the event of a breach by Recipient of any of the restrictive covenants set forth in Section 10.5 of the Merger Agreement.
(d)    Payments. Parent or the Paying Agent (as defined in the Merger Agreement) shall pay to Recipient each payment of Vested Cash no later than two weeks following the applicable Vesting Date. Payments of Vested Cash to Recipient shall not be processed through payroll or subject to withholding taxes.
3.    Tax Reporting. The parties agree to treat the Cash Consideration Holdback as consideration for Recipient Company Securities for tax purposes and to report consistently with such treatment.
4.    Transferability. Neither the Recipient’s rights to the Cash Consideration Holdback nor any payments hereunder may be transferred, assigned or pledged (whether by operation of law or otherwise), except as provided by will or the applicable laws of intestacy.
5.    No Employment Rights. Nothing in this Agreement shall be considered to confer on Recipient any right to continue in the employ of the Employer or to limit the right of the Employer to terminate Recipient’s employment.
6.    Miscellaneous
(a)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws. Recipient irrevocably consents to the personal jurisdiction of the state and/or federal courts with jurisdiction to hear claims arising out of Wilmington, Delaware for any and all disputes arising out of or related to this Agreement, and the Parties agree that such courts shall be the exclusive forum for any and all disputes arising out of or related to this Agreement.
(b)    Binding Effect. This Agreement shall be binding on Parent and Recipient and on Recipient’s respective successors and permitted assigns.
(c)    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
(d)    Complete Agreement. This Agreement (together with the exhibits attached hereto), the Merger Agreement, the Employment Agreement and other documents executed in connection with the Merger Agreement embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
(e)    Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or portable document file (.pdf)), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
(f)    Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the parties hereto, provided that a party may provide a waiver solely as to itself.
(g)    Fees and Expenses. The fees and expenses incurred by each party hereto in connection with the authorization, preparation, negotiation, execution and performance of this Agreement will be borne by the party incurring such fees and expenses.
7.    Section 409A. It is the intent of the parties that all payments hereunder comply with the requirements of Section 409A of Internal Revenue Code of 1986, as amended (the “Code”), and applicable guidance issued thereunder (“Section 409A”) and that this Agreement shall be interpreted in accordance with such intent. To the extent applicable, this Agreement shall be amended as the parties deem necessary or appropriate to comply with the requirements of Section 409A in a manner that preserves to the extent possible the intended benefits of this Agreement for the parties. Notwithstanding any other provision of this Agreement to the contrary, if any payment hereunder is subject to Section 409A and if such payment is to be paid on account of Recipient’s separation from service (within the meaning of Section 409A of the Code), if Recipient is a specified employee (within the meaning of Section 409A(a)(2)(B) of the Code), and if any such payment is required to be made prior to the first day of the seventh month following Recipient’s separation from service, such payment shall be delayed until the first day of the seventh month following Recipient’s separation from service. To the extent that any payments or benefits under this Agreement are subject to Section 409A and are paid or provided on account of Recipient’s separation from service (or termination of employment), the determination as to whether Recipient has had a or separation from service (or termination of employment) shall be made in accordance with Section 409A without application of any alternative levels of reductions of bona fide services permitted thereunder. Any delayed payment shall be made without liability for interest or other loss of investment opportunity. Any installment payments hereunder that are subject to Section 409A shall be treated as separate payments for purposes of Section 409A. While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A, in no event shall the Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on Recipient as a result of Section 409A.
8.    Termination of Agreement. In the event the Merger Agreement is terminated prior to the Closing Date, this Agreement shall terminate automatically and be of no further force and effect.
SIGNATURE PAGES FOLLOW

IN WITNESS WHEREOF, the parties have executed this Vesting Agreement as of the date first written above.
PARENT:
COMMVAULT SYSTEMS, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have executed this Vesting Agreement as of the date first written above.
RECIPIENT:

By:
Name:
Title:

Schedule 1
Post-Closing Payments of the Cash Consideration Holdback – Subject to Vesting

Payor	Payee	Vesting Date	Vested Cash Amount
Three month anniversary of Closing Date
Six month anniversary of Closing Date
Nine month anniversary of Closing Date
Twelve month anniversary of Closing Date
Fifteen month anniversary of Closing Date
Eighteen month anniversary of Closing Date
Twenty-one month anniversary of Closing Date
Twenty-four month anniversary of Closing Date
Twenty-seven month anniversary of Closing Date
Thirty month anniversary of Closing Date

EXHIBIT B
Sample Closing Working Capital calculation

EXHIBIT C

WARRANT CANCELLATION AGREEMENT

This WARRANT CANCELLATION AGREEMENT (this “Agreement”), dated as of _____, 2019, is by and between Hedvig, Inc., a Delaware corporation (the “Company”) and [___] (“Holder”).

WITNESSETH

WHEREAS, reference is hereby made to that certain Warrant (the “Warrant”) issued by the Company to Holder;

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated September 3, 2019, by and among Commvault Systems, Inc., a Delaware corporation (“Parent”), Chennai Merger Sub, Inc., a Delaware corporation and wholly‑owned subsidiary of Parent (“Merger Sub”), the Company, Fortis Advisors LLC, a Delaware limited liability company (the “Representative”) and the other parties thereto for the purposes set forth therein, pursuant to which the Merger Sub shall merge with and into the Company (the “Merger”) and the Company shall continue as the surviving corporation and as a wholly‑owned subsidiary of Parent;

WHEREAS, in connection with the consummation of the Merger, the Warrant shall be cancelled in exchange for payment to Holder of the Warrant Consideration (hereinafter defined); and

WHEREAS, as a condition to the closing of the Merger and the payment of the Warrant Consideration to Holder, the Company and Holder desire to terminate the Warrant on the terms and conditions set forth in this Agreement and in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Agreement, it is hereby agreed as follows:

1.	Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

2.
Consideration. At the Effective Time, the Warrant is hereby cancelled in exchange for the right to receive an amount in cash equal to the sum of (A) the product of (x) the amount by which the Closing Date Per Share Merger Consideration exceeds the Warrant Exercise Price and (y) the number of shares of Company Capital Stock subject to such Company Warrant as of immediately prior to the Effective Time and (B) the Pro Rata Share of any portion of the Escrow Amount and the Representative Holdback Amount released to the Company Securityholders (the “Warrant Consideration”). Holder acknowledges that the Warrant Consideration constitutes full and fair consideration for the termination of the Warrant and Holder’s other agreements set forth herein and agrees to execute and deliver pursuant to the Company’s instructions the Joinder substantially in the form attached hereto as Exhibit A.

3.	Acknowledgements.

(a)
Holder hereby acknowledges that it is a Company Securityholder under the Merger Agreement and as such, agrees to be bound by, solely in its capacity as a Company Securityholder as fully as though Holder were a signatory thereto, to all of the terms and provisions of the Merger Agreement that expressly apply to Company Securityholders, including but not limited Article XI of the Merger Agreement and the indemnification obligations of a Company Securityholder as set forth in the Merger Agreement Holder (subject to the limitations set forth therein).

(b)
Subject to the terms of the Merger Agreement, Holder hereby nominates, constitutes and appoints the Representative as its attorney-in-fact and agent for purposes of taking any actions and making any decisions required or permitted to be taken by the Representative in connection with the Merger Agreement, including in connection with any claim for indemnification under Article XI of the Merger Agreement or any of the transactions contemplated thereby.

4.
Termination of Warrant. It is hereby agreed and acknowledged that as of the Effective Time, the Warrant shall be terminated in full and rendered null and void, and all past, current, or future obligations of the parties under the Warrant shall be extinguished, except as otherwise expressly set forth in this Agreement. Holder acknowledges and agrees that as of the Effective Time, it shall have no surviving right, title or interest in or to the Warrant, any shares purchasable thereunder or any other option, warrant, right or interest to acquire any equity of the Company.

5.	Waiver of Notice. Holder hereby waives any notice of the transactions related to the Merger required by any of the terms or provisions of the Warrant.

6.	Representations and Warranties. Holder represents and warrants that:

(a)    it has not exercised or purported to exercise the Warrant in whole or in part to purchase any shares of the Company’s capital stock;

(b)    it is the sole, legal owner and holder (both of record and beneficially) of the Warrant, and has not assigned, transferred, sold, pledged, conveyed or otherwise disposed of (or attempted any of the foregoing with respect to) the Warrant or any shares purchasable thereunder or any interest therein;

(c)    the Warrant is free and clear of all Liens;

(d)    it has full power and authority to execute and deliver this Agreement. None of the execution, delivery and performance by the Holder of the terms of this Agreement nor the consummation of the transactions contemplated under the Merger Agreement will violate any Law applicable to the Holder or result in the creation or imposition of a Lien upon or forfeiture of any of the Warrants;

(e)    the Holder hereby waives any appraisal rights or dissenter’s rights which the Holder might otherwise have in connection with the exercise of the Holder’s Warrants and ownership in any Company Capital Stock under applicable law in connection with the transactions contemplated by the Merger Agreement;

(f)    The Holder understands that (i) unless and until the Holder submits an executed copy of this Agreement according to the terms herein, no cash payments of Warrant Consideration pursuant to the Merger Agreement shall be made to the Holder or its designee, (ii) payment is conditioned on the closing of the Merger, and (iii) no interest will accrue on any cash payment due;

(g)    The Holder understand and agrees that (i) a portion of the consideration to which it may be entitled under the Merger Agreement will be withheld pursuant to the terms of the Merger Agreement as partial security for the indemnification obligations set forth in Article IX of the Merger Agreement and the obligations and conditions set forth in Section 3.6 and 3.8 of the Merger Agreement and (ii) the Holder shall only be entitled to such withheld amount (if any) as and when such amount is payable in accordance with the provisions of the Merger Agreement, as applicable.

7.
Third Party Beneficiaries. The Company, the Merger Sub, the Surviving Corporation, and the Representative are intended third party beneficiaries of this Agreement and shall be entitled to enforce this Agreement against the undersigned in accordance with its terms.

8.
Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto (i) irrevocably agrees that all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be exclusively resolved by any federal or state court in the State of Delaware, and (ii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the resolution of any such claims or causes of action by any federal or state court in the State of Delaware.

9.
Automatic Termination of Agreement. In the event of any termination of the Merger Agreement pursuant to the terms thereof without the Merger being effective, this Agreement shall automatically become null and void and of no further force or effect.

Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HOLDER

By:     _______________________________

Name: _______________________________

Title: _______________________________

HEDVIG, INC.

By:     _______________________________

Name: _______________________________

Title: _______________________________

Acknowledged and agreed:

COMMVAULT SYSTEMS, INC.

By: _______________________________

Name: _______________________________
Title: ______________________________

EXHIBIT D
NOTE CANCELLATION AGREEMENT

This NOTE CANCELLATION AGREEMENT (this “Agreement”), dated as of [__], 2019, is by and between Hedvig, Inc., a Delaware corporation (the “Company”) and [___] (“Holder”).

WITNESSETH

WHEREAS, the Company and Holder are parties to that certain Note Purchase Agreement, dated March 8, 2019, by and between the Company and the investors listed on Schedule A thereto, as amended on June 24, 2019 and July 29, 2019 (the “Purchase Agreement”), by and between the Company and Holder, pursuant to which Holder has purchased unsecured convertible promissory notes from the Company in the aggregate principal amount of $[___] (individually a “Note” and collectively the “Notes”);

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated September 3, 2019, by and among Commvault Systems, Inc., a Delaware corporation (“Parent”), Chennai Merger Sub, Inc., a Delaware corporation and wholly‑owned subsidiary of Parent (“Merger Sub”), the Company, Fortis Advisors LLC, a Delaware limited liability company (the “Representative”), and the other parties thereto for the purposes set forth therein, pursuant to which the Merger Sub shall merge with and into the Company (the “Merger”) and the Company shall continue as the surviving corporation and as a wholly‑owned subsidiary of Parent;

WHEREAS, in connection with the consummation of the Merger, the Notes shall be cancelled in exchange for payment to Holder of the Note Consideration (hereinafter defined); and

WHEREAS, as a condition to the closing of the Merger and the payment of the Note Consideration to Holder, the Company and Holder desire to terminate the Notes on the terms and conditions set forth in this Agreement and in the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Agreement, it is hereby agreed as follows:

10.	Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

11.
Consideration. Immediately prior to the Closing, each of the Notes is hereby cancelled in exchange for the right to receive an amount equal to (i) in the case of Notes dated prior to July 29, 2019, 200% of the total of the outstanding principal amount of the Note plus all accrued but unpaid interest thereon through the date of the Closing and (ii) in the case of Notes dated on or after July 29, 2019, 125% of the total of the outstanding principal amount of the Note plus all accrued but unpaid interest thereon through the date of the Closing (the “Note Consideration”). Holder acknowledges (i) that the Note Consideration constitutes full payment and consideration due under and for the termination of the Notes and Holder’s other agreements set forth herein (ii) a portion of the Note Consideration shall be paid into the Escrow Account and the Representative Holdback Fund in accordance with the Merger Agreement.

12.	Acknowledgment.

(a)
Holder hereby acknowledges that it is a Company Securityholder under the Merger Agreement and as such, agrees to be bound by, solely in its capacity as a Company Securityholder as fully as though Holder were a signatory thereto, to all of the terms and provisions of the Merger Agreement that expressly apply to Company Securityholders, including but not limited Article XI of the Merger Agreement and the indemnification obligations of a Company Securityholder as set forth in the Merger Agreement Holder (subject to the limitations set forth therein).

(b)
Subject to the terms of the Merger Agreement, Holder hereby nominates, constitutes and appoints the Representative as its attorney-in-fact and agent for purposes of taking any actions and making any decisions required or permitted to be taken by the Representative in connection with the Merger Agreement, including in connection with any claim for indemnification under Article XI of the Merger Agreement or any of the transactions contemplated thereby.

13.
Termination of Notes. It is hereby agreed and acknowledged that as of the Effective Time and subject to the receipt of the Note Consideration by Holder, each of the Notes shall be terminated in full and rendered null and void, and all past, current, or future obligations of the parties under each Note shall be extinguished, except as otherwise expressly set forth in this Agreement. Holder acknowledges and agrees that as of the Effective Time and subject to the receipt of the Note Consideration by Holder, it shall have no surviving right, title or interest in or to the Notes, any shares purchasable thereunder or any other option, warrant, right or interest to acquire any equity of the Company on conversion of the Notes.

14.	Waiver of Notice. Holder hereby waives any notice of the transactions related to the Merger required by any of the terms or provisions of the Notes.

15.	Representations and Warranties. Holder represents and warrants that:

(a)    it is the sole, legal owner and holder (both of record and beneficially) of the Notes, and has not assigned, transferred, sold, pledged, conveyed or otherwise disposed of (or attempted any of the foregoing with respect to) the Notes or any shares purchasable thereunder or any interest therein;

(b)    it has full power and authority to execute and deliver this Agreement. None of the execution, delivery and performance by the Holder of the terms of this Agreement nor the consummation of the transactions contemplated under the Merger Agreement will violate any Law applicable to the Holder;

(c)    all authority conferred or agreed to be conferred in this Agreement shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the Holder and shall not be affected by, and shall survive, the death or incapacity of the Holder;

(d)    the Holder understands that (i) unless and until the Holder submits an executed copy of this Agreement according to the terms herein, no cash payments of Note Consideration pursuant to the Merger Agreement shall be made to the Holder or its designee and (ii) payment of the Note Consideration is conditioned on the closing of the Merger; and

(e)    The Holder understands and agrees that (i) a portion of the consideration to which it may be entitled under the Merger Agreement will be withheld pursuant to the terms of the Merger Agreement as partial security for the indemnification obligations set forth in Article IX of the Merger Agreement and the obligations set forth in Section 3.6 of the Merger Agreement and (ii) the Holder shall only be entitled to such withheld amount (if any) as and when such amount is payable in accordance with the provisions of the Merger Agreement, as applicable.

16.
Third Party Beneficiaries. The Company, the Merger Sub, the Surviving Corporation and the Representative are intended third party beneficiaries of this Agreement and shall be entitled to enforce this Agreement against the undersigned in accordance with its terms.

17.
Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto (i) irrevocably agrees that all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be exclusively resolved by any federal or state court in the State of Delaware, and (ii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the resolution of any such claims or causes of action by any federal or state court in the State of Delaware.

18.
Automatic Termination of Agreement. In the event of any termination of the Merger Agreement pursuant to the terms thereof without the Merger being effective, this Agreement shall automatically become null and void and of no further force or effect.

Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HOLDER:

[______]

By:

COMPANY:

HEDVIG, INC.

By
Name :

Acknowledged and agreed:

COMMVAULT SYSTEMS, INC.

By: _______________________________

Name: _______________________________
Title: ______________________________

EXHIBIT E
ESCROW AGREEMENT
THIS ESCROW AGREEMENT (this “Agreement”) is entered into as of [●], 2019, by and among Commvault Systems, Inc., a Delaware corporation (“Parent”), Fortis Advisors LLC, a Delaware limited liability company, on behalf of the Company Securityholders (the “Representative”), and together with Parent, sometimes referred to individually as “Party” and collectively as the “Parties”), and JPMorgan Chase Bank, N.A. (“Escrow Agent”). Capitalized terms used but not otherwise defined in this Agreement have the meanings given to them in the Merger Agreement (as defined below) it being understood that Escrow Agent shall not be deemed to have any knowledge of or duty to ascertain the meaning of any capitalized term not otherwise defined in this Agreement.
WHEREAS, the Parties have agreed to deposit in escrow certain funds, and wish such deposit to be subject to the terms and conditions set forth herein, in connection with their entry into that certain Agreement and Plan of Merger, dated September 3, 2019 (as such agreement may be amended from time to time, the “Merger Agreement”), by and among (i) Parent, (ii) Chennai Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), (iii) Hedvig, Inc., a Delaware corporation (the “Company”), (iv) the Representative, and (v) solely for purposes of Section 10.5 of the Merger Agreement, Avinash Lakshman, Srinivas Lakshman, Suresh Rajagopalan, Abhijith Shenoy and Bharat Naik, pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent;
WHEREAS, pursuant to Section 3.5(h) of the Merger Agreement, Parent shall deliver, or cause to be delivered, to Escrow Agent, by wire transfer of immediately available funds, an aggregate amount equal to (i) $27,450,000 (the “Indemnification Escrow Amount”), plus (ii) $8,000,000 (the “Customer Escrow Amount”), plus (iii) $200,000 (the “Working Capital Escrow Amount”, and aggregated together with the Indemnification Escrow Amount and the Customer Escrow Amount, the “Escrow Amount”) for Escrow Agent to hold in an account (the “Escrow Account”);
WHEREAS, pursuant to Section 13.14(a) of the Merger Agreement, the Company Securityholders agreed to irrevocably appoint the Representative as the representative, exclusive agent, proxy, and attorney-in-fact for all the Company Securityholders for all purposes under the Merger Agreement and this Agreement; and
WHEREAS, Parent, Representative and Escrow Agent (in such capacity, the “Paying Agent”) have also simultaneously entered into a Paying Agent Agreement.
NOW THEREFORE, in consideration of the promises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.Appointment. The Parties hereby appoint Escrow Agent as their escrow agent for the purposes set forth herein, and Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.
2.    Fund; Investment.
(a)    Parent agrees to deposit with Escrow Agent the sum of $35,650,000 (the “Escrow Deposit”). Escrow Agent shall hold the Escrow Deposit in one or more demand deposit accounts and shall invest and reinvest the Escrow Deposit and the proceeds thereof (the “Fund”) in an interest bearing demand deposit account at JPMorgan Chase Bank, N.A., or a successor investment offered by Escrow Agent. Interest bearing demand deposit accounts have rates of compensation that may vary from time to time as determined by Escrow Agent. No other investment of the Escrow Deposit will be permitted during the term of this Agreement.
(b)    Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Fund or the purchase, sale, retention or other disposition of any investment described herein, and each Party acknowledges that it was not offered any investment, tax or accounting advice or recommendation by Escrow Agent with regard to any investment and has made an independent assessment of the suitability and appropriateness of any investment selected hereunder for purposes of this Agreement. Escrow Agent shall not have any liability for any loss sustained as a result of any investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of an Authorized Representative of Parent or the Representative to give Escrow Agent instructions to invest or reinvest the Fund. Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement.
(c)    All interest or other income earned under this Agreement shall be added to and be part of the Fund for all purposes hereunder. The Parties acknowledge and agree that, for tax reporting purposes, all interest and income earned under this Agreement shall be reported, by Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Deposit by Parent whether or not said income has been distributed during such year. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. The Parties hereby represent to Escrow Agent that no other tax withholding or information reporting of any kind is required by Escrow Agent.
3.    Disposition and Termination. Escrow Agent shall release the Fund in accordance with written instructions from the relevant Party or Parties in the form of Exhibit A annexed hereto.
(a)    Disbursement of Working Capital Escrow Amount. Pursuant to Section 3.7 of the Merger Agreement, no later than the second (2nd) Business Day following the Final Determination Date:
(i)    if the Adjustment Amount is positive, then Parent shall upon written notice to the Escrow Agent deposit the amount of the Adjustment Amount with, and the Parties shall issue joint written instructions executed by an authorized representative of

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each of the Parties in the form of Exhibit A attached hereto (a “Joint Written Instruction”) to, Escrow Agent instructing Escrow Agent to release the Working Capital Escrow Amount (and the Adjustment Amount) to, (y) the Paying Agent for further distribution to the Company Stockholders, holders of Company Warrants and holders of Convertible Notes in accordance with their Pro Rata Share as set forth in the Spreadsheet and (z) the Surviving Corporation for further distribution to holders of Cashed Out Company Options in accordance with their Pro Rata Share as set forth in the Spreadsheet; and
(ii)    if the Adjustment Amount is negative, then the Parties shall provide a Joint Written Instruction to Escrow Agent instructing Escrow Agent to release (y) the Adjustment Amount to Parent and (z) the remaining balance of the Working Capital Escrow Amount (if any) to (1) the Paying Agent for further distribution to the Company Stockholders, holders of Company Warrants and holders of Convertible Notes in accordance with their Pro Rata Share as set forth in the Spreadsheet and (2) the Surviving Corporation for further distribution to holders of Cashed Out Company Option in accordance with their Pro Rata Share as set forth in the an updated Holders List as indicated in the Paying Agent Agreement ; provided, that in no event shall the amount payable in respect of the amount by which the Estimated Working Capital exceeds the Closing Working Capital (if any) exceed the Working Capital Escrow Amount.
(b)    Disbursement of Indemnification Escrow Amount. Subject to the applicable terms and provisions of Article XI and Sections 3.9 and 3.10 of the Merger Agreement:
(i)     Indemnification Claims. Parent may, on behalf of any Parent Indemnitee, seek indemnification in respect of the Indemnification Escrow Amount from the Escrow Account by delivering to Escrow Agent no later than 5:00pm Eastern Time on the last Business prior to the second anniversary of the Closing Date, which is expected to be October 1, 2019 (i) a Joint Written Instruction or (ii) a final, non-appealable order or judgment of a court of competent jurisdiction (a “Final Order”), which resolves any disputed Claim in favor of a Parent Indemnitee, accompanied by (A) a written certification from Parent’s counsel attesting that such Final Order is final, not subject to further proceedings and non-appealable and (B) a written instruction from an authorized representative of Parent instructing Escrow Agent to make a disbursement in accordance with the Final Order. Escrow Agent shall be entitled to conclusively rely upon any such certification or instruction and shall have no responsibility to review the Final Order to which such certification and instruction references or to make any determination as to whether such Final Order is, indeed, final. Escrow Agent shall make disbursements from the Escrow Account to the relevant Parent Indemnitee, by wire transfer of immediately available funds, within one (1) Business Day after Escrow Agent’s receipt of (1) a Joint Written Instruction or (2) a Final Order and the related certification and instruction, as applicable.
(ii)    Open Source Holdback. In the event that the Open Source Holdback is insufficient to cover the costs required to complete the items set forth on Schedule 3.9 of the Merger Agreement following the Closing, then Parent shall have the right to recover any such additional costs from the Indemnification Escrow Amount, and the Parties shall

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deliver a Joint Written Instruction to Escrow Agent instructing Escrow Agent to make distributions to Parent from the Indemnification Escrow Amount in the amount of such additional costs.
(iii)    File Lock Holdback. In the event that the File Lock Holdback is insufficient to cover the costs required to complete the items set forth on Schedule 3.10 of the Merger Agreement following the Closing, then Parent shall have the right to recover any such additional costs from the Indemnification Escrow Amount, and the Parties shall deliver a Joint Written Instruction to Escrow Agent instructing Escrow Agent to make distributions to Parent from the Indemnification Escrow Amount in the amount of such additional costs.
(c)    Disbursement of Customer Escrow Amount. No later than April 30, 2020 (the “Delivery Date”), Parent shall have received one or more bona fide and valid purchase orders from Customer (each purchase order, an “Customer PO”) pursuant to which Customer shall have ordered from the Surviving Corporation digital storage resulting in an aggregate amount of net revenue to the Surviving Corporation equal to no less than the Customer Escrow Amount. For each Customer PO that Parent receives on or prior to the Delivery Date, the Parties shall, no later than two (2) Business Days following the receipt by Parent of such Customer PO, deliver a Joint Written Instruction to Escrow Agent instructing Escrow Agent to release and deliver an amount equal to the amount of net revenue to the Surviving Corporation resulting from such Customer PO to (i) the Paying Agent for further distribution to the Company Stockholders, holders of Company Warrants and holders of Convertible Notes in accordance with their Pro Rata Share as set forth in the Spreadsheet and (ii) the Surviving Corporation for further distribution to holders of Cashed Out Company Options in accordance with their Pro Rata Share as set forth in the an updated Holders List as indicated in the Paying Agent Agreement . No later than two (2) Business Days following the Delivery Date, the Parties shall deliver a Joint Written Instruction to Escrow Agent instructing Escrow Agent to release and deliver to Parent the outstanding balance, if any, of the Customer Escrow Amount.
(d)    Disbursement Upon Expiration of Indemnification Escrow. On the second anniversary of the Closing Date, which is expected to be October 1, 2019 (the “Indemnification Escrow Expiration Date”), the Parties shall deliver a Joint Written Instruction to Escrow Agent instructing Escrow Agent to release and deliver the entire remaining balance, if any, of the Escrow Account, less the aggregate amount that in the reasonable judgment of the Parties may be necessary to satisfy any unresolved or unsatisfied claims for indemnifiable Losses specified in any Claim Certificate delivered to the Representative (such amount, the “Pending Claims Amount”), to (i) the Paying Agent for further distribution to the Company Stockholders, holders of Company Warrants and holders of Convertible Notes in accordance with their Pro Rata Share as set forth in the Spreadsheet and (ii) the Surviving Corporation for further distribution to holders of Cashed Out Company Options in accordance with their Pro Rata Share as set forth in an updated Holders List as indicated in the Paying Agent Agreement . From time to time after the release, if any, of funds as contemplated by the immediately preceding sentence, to the extent the funds remaining in the Escrow Account exceed the aggregate Pending Claims Amount (after the settlement or resolution, as applicable, of pending claims from time to time), such excess shall be promptly released and

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delivered by Escrow Agent in accordance with the terms hereof as directed in a written instruction to the Escrow Agent by the Representative.
Notwithstanding anything to the contrary set forth in Section 8, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Fund, must be in writing and executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons signing this Agreement or one of the designated persons as set forth on the Designation of Authorized Representatives attached hereto as Schedule 1-A and 1-B (each an “Authorized Representative”), and delivered to Escrow Agent only by confirmed facsimile or as a Portable Document Format (“PDF”) attached to an email only at the fax number or email address set forth in Section 8 below. Each Designation of Authorized Representatives shall be signed by a Secretary, any Assistant Secretary or other duly authorized person of the named Party. No instruction for or related to the transfer or distribution of the Fund shall be deemed delivered and effective unless Escrow Agent actually shall have received it by facsimile or as a PDF attached to an email only at the fax number or email address set forth in Section 8 and in the case of a facsimile, as evidenced by a confirmed transmittal to the Party’s or Parties’ transmitting fax number. Escrow Agent shall not be liable to any Party or other person for refraining from acting upon any instruction for or related to the transfer or distribution of the Fund if delivered to any other fax number or email address, including but not limited to a valid email address of any employee of Escrow Agent. Notwithstanding anything to the contrary, the Parties acknowledge and agree that Escrow Agent (i) shall have no obligation to take any action in connection with this Agreement on a non-Business Day and any action Escrow Agent may otherwise be required to perform on a non-Business Day may be performed by Escrow Agent on the following Business Day and (ii) may not transfer or distribute the Fund until Escrow Agent has completed its security procedures.
(a)    Parent authorizes Escrow Agent to use the funds transfer instructions (“Initial Standing Instructions”) specified for it below to disburse any funds due to Parent, without a verifying call-back or email confirmation as set forth below:

Parent:
Bank Name:
Bank Address:
ABA number:
Credit A/C Name:
Credit A/C #
If Applicable:
FFC A/C Name:
FFC A/C #:
FFC A/C Address:

(b)    In the event any funds transfer instructions other than the Initial Standing Instructions are set forth in a permitted instruction from a Party or the Parties in accordance with this Agreement (any such additional funds transfer instructions, “Additional Standing Instructions” and, together

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with the Initial Standing Instructions, the “Standing Instructions”), Escrow Agent will confirm such Additional Standing Instructions by a telephone call-back or email confirmation to an Authorized Representative of such Party or Parties, and Escrow Agent may rely and act upon the confirmation of anyone purporting to be that Authorized Representative. No funds will be disbursed until such confirmation occurs. Each Party agrees that after such confirmation, Escrow Agent may continue to rely solely upon such Additional Standing Instructions and all identifying information set forth therein for such beneficiary without an additional telephone call-back or email confirmation. Further, it is understood and agreed that if multiple disbursements are provided for under this Agreement pursuant to any Standing Instructions, only the date, amount and/or description of payments may change without requiring a telephone call-back or email confirmation.
(c)    The persons designated as Authorized Representatives and telephone numbers for same may be changed only in a writing executed by an Authorized Representative or other duly authorized person of the applicable Party setting forth such changes and actually received by Escrow Agent via facsimile or as a PDF attached to an email. Escrow Agent will confirm any such change in Authorized Representatives by a telephone call-back or email confirmation to an Authorized Representative and Escrow Agent may rely and act upon the confirmation of anyone purporting to be that Authorized Representative.
(d)    Escrow Agent, any intermediary bank and the beneficiary’s bank in any funds transfer may rely upon the identifying number of the beneficiary’s bank or any intermediary bank included in a funds transfer instruction provided by a Party or the Parties and, if applicable, confirmed in accordance with this Agreement. Further, the beneficiary’s bank in the funds transfer instructions may make payment on the basis of the account number provided in such Party’s or the Parties’ instruction and, if applicable, confirmed in accordance with this Agreement even though it identifies a person different from the named beneficiary.
(e)    As used in this Section 3, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which Escrow Agent located at the notice address set forth below is authorized or required by law or executive order to remain closed. The Parties acknowledge that the security procedures set forth in this Section 3 are commercially reasonable. Upon delivery of the Fund in full by Escrow Agent pursuant to this Section 3, this Agreement shall terminate, and all the related account(s) shall be closed, subject to the provisions of Sections 6 and 7.
(f)    Notwithstanding anything to the contrary contained in this Agreement, in the event that an electronic signature is affixed to an instruction issued hereunder to disburse or transfer funds, such instruction shall be confirmed by a verifying call-back (or email confirmation) to an Authorized Representative.
4.    Escrow Agent. Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duty, shall be implied. Escrow Agent has no knowledge of, nor any obligation to comply with, the terms and conditions of any other agreement between the Parties, nor shall Escrow Agent be required to determine if any Party has complied with any other agreement. Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement shall control the actions of Escrow Agent. Escrow Agent may conclusively rely

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upon any written notice, document, instruction or request delivered by the Parties believed by it in good faith to be genuine and to have been signed by an Authorized Representative(s), as applicable, without inquiry and without requiring substantiating evidence of any kind and Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. Any notice, document, instruction or request delivered by a Party but not required under this Agreement may be disregarded by Escrow Agent. Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that Escrow Agent’s gross negligence or willful misconduct was the cause of any direct loss to either Party. Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. In the event Escrow Agent shall be uncertain, or believes there is some ambiguity, as to its duties or rights hereunder or receives instructions, claims or demands from any Party hereto which in Escrow Agent’s judgment conflict with the provisions of this Agreement, or if Escrow Agent receives conflicting instructions from the Parties, Escrow Agent shall be entitled either to: (a) refrain from taking any action until it shall be given (i) a Joint Written Instruction executed by Authorized Representatives of the Parties which eliminates such ambiguity or conflict or (ii) a court order issued by a court of competent jurisdiction (it being understood that Escrow Agent shall be entitled conclusively to rely and act upon any such court order and shall have no obligation to determine whether any such court order is final); or (b) file an action in interpleader. Escrow Agent shall have no duty to solicit any payments which may be due it or the Fund, including, without limitation, the Escrow Deposit nor shall Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder. The Parties grant to Escrow Agent a lien and security interest in the Fund in order to secure any indemnification obligations of the Parties or obligation for fees or expenses owed to Escrow Agent hereunder. Anything in this Agreement to the contrary notwithstanding, in no event shall Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
5.    Succession. Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving no less than thirty (30) days advance notice in writing of such resignation to the Parties or may be removed, with or without cause, by the Parties at any time after giving not less than thirty (30) days advance Joint Written Instruction to Escrow Agent. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Fund (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, appointed by the Parties, or such other person designated by the Parties, or in accordance with the directions of a final court order, at which time of delivery, Escrow Agent’s obligations hereunder shall cease and terminate. If prior to the effective resignation or removal date, the Parties have failed to appoint a successor escrow agent, or to instruct Escrow Agent to deliver the Fund to another person as provided above, or if such delivery is contrary to applicable law, at any time on or after the effective resignation date, Escrow Agent may either interplead the Fund with a court located in the State of Delaware and the costs, expenses and reasonable attorney’s fees which are incurred in connection with such proceeding may be charged against and withdrawn from the Fund. Any appointment of a successor escrow agent shall be binding upon the Parties and no appointed successor escrow agent shall be deemed to be an agent of Escrow Agent. Escrow Agent shall deliver the Fund to any appointed successor escrow agent, at which time Escrow Agent’s obligations under

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this Agreement shall cease and terminate. Any entity into which Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be Escrow Agent under this Agreement without further act.
6.    Compensation; Acknowledgment. (a)    The Parent agrees to pay Escrow Agent upon execution of this Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing, shall be as described in Schedule 2.
(a)    Each of the Parties further agrees to the disclosures and agreements set forth in Schedule 2.
7.    Indemnification and Reimbursement. Parent and the Representative (on behalf of the Company Securityholders)agree jointly and severally to indemnify, defend, hold harmless, pay or reimburse Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, costs or expenses (including attorney’s fees) (collectively “Losses”), resulting directly or indirectly from (a) Escrow Agent’s performance of this Agreement, except to the extent that such Losses are determined by a court of competent jurisdiction to have been caused by the gross negligence, willful misconduct, or bad faith of such Indemnitee; and (b) Escrow Agent’s following, accepting or acting upon any instructions or directions, whether joint or singular, from the Parties received in accordance with this Agreement. The obligations set forth in this Section 7 shall survive the resignation, replacement or removal of Escrow Agent or the termination of this Agreement. For the avoidance of doubt, it is understood and agreed that the intent of  the parenthetical “(on behalf of the Company Securityholders”) in this Section is to clarify that the Company Securityholders and the Representative are the parties with economic interests in the Merger Agreement, and the Company Securityholders shall ultimately be responsible to the Representative for any indemnification obligations or liabilities that the Representative has to the Escrow Agent hereunder. Accordingly, such clauses clarify the Representative’s recourse to the Company Security holders and are not meant to limit the Representative’s capacity or liability as between itself and the Escrow Agent under the Indemnity in this Section or under any other provision in this Agreement.
8.    Notices. Except as otherwise provided in Section 3, all communications hereunder shall be in writing or set forth in a PDF attached to an email, and shall be delivered by facsimile, email or overnight courier only to the appropriate fax number, email address, or notice address set forth for each party as follows, provided that notices to the Representative shall be delivered solely by facsimile or email:
If to Parent:            Commvault Systems, Inc.
1 Commvault Way
Tinton Falls, New Jersey 07724
Attention: Warren Mondschein
Tel No.: (732) 870-4009
Email Address: wmondschein@commvault.com

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With copies to:        Mayer Brown LLP
71 S. Wacker Drive
Chicago, IL 60606
Attention: Andrew Noreuil; Michael Serafini
Email: ANoreuil@mayerbrown.com;
MSerafini@mayerbrown.com
Telephone : (312) 701 - 8099
If to Representative:        Fortis Advisors LLC
Attention: Notice Department
Fax No.: (858) 408-1843
Email Address: notices@fortisrep.com
With copies to:        Pillsbury Winthrop Shaw Pittman, LLC
2550 Hanover Street
Palo Alto, CA 94304
Attention: Stanley F. Pierson
Tel No.: 1-(650)-233-4625
Email Address: spierson@pillsburylaw.com
If to Escrow Agent:        JPMorgan Chase Bank, N.A.
Escrow Services
4 New York Plaza, 11th Floor
New York, New York 10004
Attention: Chris Vetri/Brendan Mahlan
Fax No.: 212-552-2812
Email Address:ec.escrow@jpmorgan.com
9.    Compliance with Directives. In the event that a legal garnishment, attachment, levy, restraining notice, court order or other governmental order (a “Directive”) is served with respect to any of the Fund, or the delivery thereof shall be stayed or enjoined by a Directive, Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all such Directives so entered or issued, and in the event that Escrow Agent obeys or complies with any such Directive it shall not be liable to any of the Parties hereto or to any other person by reason of such compliance notwithstanding such Directive be subsequently reversed, modified, annulled, set aside or vacated. Escrow Agent shall, to the extent permitted therein, notify the Parties as soon as practicable of such garnishment, attachment, levy, restraining notice or court order after an officer of the Escrow Agent listed in Section 8 has received actual notice of such garnishment, attachment, levy, restraining notice or court order.
10.    Miscellaneous. (a)    The provisions of this Agreement may be waived, altered, amended or supplemented only by a writing signed by Escrow Agent and the Parties. Neither this Agreement

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nor any right or interest hereunder may be assigned by any Party without the prior consent of Escrow Agent and the other Party and any assignment in violation of this Agreement shall be ineffective and void. This Agreement shall be governed by and construed under the laws of the State of Delaware. Each Party and Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Delaware. To the extent that in any jurisdiction either Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process or immunity from liability, such Party shall not claim, and hereby irrevocably waives, such immunity. Escrow Agent and the Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.
(a)    No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement and any joint instructions from the Parties may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument or instruction, as applicable. This Agreement may be executed and transmitted by facsimile or as a PDF attached to an email and each such execution shall be of the same legal effect, validity and enforceability as a manually executed original, wet-inked signature. All signatures of the parties to this Agreement may be transmitted by facsimile or as a PDF attached to an email, and such facsimile or PDF will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. The Parties each represent, warrant and covenant that (i) each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations; (ii) such Party has full power and authority to enter into this Agreement and to perform all of the duties and obligations to be performed by it hereunder; and (iii) the person(s) executing this Agreement on such Party’s behalf and certifying Authorized Representatives in the applicable Schedule 1 has been duly and properly authorized to do so, and each Authorized Representative of such Party has been duly and properly authorized to take actions specified for such person in the applicable Schedule 1. Except as expressly provided in Section 7 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of the Fund or this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

PARENT	ESCROW AGENT
COMMVAULT SYSTEMS, INC.	JPMORGAN CHASE BANK, N.A.

By:	By:
Name:	Name:
Title:	Title:

REPRESENTATIVE
FORTIS ADVISORS LLC

By:
Name:
Title:

EXHIBIT A-1
Form of Escrow Release Notice – Joint Instructions
JPMorgan Chase Bank, N.A., Escrow Services
[Address]
[Fax No.]
[Email Address]
Attention: [_______]
…………………………………………………………..
Date:
Re: [Name of Parties] – Escrow Agreement dated [ ]
Escrow Account no. [ ]
Dear Sir/Madam:
We refer to an escrow agreement dated [ ] among [ ], [ ] and JPMorgan Chase Bank, N.A., as Escrow Agent (the “Escrow Agreement”).
Capitalized terms in this letter that are not otherwise defined shall have the same meaning given to them in the Escrow Agreement.
Pursuant to Section [__] of the Escrow Agreement, [Parent/Representative/the Parties] instruct[s] Escrow Agent to release the Fund, or the portion specified below, to the specified party as instructed below.
Amount
(In writing)
Beneficiary
City
Country
US Instructions:
Bank
Bank address
ABA Number:
Credit A/C Name:
Credit A/C #:
Credit A/C Address:
If Applicable:
FFC A/C Name:
FFC A/C #:
FFC A/C Address:
International Instructions:
Bank Name:
Bank Address
SWIFT Code:
US Pay Through ABA:
Credit A/C Name:
Credit A/C # (IBAN #):
Credit A/C Address:
If Applicable:
FFC A/C Name:
FFC A/C # (IBAN #):
FFC A/C Address:
PARENT:
_______________________
By:
Name:
Title:
Date:
REPRESENTATIVE:
_______________________
By:
Name:
Title:
Date:

EXHIBITA-2
FORM OF INDEMNIFICATION CLAIM NOTICE
[Date]
JPMorgan Chase Bank, N.A.
Escrow Services
[Address]
[Fax Number]
Attention: [_______]
[Name and Address of Other Party]
Dear Sir/Madam:
This notice is being delivered pursuant to Section ___ of the [Escrow Agreement, dated ______________, by and among __________________________ (the “Escrow Agreement”). Capitalized terms in this letter that are not otherwise defined shall have their meanings set forth in the Escrow Agreement.
[Party] hereby gives notice pursuant to Section _____________of the Escrow Agreement, of a claim for indemnification made under [underlying agreement]. The amount of the claim is $______________.
The summary for the basis of such claim is as follows:
[Insert details]
[Party] hereby certifies to Escrow Agent that this notice was delivered to [other Party].
[NAME OF PARTY]
By:
Name:
Title:
Date:

Schedule 1-A
COMMVAULT SYSTEMS, INC.
DESIGNATION OF AUTHORIZED
REPRESENTATIVES
The undersigned, ________________________, being the duly elected, qualified and acting ________________________ of COMMVAULT SYSTEMS, INC. (“Parent”), does hereby certify:

1.
That each of the following representatives is at the date hereof an Authorized Representative, as such term is defined in the Escrow Agreement, dated ________________, 2019, by and among Parent, Representative and Escrow Agent (the “Escrow Agreement”), that the signature appearing opposite each Authorized Representative’s name is the true and genuine signature of such Authorized Representative, and that each Authorized Representative’s contact information is current and up-to-date at the date hereof. Each of the Authorized Representatives is authorized to issue instructions, confirm funds transfer instructions by callback or email confirmation and effect changes in Authorized Representatives, all in accordance with the terms of the Escrow Agreement. Callbacks or emails confirming an instruction shall be made to an Authorized Representative other than the Authorized Representative who issued the instruction unless (a) only a single Authorized Representative is designated below, (b) the information set forth below changes and is not updated by Parent such that only the Authorized Representative who issued the instruction is available to receive a callback or email confirmation, or (c) Parent is an individual. Parent acknowledges that pursuant to this Schedule, Escrow Agent is offering an option for callback or email confirmation to a different Authorized Representative, and if Parent nevertheless names only a single Authorized Representative or fails to update Authorized Representative information, Parent agrees to be bound by any instruction, whether or not authorized, confirmed by callback or email confirmation to the issuer of the instruction.

NAME	SIGNATURE	TELEPHONE, CELL NUMBER and EMAIL ADDRESS
(ph)
(cell)
(email)
(ph)
(cell)
(email)
(ph)
(cell)
(email)

2.	Email confirmation is only permitted to a corporate email address for purposes of this Schedule. Any personal email addresses provided will not be used for email confirmation.

3.
This Schedule may be signed in counterparts and the undersigned certifies that any signature set forth on an attachment to this Schedule is the true and genuine signature of an Authorized Representative and that each such Authorized Representative’s contact information is current and up-to-date at the date hereof.

4.
That pursuant to Parent’s governing documents, as amended, the undersigned has the power and authority to execute this Designation on behalf of Parent, and that the undersigned has so executed this Designation this _____ day of ______, 2019.

5.	Notwithstanding the above, if Parent is an individual, no signature will be required below.

Signature: _____________________________
Name: _____________________________
Title: _____________________________

FOR YOUR SECURITY, PLEASE CROSS OUT ALL UNUSED SIGNATURE LINES ON THIS SCHEDULE 1-A
All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature (or electronic signature subject to the conditions set forth in the Escrow Agreement) of the Authorized Representative authorizing said funds transfer on behalf of such Party.

Schedule 1-B
FORTIS ADVISORS LLC
DESIGNATION OF AUTHORIZED
REPRESENTATIVES

The undersigned, ________________________, being the duly elected, qualified and acting ________________________ of Fortis Advisors LLC (“Representative”), does hereby certify:

1.
That each of the following representatives is at the date hereof an Authorized Representative, as such term is defined in the Escrow Agreement, dated ________________, 2019, by and among Parent, Representative and Escrow Agent (the “Escrow Agreement”), that the signature appearing opposite each Authorized Representative’s name is the true and genuine signature of such Authorized Representative, and that each Authorized Representative’s contact information is current and up-to-date at the date hereof. Each of the Authorized Representatives is authorized to issue instructions, confirm funds transfer instructions by callback or email confirmation and effect changes in Authorized Representatives, all in accordance with the terms of the Escrow Agreement. Callbacks or emails confirming an instruction shall be made to an Authorized Representative other than the Authorized Representative who issued the instruction unless (a) only a single Authorized Representative is designated below, (b) the information set forth below changes and is not updated by Representative such that only the Authorized Representative who issued the instruction is available to receive a callback or email confirmation, or (c) Representative is an individual. Representative acknowledges that pursuant to this Schedule, Escrow Agent is offering an option for callback or email confirmation to a different Authorized Representative, and if Representative nevertheless names only a single Authorized Representative or fails to update Authorized Representative information, Representative agrees to be bound by any instruction, whether or not authorized, confirmed by callback or email confirmation to the issuer of the instruction.

NAME	SIGNATURE	TELEPHONE, CELL NUMBER and EMAIL ADDRESS
(ph)
(cell)
(email)
(ph)
(cell)
(email)
(ph)
(cell)
(email)

2.	Email confirmation is only permitted to a corporate email address for purposes of this Schedule. Any personal email addresses provided will not be used for email confirmation.

3.
This Schedule may be signed in counterparts and the undersigned certifies that any signature set forth on an attachment to this Schedule is the true and genuine signature of an Authorized Representative and that each such Authorized Representative’s contact information is current and up-to-date at the date hereof.

4.
That pursuant to Representative’s governing documents, as amended, the undersigned has the power and authority to execute this Designation on behalf of Representative, and that the undersigned has so executed this Designation this _____ day of ______, 2019.

5.	Notwithstanding the above, if Representative is an individual, no signature will be required below.

Signature: _____________________________
Name: _____________________________
Title: _____________________________

FOR YOUR SECURITY, PLEASE CROSS OUT ALL UNUSED SIGNATURE LINES ON THIS SCHEDULE 1-B
All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature (or electronic signature subject to the conditions set forth in the Escrow Agreement) of the Authorized Representative authorizing said funds transfer on behalf of such Party.

SCHEDULE 2

Schedule of Fees and Disclosures for Escrow Agent Services
Schedule of Fees for Escrow Agent Services
Account Acceptance Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $
Encompassing review, negotiation and execution of governing documentation, opening of the account, and completion of all due diligence documentation. Payable upon closing.
Annual Administration Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $
The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction. Payable upon closing and annually in advance thereafter, without pro-ration for partial years.
Extraordinary Services and Out-of-Pocket Expenses: Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder including without limitation charging any applicable agency fee or trade execution fee in connection with each transaction. Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at Escrow Agent’s then standard rate. Escrow Agent may impose, charge, pass-through and modify fees and/or charges for any account established and services provided by Escrow Agent, including but not limited to, transaction, maintenance, balance-deficiency, and service fees, agency or trade execution fees, and other charges, including those levied by any governmental authority.
Fee Disclosure & Assumptions: Please note that the fees quoted are based on a review of the transaction documents provided and an internal due diligence review, and assumes the escrow deposit will be continuously invested in an interest bearing demand deposit account] at JPMorgan Chase Bank, N.A. Escrow Agent reserves the right to revise, modify, change and supplement the fees quoted herein if the assumptions underlying the activity in the account, level of balances, market volatility or other factors change from those used to set the fees described herein.
Payment of the invoice is due upon receipt.
Disclosures and Agreements:
Taxes. The Parties shall duly complete such tax documentation or other procedural formalities necessary for Escrow Agent to complete required tax reporting and for the relevant Party to receive interest or other income without withholding or deduction of tax in any jurisdiction. Should any information supplied in such tax documentation change, the Parties shall promptly notify Escrow Agent. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, including without limitation, the Foreign Account Tax Compliance Act (“FATCA”), and shall remit such taxes to the appropriate authorities.
Representations Relating to Section 15B of the Securities Exchange Act of 1934 (Rule 15Ba1-1 et seq.) (the “Municipal Advisor Rule”). Each Party represents and warrants to Escrow Agent that for purposes of the Municipal Advisor Rules, none of the funds (if any) currently invested, or that will be invested in the future, in money market funds, commercial paper or treasury bills under this Agreement constitute or contain (i) proceeds of municipal securities (including investment income therefrom and monies pledged or otherwise legally dedicated to serve as collateral or a source or repayment for such securities) or (ii) municipal escrow investments (as each such term is defined in the Municipal Advisor Rule).  Each Party also represents and warrants to Escrow Agent that the person providing this certification has access to the appropriate information or has direct knowledge of the source of the funds to be invested to enable the forgoing representation to be made.  Further, each Party acknowledges that Escrow Agent will rely on this representation until notified in writing otherwise.
Know Your Customer. To assist in the prevention of the funding of terrorism and money laundering activities, applicable law may require financial institutions to obtain, verify, and record information that identifies each person who opens an account. What this means for the Parties: when the Parties open an account, Escrow Agent may ask for each Party’s name, address, date of birth (for natural persons), and/or other information and documents that will allow Escrow Agent to identify such Party. Escrow Agent may also request and obtain certain information from third parties regarding any Party. For purposes of this provision, each Party, to the extent required by applicable law, shall include any Authorized Representative of such Party. To fulfill Escrow Agent’s “know your customer” responsibilities, Escrow Agent may request information from each Party from time to time, including, without limitation, regarding such Party’s organization, business and, to the extent applicable, Authorized Representatives and beneficial owner(s) of such Party, including relevant natural or legal persons, and such Party shall procure and furnish the same to Escrow Agent in a timely manner. Escrow Agent may also request further information and/or documentation in connection with its performance of this Agreement. Any information and/or documentation furnished by any Party is the sole responsibility of such Party and Escrow Agent is entitled to rely on the information and/or documentation without making any verification whatsoever (except for the authentication under the security procedures, as applicable). Each Party represents and warrants that all such information and/or documentation is true, correct and not misleading and shall advise Escrow Agent promptly of any changes and, except as prohibited by applicable law, such Party agrees to provide complete responses to Escrow Agent’s requests within the timeframes specified. If any Party fails to provide or consent to the provision of any information required by this paragraph, Escrow Agent may close any account or suspend or discontinue providing any service hereunder without further notice.
OFAC Disclosure. Escrow Agent is required to act in accordance with the laws and regulations of various jurisdictions relating to the prevention of money laundering and the implementation of sanctions, including but not limited to regulations issued by the U.S. Office of Foreign Assets Control. Escrow Agent is not obligated to execute payment orders or effect any other transaction where the beneficiary or other payee is a person or entity with whom Escrow Agent is prohibited from doing business by any law or regulation applicable to Escrow Agent, or in any case where compliance would, in Escrow Agent’s opinion, conflict with applicable law or banking practice or its own policies and procedures. Where Escrow Agent does not execute a payment order or effect a transaction for such reasons, Escrow Agent may take any action required by any law or regulation applicable to Escrow Agent including, without limitation, freezing or blocking funds. Transaction screening may result in delays in the posting of transactions.
Abandoned Property. Escrow Agent is required to act in accordance with the laws and regulations of various states relating to abandoned property, escheatment or similar law and, accordingly, shall be entitled to remit dormant funds to any state as abandoned property in accordance with such laws and regulations. Without limitation of the foregoing, notwithstanding any instruction to the contrary, Escrow Agent shall not be liable to any Party for any amount disbursed from an account maintained under this Agreement to a governmental entity or public official in compliance with any applicable abandoned property, escheatment or similar law.
Information. The Parties authorize Escrow Agent to disclose information with respect to this Agreement and the account(s) established hereunder, the Parties, or any transaction hereunder if such disclosure is: (i) necessary in Escrow Agent’s opinion, for the purpose of allowing Escrow Agent to perform its duties and to exercise its powers and rights hereunder or for operational or risk management purposes or compliance with legal, tax and regulatory requirements, including, without limitation, FATCA; (ii) to a proposed assignee of the rights of Escrow Agent; (iii) to a branch, affiliate, subsidiary, employee or agent of Escrow Agent or to their auditors, regulators or legal advisers or to any competent court; (iv) to the auditors of any of the Parties; or (v) required by applicable law, regardless of whether the disclosure is made in the country in which each Party resides, in which the Escrow Account is maintained, or in which the transaction is conducted. The Parties agree that such disclosures by Escrow Agent and its affiliates may be transmitted across national boundaries and through networks, including those owned by third parties.
Foreign Exchange. If Escrow Agent accepts a funds transfer instruction under this Agreement for payment in a currency (the “Non-Account Currency”) other than the currency of the account (the “Account Currency”), Escrow Agent is authorized to enter into a foreign exchange transaction to sell to the Party or Parties the amount of Non-Account Currency required to complete the funds transfer and debit the account for the purchase price of the Non-Account Currency. If Escrow Agent receives a payment to the account in a Non-Account Currency, Escrow Agent is authorized to purchase the Non-Account Currency from the Party or Parties, and to credit the purchase price to the account in lieu of the Non-Account Currency. The applicable foreign exchange rate and spread for any of the foregoing transactions shall be determined by Escrow Agent in its sole discretion and may differ from foreign exchange rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates or spreads at which Escrow Agent otherwise enters into foreign exchange transactions on the relevant date. Escrow Agent may generate additional profit or loss in connection with Escrow Agent’s execution of a foreign exchange transaction or management of its risk related thereto in addition to the applicable spread. Further, (i) Escrow Agent has full discretion to execute such foreign exchange transactions in such manner as Escrow Agent determines in its sole discretion and (ii) Escrow Agent may manage the associated risks of Escrow Agent’s own position in the market in a manner it deems appropriate without regard to the impact of such activities on the Parties. Any such foreign exchange transaction will be between Escrow Agent and a Party or Parties as principals, and Escrow Agent will not be acting as agent or fiduciary for the Parties.
Acknowledgment of Compensation and Multiple Roles. Escrow Agent is authorized to act under this Agreement notwithstanding that Escrow Agent or any of its subsidiaries or affiliates (such subsidiaries and affiliates hereafter individually called an “Affiliate” and collectively called “Affiliates”) may (A) receive fees or derive earnings (float) as a result of providing an investment product or account on the books of Escrow Agent pursuant to this Agreement or for providing services or referrals with respect to investment products, or (B) (i) act in the same transaction in multiple capacities, (ii) engage in other transactions or relationships with the same entities to which Escrow Agent may be providing escrow or other services under this Agreement, (iii) refer clients to an Affiliate for services or (iv) enter into agreements under which referrals of escrow or related transactions are provided to Escrow Agent. JPMorgan Chase Bank, N.A. may earn compensation from any of these activities in addition to the fees charged for services under this Agreement.
FDIC Disclosure. In the event Escrow Agent becomes insolvent or enters into receivership, Escrow Agent may provide to the Federal Deposit Insurance Corporation (“FDIC”) account balance information for any account governed by this Agreement, as reflected on Escrow Agent’s end-of-day ledger balance, and the customer name and tax identification number associated with such accounts for the purposes of determining the appropriate deposit insurance coverage. Funds held in such accounts will be insured by the FDIC under its applicable rules and limits.
THE FOLLOWING DISCLOSURES ARE REQUIRED TO BE PROVIDED UNDER APPLICABLE U.S. REGULATIONS, INCLUDING, BUT NOT LIMITED TO, FEDERAL RESERVE REGULATION D. WHERE SPECIFIC INVESTMENTS ARE NOTED BELOW, THE DISCLOSURES APPLY ONLY TO THOSE INVESTMENTS AND NOT TO ANY OTHER INVESTMENT.
Demand Deposit Account Disclosure. Escrow Agent is authorized, for regulatory reporting and internal accounting purposes, to divide an escrow demand deposit account maintained in the U.S. in which the Fund is held into a non-interest bearing demand deposit internal account and a non-interest bearing savings internal account, and to transfer funds on a daily basis between these internal accounts on Escrow Agent’s general ledger in accordance with U.S. law at no cost to the Parties. Escrow Agent will record the internal accounts and any transfers between them on Escrow Agent’s books and records only. The internal accounts and any transfers between them will not affect the Fund, any investment or disposition of the Fund, use of the escrow demand deposit account or any other activities under this Agreement, except as described herein. Escrow Agent will establish a target balance for the demand deposit internal account, which may change at any time.  To the extent funds in the demand deposit internal account exceed the target balance, the excess will be transferred to the savings internal account, unless the maximum number of transfers from the savings internal account for that calendar month or statement cycle has already occurred.  If withdrawals from the demand deposit internal account exceeds the available balance in the demand deposit internal account, funds from the savings internal account will be transferred to the demand deposit internal account up to the entire balance of available funds in the savings internal account to cover the shortfall and to replenish any target balance that Escrow Agent has established for the demand deposit internal account.  If  a sixth transfer is needed during a calendar month or statement cycle, it will be for the entire balance in the savings internal account, and such funds will remain in the demand deposit internal account for the remainder of the calendar month or statement cycle.
MMDA Disclosure and Agreement. If MMDA is the investment for the escrow deposit as set forth above or anytime in the future, the Parties acknowledge and agree that U.S. law limits the number of pre-authorized or automatic transfers or withdrawals or telephonic/electronic instructions that can be made from an MMDA to a total of six (6) per calendar month or statement cycle or similar period. Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days’ notice prior to a withdrawal from a money market deposit account.
Unlawful Internet Gambling. The use of any account to conduct transactions (including, without limitation, the acceptance or receipt of funds through an electronic funds transfer, or by check, draft or similar instrument, or the proceeds of any of the foregoing) that are related, directly or indirectly, to unlawful Internet gambling is strictly prohibited.
Recordings. Each Party and Escrow Agent consent to the other party or parties making and retaining recordings of telephone conversations between any Party or Parties on one hand and Escrow Agent on the other hand in connection with Escrow Agent’s security procedures.
Use of Electronic Records and Signatures. As used in this Agreement, the terms “writing” and “written” include electronic records, and the terms “execute”, “signed” and “signature” include the use of electronic signatures. Notwithstanding any other provision of this Agreement or the attached Exhibits and Schedules, any electronic signature that is presented as the signature of the purported signer, regardless of the appearance or form of such electronic signature, may be deemed genuine by Escrow Agent in Escrow Agent’s sole discretion, and such electronic signature shall be of the same legal effect, validity and enforceability as a manually executed, original, wet-inked signature; provided, however, that any such electronic signature must be an actual and not a typed signature. Any electronically signed agreement shall be an “electronic record” established in the ordinary course of business and any copy shall constitute an original for all purposes. The terms “electronic signature” and “electronic record” shall have the meanings ascribed to them in 15 USC § 7006. This Agreement and any instruction or other document furnished hereunder may be transmitted by facsimile or as a PDF file attached to an email.

EXHIBIT F
ACTION BY WRITTEN CONSENT OF
THE STOCKHOLDERS OF
HEDVIG, INC.
(a Delaware corporation)
Pursuant to Section 228 and 251 of the Delaware General Corporation Law (the “DGCL”) and the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and bylaws (the “Bylaws”) of Hedvig, Inc., a Delaware corporation (the “Company”), the undersigned, constituting the stockholders holding at least 75% of the outstanding shares of Capital Stock of the Company, hereby consent to, and by this action approve and adopt the following resolutions by written consent without a formal meeting and hereby waive all prior notice requirements. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).
Agreement and Plan of Merger and Related Matters
WHEREAS, the Board of Directors of the Company (the “Board”) has unanimously (a) determined that (i) that certain Agreement and Plan of Merger (the “Merger Agreement”), attached hereto as Exhibit A, dated as of September [3], 2019, by and among Commvault Systems, Inc., a Delaware corporation (“Parent”), Chennai Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), the Company, Fortis Advisors LLC, a Delaware limited liability company, in its capacity as the representative of the Company Securityholders (the “Representative”) and solely for purposes of Section 10.5 of the Merger Agreement, Avinash Lakshman, Srinivas Lakshman, Suresh Rajagopalan, Abhijith Shenoy and Bharat Naik and (ii) the merger of Merger Sub with and into the Company pursuant to which the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”) are fair to and in the best interests of the Company and the Company Securityholders and declared the Merger Agreement and the Merger to be advisable, (b) approved the Merger Agreement and the Merger, (c) recommended that the holders of Company Capital Stock vote to adopt the Merger Agreement and approve the Merger and (d) directed that such matter be submitted for consideration by the holders of Company Common Stock in accordance with Section 6.7(a) of the Merger Agreement;
WHEREAS, pursuant to the Merger Agreement, the consideration to be paid by Parent in respect of all securities of the Company is an amount equal to the sum of (i) the Enterprise Value, less (ii) the Retention Amount, plus (iii) the Estimated Cash Amount, plus (iv) the Aggregate Exercise Price less (v) the Estimated Debt Amount, plus (vi) the amount (if any) by which the Estimated Working Capital exceeds the Target Working Capital, less (vii) the amount (if any) by which the Target Working Capital exceeds the Estimated Working Capital, less (viii) the Estimated Company Transaction Expenses Amount, if any, less (ix) the File Lock Holdback, if any, less (x) the Open Source Holdback, if any (the “Closing Date Merger Consideration”), as adjusted pursuant to Section 3 of the Merger Agreement;
WHEREAS, Parent will withhold from the Closing Date Merger Consideration an amount equal to the Escrow Amount and the Representative Holdback Amount (such resulting amount the “Closing Date Cash Merger Consideration”) and deposit the Escrow Amount into the Escrow Account with the Escrow Agent, as partial security for the indemnification obligations of the Company Securityholders pursuant to Article XI of the Merger Agreement and the Escrow Agreement;
WHEREAS, Parent will deposit the Representative Holdback Amount with the Representative at least two (2) Business Days prior the Closing Date (such deposit the “Representative Expense Fund”), to be used to pay costs, fees and expenses incurred by or for the benefit of the Company Securityholders on or after the Closing Date and as otherwise determined by the Advisory Group and shall be paid or distributed at the direction of the Representative;
WHEREAS, pursuant to and subject to the terms and conditions of the Merger Agreement, at the Effective Time, each share of the Company Capital Stock issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive (i) the Closing Date Per Share Merger Consideration or (ii) the amounts as set forth in and subject to a Vesting Agreement (it being understood that a portion of the amounts to be paid in exchange for such shares of Company Capital shall be paid into the Escrow Account and the Representative Expense Fund);
WHEREAS, pursuant to and subject to the terms and conditions of the Merger Agreement, at the Effective Time, each Company Option held by a Continuing Employee that is outstanding and unexercised and unvested as of immediately prior to the Effective Time (each, a “Converted Option”) shall automatically be converted into a Replacement RSU Award with respect to the number of shares of Parent Common Stock on the terms and conditions as set forth in the Merger Agreement;
WHEREAS, pursuant to and subject to the terms and conditions of the Merger Agreement, at the Effective Time, each Company Option held by any Person that is outstanding and unexercised as of the Effective Time that is vested as of immediately prior to the Effective Time and has an exercise price per share of Common Stock less than the Closing Date Per Share Merger Consideration (a “Cashed Out Company Option”) shall automatically be canceled and extinguished and, in consideration therefor, the holder thereof shall be entitled to receive, in accordance with Section 3.5(d) of the Merger Agreement, an amount in cash equal to: (1) the amount (if any, but not less than zero) by which the Closing Date Per Share Merger Consideration exceeds the exercise price per share of the applicable Option, multiplied by (2) the number of shares of Common Stock that would otherwise be issuable upon the exercise of such Option (it being understood that a portion of the amounts to be paid in exchange for such shares of Cancelled Options shall be paid into the Escrow Account and the Representative Expense Fund) and that such amounts shall be paid, if at all, pursuant to the terms of Sections 3.5(c), (h)-(i) and Section 3.7(a)) of the Merger Agreement);
WHEREAS, pursuant to and subject to the terms and conditions of the Merger Agreement, at the Effective Time, each Company Option that is (i) vested as of immediately prior to the Effective Time and has an exercise price per share of Common Stock equal to or greater than the Closing Date Per Share Merger Consideration, or (ii) held by any Person who is not a Continuing Employee and is unvested as of immediately prior to the Effective Time, shall automatically be canceled, without payment of any consideration therefor (a “Cancelled Option”);
WHEREAS, each of the undersigned stockholders has been provided with, acknowledges receipt of and has carefully reviewed, the Merger Agreement and other materials describing, among other matters, the Merger and Ancillary Agreements;
WHEREAS, the allocation of (i) the Closing Date Merger Consideration, (ii) the required contribution to the Escrow Account, (iii) the required contribution to the Representative Expense Fund, and (iv) the indemnification obligations, in each case, as set forth in the Merger Agreement and the methodologies therefor, have been disclosed to, and are understood and accepted by, the Board and the undersigned stockholders;
NOW, THEREFORE, BE IT RESOLVED, that each of the undersigned stockholders hereby adopts, approves and ratifies the Merger Agreement and the Ancillary Agreements, and approves the Merger in all respects and the transaction contemplated thereby;
RESOLVED FURTHER, that each of the undersigned stockholders hereby approves the allocation of (i) the Closing Date Merger Consideration, (ii) the required contribution to the Escrow Account, (iii) the required contribution to the Representative Expense Fund, and (iv) the indemnification obligations, including the treatment of outstanding Company Capital Stock, Converted Options, Cancelled Options, Company Warrants and Convertible Notes, in each case, as set forth in the Merger Agreement, and hereby acknowledges and agrees that such allocation is accurately depicted and is consistent with the Certificate of Incorporation and other equity-related agreements;
RESOLVED FURTHER, that each of the undersigned Stockholders hereby approves and adopts in all respects the escrow, expense fund and indemnification obligations of the Company Securityholders pursuant to the Merger Agreement, the deposit of the Escrow Amount into the Escrow Account as security for the foregoing obligations, and the deposit of the Representative Holdback Amount into the Representative Expense Fund for paying directly or reimbursing the Representative for expenses pursuant to the Merger Agreement and the Ancillary Agreements, in each case as set forth in the Merger Agreement; and
RESOLVED FURTHER, that the officers of the Company, and each of them with full authority to act without the others, are hereby authorized to execute and deliver the Merger Agreement, the Ancillary Agreements and all other ancillary agreements on behalf of the Company and to do all things necessary or desirable, in their sole discretion, to effect the Merger, to carry out the Company’s obligations under the Merger Agreement and the Ancillary Agreements, and to otherwise carry out the purposes and intent of these resolutions.
Approval Under Section 144 of the DGCL.
WHEREAS, pursuant to Section 144 of the DGCL (“Section 144”), no contract or transaction between the Company and one or more of its directors or officers or any other corporation, partnership, association or other organization in which one or more of the directors or officers of the Company is a director or officer of, or has a financial interest in (any such party is referred to herein individually as an “Interested Party,” or collectively as the “Interested Parties,” and any such contract or transaction is referred to herein as an “Interested Party Transaction”), shall be void or voidable solely for that reason, or solely because the director or officer is present at or participates in the meeting of the Board which authorized the Interested Party Transaction or solely because the vote of any such director is counted for such purpose, if: (i) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the Board, and the Board in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors may be less than a quorum, (ii) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the Stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the Stockholders, or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Board or the Stockholders;
WHEREAS, certain directors and officers of the Company have relationships and interests as summarized below (the “Other Interests”) in the Merger, which Merger has been adopted and approved in the foregoing resolutions, that are different from, or in addition to, the interests of the Stockholders generally as a result of receiving employment offers and/or other consideration in connection with the Merger, which may create potential conflicts of interest such as certain of the Company’s director and officers have been made employment offers by Parent;
WHEREAS, the material facts as to such directors’ and officers’ Other Interests in the Merger have been disclosed and are known to the Board, and, notwithstanding such Other Interests, the Board has in good faith unanimously approved and adopted the Merger Agreement and the Ancillary Agreements to which the Company is a party;
WHEREAS, it is hereby disclosed and made known to the stockholders that Avinash Lakshman, a director and officer of the Company, is a stockholder and will receive proceeds as a result of the Merger and will receive an employment offer (including retention bonuses) as a Continuing Employee of Parent, such that Mr. Lakshman is an Interested Party and the Merger is an Interested Party Transaction;
WHEREAS, it is hereby disclosed and made known to the stockholders that Amarjit Gill, a director of the Company, is a stockholder and a holder of Convertible Notes and will receive proceeds as a result of the Merger, such that Mr. Gill is an Interested Party and the Merger is an Interested Party Transaction;
WHEREAS, it is hereby disclosed and made known to the stockholders that Puneet Agarwal, a director of the Company, is affiliated with True Ventures III, L.P. and its affiliated entities, which are stockholders and/or holders of Convertible Notes that will receive proceeds as a result of the Merger, such that Mr. Agarwal is an Interested Party and the Merger is an Interested Party Transaction;
WHEREAS, it is hereby disclosed and made known to the stockholders that Brian Long, a director of the Company, is affiliated with Atlantic Bridge II, L.P., which is a stockholder and a holder of Convertible Notes that will receive proceeds as a result of the Merger, such that Mr. Long is an Interested Party and the Merger is an Interested Party Transaction;
WHEREAS, it is hereby disclosed and made known to the stockholders that In Sik Rhee, a director of the Company, is affiliated with Vertex Ventures US Fund I, L.P. and its affiliated entities, which are stockholders and/or holders of Convertible Notes that will receive proceeds as a result of the Merger, such that Mr. Sik Rhee is an Interested Party and the Merger is an Interested Party Transaction;
WHEREAS, the undersigned stockholders acknowledge that the material facts as to such directors’ and officers’ Other Interests in the Merger have been disclosed and are known to the undersigned stockholders, and, notwithstanding such Other Interests, each undersigned stockholder believes it is in the best interests of the Company and its stockholders to approve the Merger and to approve and adopt the terms and provisions of the Merger Agreement and the Ancillary Agreements to which the Company is a party;
NOW, THEREFORE, BE IT RESOLVED, that the undersigned stockholders hereby determine that the Merger and the Merger Agreement (including without limitation, the allocation of the Closing Date Merger Consideration, the Escrow Account and indemnification obligations as set forth therein), as may be amended, supplemented or modified from time to time in accordance with its terms, to be fair, just, and reasonable, and in the best interests of the Company and its stockholders.

RESOLVED FURTHER, that the Merger and the Merger Agreement (including the allocation of the Closing Date Merger Consideration and the indemnification obligations as set forth therein), as may be amended, supplemented or modified from time to time in accordance with its terms, are hereby authorized and approved for all purposes, including without limitation for purposes of each provision and subsection of Section 144 of the DGCL.

Authorization and Appointment of Stockholder Representative.

NOW, THEREFORE, BE IT RESOLVED that the undersigned stockholder hereby irrevocable constitute and appoint Fortis Advisors, LLC, a Delaware limited liability company, as the Representative, with full power to act as representative of the Company Securityholders as the exclusive agent, proxy, and attorney-in-fact for all the Company Securityholders for all purposes under the Merger Agreement and the Escrow Agreement including the full power and authority to act in the name, place and stead of each of the Company Securityholders’, including: (i) to consummate the transactions contemplated under the Merger Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith, (ii) to negotiate and settle disputes arising under, or relating to, the Merger Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including claims pursuant to Article XI), (iii) to receive and disburse to the Company Securityholders any funds received on behalf of the Company Securityholders under the Merger Agreement or otherwise, (iv) to withhold any amounts received on behalf of the Company Securityholders pursuant to the Merger Agreement, including the Representative Holdback Amount, or otherwise to satisfy any and all Liabilities incurred by the Company Securityholders or the Representative in the performance of their duties hereunder, (v) to direct the distribution of funds, designate or engage a paying agent to distribute funds (including, the Closing Date Cash Merger Consideration, the Adjustment Amount payable in accordance with Section 3.6 of the Merger Agreement and funds from the Escrow Account and Representative Holdback Amount), make or direct payments of funds from the Representative Holdback Amount, give receipts for funds, authorize deliveries to Parent or any Parent Indemnitee of cash from the Escrow Account in satisfaction of claims asserted by Parent or any Parent Indemnitee, as applicable, and object to any claims by any Person against the Escrow Account, (vi) to execute and deliver any amendment or waiver to the Merger Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (without the prior approval of the Company Securityholders) and (vii) to take or refrain from all other actions, in the sole discretion of the Representative, to be taken by or on behalf of the Company Securityholders in connection with the Merger Agreement, the Escrow Agreement, the Representative Engagement Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection with the Merger Agreement

Waiver of Appraisal Rights.

WHEREAS, it is hereby disclosed or made known to the undersigned stockholders that a stockholder who does not vote in favor of the Merger (a “Dissenting Stockholder”) may, under certain circumstances by following procedures prescribed by Section 262 of the DGCL, a description of which is attached hereto as Exhibit B, exercise appraisal rights under the DGCL to receive cash in an amount equal to the “fair value” of such stockholder’s shares as to which such stockholder has exercised such appraisal rights (such “fair value” will exclude any element of value arising from the accomplishment or expectation of the Merger);
WHEREAS, a Dissenting Stockholder may, to the extent applicable, under certain circumstances by following procedures prescribed by Chapter 13 of the California Corporation Code (the “CCC”), a description of which is attached hereto as Exhibit C, exercise dissenters’ rights under the CCC to receive cash in an amount equal to the “fair market value” of such Stockholder’s Shares as to which such stockholder has exercised such rights (such “fair market value” will exclude any element of value arising from the accomplishment or expectation of the Merger); and
WHEREAS, a Dissenting Stockholder must follow the appropriate procedures under the DGCL or the CCC, or suffer the termination or waiver of such appraisal or dissenters’ rights;

RESOLVED FURTHER, that each of the undersigned stockholders, with respect only to himself, herself or itself, hereby waives and agrees not to assert any appraisal rights or dissenters’ rights under the DGCL or the CCC, in connection with the Merger.
Termination of Investor Agreements
WHEREAS, the Company and certain stockholders are parties to the agreements listed on Schedule A, by and among the Company and the stockholders named therein, as amended from time to time (collectively, the “Investor Agreements”); and
WHEREAS, it is in the best interests of the Company and the stockholders that are party to the Investor Agreements to terminate the Investor Agreements, effective as of the Closing;
NOW, THEREFORE, BE IT RESOLVED, that each of the undersigned stockholders hereby authorizes the Company to terminate, and each of the undersigned Stockholders that is party to any of the Investor Agreements (on behalf of itself and to the extent permissible thereunder, on behalf of all Stockholders parties thereto) hereby approves termination of and hereby terminates, the Investor Agreements and waives all such stockholders’ rights thereunder, effective as of the Closing, with no further obligations of the Company, Parent or any of their respective Affiliates thereunder notwithstanding any provisions purported to survive a termination thereof.
Waiver of Notice Requirements.

NOW, THEREFORE, BE IT RESOLVED, that each undersigned stockholder hereby waives, on its own behalf and on behalf of all stockholders, any and all notice requirements applicable to the Merger, the Merger Agreement and any of the transactions contemplated therein contained in the DGCL, the Certificate of Incorporation, the Company’s Bylaws including, without limitation, the Investor Agreements and any agreement between the Company and the undersigned stockholder.

Omnibus Resolution
RESOLVED, that any and all prior acts or actions taken by the directors or officers of the Company in connection with the Merger, the Merger Agreement, the Ancillary Agreements, the Merger, or any of the foregoing resolutions be, and they hereby are, ratified and approved in all respects; and
RESOLVED FURTHER, that the officers and directors of the Company be, and each of them hereby is, jointly and severally, authorized and empowered, in the name and on behalf of the Company, to take such further actions and to execute such further documents relating to or contemplated by any of the foregoing resolutions as such officers or directors may deem necessary or desirable to carry out the purposes of the foregoing resolutions, the taking of such actions or the execution and delivery of such documents to be conclusive evidence thereof.
In accordance with the Company’s Bylaws, this Action by Written Consent may be executed in writing, or consented to by electronic transmission, in any number of counterparts, each of which, when so executed, shall be deemed an original and all of which when taken together shall constitute one and the same action. By executing this Action by Written Consent, each undersigned Company Stockholder is giving written consent with respect to all shares of Company Capital Stock held by such Company Stockholder in favor of the above resolutions.
[SIGNATURE PAGE FOLLOWS]
IN WITNESS WHEREOF, each of the undersigned has executed this Action by Written Consent of the Stockholders as of ______, 2019.

STOCKHOLDER

INDIVIDUAL: If you are an individual, print your name and sign below.	ENTITY: If you are signing on behalf of an entity, please print the name of the entity and your name and sign below indicating your title.
________________________________ Name of Individual (Please Print)	Name of Entity (Please Print):
________________________________ Signature	Signature By: ____________________________________ Title: ___________________________________

Exhibit A

Agreement and Plan of Merger

See attached.

Exhibit B
Delaware General Corporation Law – Section 262 Appraisal Rights
§ 262. Appraisal rights.
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Exhibit C

California Corporations Code – Chapter 13: Dissenters’ Rights

§ 1300. Shareholder in short-form merger; Purchase at fair market value; “Dissenting shares”; “Dissenting shareholder”

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§ 1301. Notice to holder of dissenting shares of reorganization approval; Demand for purchase of shares; Contents of demand

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§ 1302. Stamping or endorsing dissenting shares
Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.
§ 1303. Dissenting shareholder entitled to agreed price with interest thereon; When price to be paid

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.
(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.
§ 1304. Action by dissenters to determine whether shares are dissenting shares or fair market value of dissenting shares or both; Joinder of shareholders; Consolidation of actions; Determination of issues; Appointment of appraisers

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.
(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.
(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.
§ 1305. Duty and report of appraisers; Court’s confirmation of report; Determination of fair market value by court; Judgment and payment; Appeal; Costs of action

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.
(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.
(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.
(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.
(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).
§ 1306. Prevention of payment to holders of dissenting shares of fair market value; Effect

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.
§ 1307. Disposition of dividends upon dissenting shares

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308. Rights and privileges of dissenting shares; Withdrawal of demand for payment

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.
§ 1309. When dissenting shares lose their status

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:
(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.
(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.
(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.
(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.
§ 1310. Suspension of proceedings for compensation or valuation pending litigation
If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.
§ 1311. Shares to which chapter inapplicable

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.
§ 1312. Attack on validity of reorganization or short-form merger; Rights of shareholders; Burden of proof

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short–form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.
(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.
(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.
§ 1313. Conversion deemed to constitute reorganization for purposes of chapter

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

Schedule A
List of Investor Agreements

i.	Amended and Restated Investors’ Rights Agreement by and among the Company and the Stockholders parties thereto dated February 14, 2017

ii.	Amended and Restated Right of First Refusal and Co-Sale Agreement by and among the Company and the Stockholders parties thereto dated February 14, 2017

iii.	Amended and Restated Voting Agreement by and among the Company and the stockholders parties thereto dated February 14, 2017

EXHIBIT G
List of Required Consents

1.
Consent from Mission Building LLC in regards to that Standard Office Lease dated September 4, 2012 by and between the Company and 2350 Mission Building, LLC, as amended by that certain First Amendment, dated April 21, 2015, as further amended by that certain Second Amendment, dated February 26, 2018.

EXHIBIT H
JOINDER AND RELEASE AGREEMENT
THIS JOINDER AND RELEASE AGREEMENT (this “Agreement”) is made as of ________ ___, 2019 by and between Commvault Systems, Inc., a Delaware corporation (“Parent”), and the undersigned, solely in such person’s capacity as a holder of capital stock of Hedvig, Inc., a Delaware corporation (the “Company”) (“Undersigned Stockholder”), as set forth on the signature page hereto (the “Company Shares”). Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below), a copy of which has been made available to the Undersigned Stockholder.
W I T N E S E T H
WHEREAS, the Company is a party to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated September 3, 2019, by and among Parent, Chennai Merger Sub, Inc., a Delaware corporation and wholly‑owned subsidiary of Parent (“Merger Sub”), the Company, Fortis Advisors LLC, a Delaware limited liability company (the “Representative”), and the other parties thereto for the purposes set forth therein, pursuant to which the Merger Sub shall merge with and into the Company (the “Merger”) and the Company shall continue as the surviving corporation and as a wholly‑owned subsidiary of Parent.
WHEREAS, as a condition to the obligations of Parent and the Merger Sub to consummate the Merger, Parent and the Merger Sub have required that Stockholders holding no less than 75% of the total amount of shares of Company Capital Stock issued and outstanding as of immediately prior to the Closing enter into this Agreement.
WHEREAS, as a condition and inducement to the willingness of Parent and the Merger Sub to consummate the Merger and the other transactions contemplated by the Merger Agreement, the Undersigned Stockholder is willing to enter into this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Undersigned Stockholder hereby agree as follows:
1.Representations and Warranties of the Undersigned Stockholder. The Undersigned Stockholder hereby represents and warrants to Parent and the Merger Sub as follows:
(a)    The Undersigned Stockholder’s address set forth on the signature page hereto is accurate and complete.
(b)    The Undersigned Stockholder, if it is an entity, has all requisite power and authority or, if the Undersigned Stockholder is an individual, has the legal capacity, to enter into this Agreement and any Ancillary Agreements to which it, he or she, as the case may be, is a party and to perform its, his or her covenants and obligations under this Agreement and such Ancillary Agreements.  If the Undersigned Stockholder is an entity, the execution and delivery of this Agreement and any Ancillary Agreements to which the Undersigned Stockholder is a party and the performance by the Undersigned Stockholder of its, his or her covenants and obligations under this Agreement and any such Ancillary Agreements have been duly authorized by all necessary action on the part of the Undersigned Stockholder and no further action is required on the part of the Undersigned Stockholder to authorize this Agreement and any Ancillary Agreements to which the Undersigned Stockholder is a party or the performance by the Undersigned Stockholder of its covenants and obligations hereunder or thereunder.  Each of this Agreement and the Ancillary Agreements to which the Undersigned Stockholder is a party has been duly executed and delivered by the Undersigned Stockholder, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Undersigned Stockholder, enforceable against the Undersigned Stockholder in accordance with their respective terms, subject to the Enforceability Limitations.
(c)    The Undersigned Stockholder is the sole record and beneficial owner of the Company Shares. Such Company Shares owned by the Undersigned Stockholder are not subject to any Liens (other than applicable community property interests (if any)) or to any rights of first refusal of any kind, and the Undersigned Stockholder has not granted any rights to purchase such Company Shares to any other Person (other than rights of first refusal and repurchase rights in favor of the Company). The Undersigned Stockholder has the sole right to transfer all such Company Shares to Parent. Such Company Shares constitute all of the Company Shares owned, beneficially or of record, by the Undersigned Stockholder, and, except for any Company Options, Company Warrants or Convertible Notes held by the Undersigned Stockholder for which an Option Surrender Agreement, Warrant Cancellation Agreement and/or a Note Cancellation Agreement has been entered into or as designated as being owned by the Undersigned Stockholder underneath the Undersigned Stockholder’s name on the signature page to this Agreement, the Undersigned Stockholder has no options, warrants or other rights to acquire Company Capital Stock.
(a)    There is no action, suit or proceeding of any nature pending, or to the actual knowledge of the Undersigned Stockholder, threatened, against the Undersigned Stockholder, arising out of or relating to (i) the Undersigned Stockholder’s beneficial ownership of Company Capital Stock or rights to acquire Company Capital Stock, (ii) the Undersigned Stockholder’s capacity as a Stockholder, (iii) the transactions contemplated by the Merger Agreement, (iv) any contribution of assets (tangible and intangible) by the Undersigned Stockholder (or any of its affiliates) to the Company (or any of its affiliates), or (v) any other agreement between the Undersigned Stockholder (or any of its affiliates) and the Company (or any of its affiliates). There is no action, suit or proceeding pending or, to the actual knowledge of the Undersigned Stockholder, threatened against the Undersigned Stockholder with respect to which the Undersigned Stockholder has a contractual right or a right pursuant to Delaware Law to indemnification from the Company related to facts and circumstances existing prior to the Effective Time.
(b)    The execution and delivery by the Undersigned Stockholder of this Agreement and the performance by Undersigned Stockholder of its, his or her covenants and obligations hereunder will not conflict with (i) any provision of the charter documents of Undersigned Stockholder if Undersigned Stockholder is an entity or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Undersigned Stockholder or its, his or her properties or assets, except in the case of clauses (ii)-(iii) for any such conflict that would not materially impair the Undersigned Stockholder’s ability to perform its, his or her obligations hereunder or under any Ancillary Agreement to which the Undersigned Stockholder is a party.
(c)    The Undersigned Stockholder has received a copy of the Merger Agreement and has had the opportunity to carefully read and understands the scope and effect of the provisions of this Agreement and the Merger Agreement and has discussed the foregoing with the Undersigned Stockholder’s professional advisors to the extent the Undersigned Stockholder has deemed necessary.
2.    Release.
(a)    The Undersigned Stockholder shall and hereby unconditionally and irrevocably and forever releases and discharges the Company, the Parent, the Surviving Corporation and their respective Affiliates, successors and assigns (each, a “Released Party”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at Law or in equity (collectively, the respective “Released Claims”) that such party ever had, now has or ever may have or claim to have against any Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing, in each case arising out of or relating to the Company Shares; provided, however, that this release (i) does not extend to claims relating to any breach or alleged breach of the Merger Agreement or any of the provisions set forth therein (including claims brought under Article XI of the Merger Agreement) or any claim for fraud or willful misrepresentation, (ii) shall not affect any employment-related matters or matters affecting the Undersigned Stockholder in his or her capacity as a manager, officer or employee of the Company, (iii) shall not affect any right to indemnification, exculpation or advancement of expenses to which such Undersigned Stockholder may be entitled as a result of such Undersigned Stockholder’s equity interest in the Company or service as a manager, officer, employee, consultant or other representative of the Company. The Undersigned Stockholder has read the release provisions of this Section 2 and has had the opportunity to consult legal counsel before executing same, has relied upon its own judgment in agreeing to the release provisions of this Section 2 and has not relied on or been induced by any representation, statement or act by any other party referenced herein which is not referred to in this Agreement, is entering into the release provisions of this Section 2 voluntarily, with full knowledge of their significance and the release provisions of this Section 2 are in all respects complete and final. With respect to the release provisions of this Section 2, the Undersigned Stockholder hereby expressly waives any and all rights conferred upon it by any statute or rule of law that provides that a release does not extend to claims that the claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by it must have materially affected its settlement with the released party, including the following provisions of California Civil Code Section 1542 to the extent applicable to Holder: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”.
3.    Joinder to the Merger Agreement.
(a)    The Undersigned Stockholder hereby acknowledges and agrees that it, he or she is a Company Securityholder for all purposes of and under the Merger Agreement and, accordingly, agrees to be bound by, solely in its, his or her capacity as a Company Securityholder as fully as though the Undersigned Stockholder were a signatory thereto, to all of the terms and provisions of the Merger Agreement that expressly apply to Company Securityholders, including but not limited Article XI of the Merger Agreement and the indemnification obligations of a Company Securityholder as set forth in the Merger Agreement (subject to the limitations set forth therein)..
(b)    The Undersigned Stockholder hereby nominates, constitutes and appoints the Representative as its attorney-in-fact and agent for purposes of taking any actions and making any decisions required or permitted to be taken by the Representative in connection with the Merger Agreement, including in connection with any claim for indemnification under Article XI of the Merger Agreement or any of the transactions contemplated thereby.
(c)     The Undersigned Stockholder understands and agrees that (i) a portion of the consideration to which it may be entitled under the Merger Agreement will be withheld pursuant to the terms of the Merger Agreement as partial security for the indemnification obligations set forth in Article IX of the Merger Agreement and the obligations set forth in Section 3.6 of the Merger Agreement and (ii) the Undersigned Stockholder shall only be entitled to such withheld amount (if any) as and when such amount is payable in accordance with the provisions of the Merger Agreement, as applicable.
4.    Confidentiality. The Undersigned Stockholder hereby agrees that all confidential and/or proprietary information of the Company obtained by the Undersigned Stockholder prior to the Effective Time, as well as the terms of this Agreement, the Merger Agreement and any other agreements contemplated hereby, shall be kept confidential by the Undersigned Stockholder and shall not be used by the Undersigned Stockholder for any purpose; provided, however, that (a) the Undersigned Stockholder may disclose such information or terms if required to do so by applicable Law, provided that the Undersigned Stockholder, to the extent legally permitted, promptly notifies Parent in advance of disclosing such information and takes reasonable steps to minimize the extent of any such required disclosure; (b) if the Undersigned Stockholder is an investment fund, the Undersigned Stockholder may disclose the terms of this Agreement and the Merger Agreement, the return on the Undersigned Stockholder’s investment, and other summary terms of the Merger to its current investors and, as applicable, to its limited partners to the extent required pursuant to the terms of its limited partnership agreement (or comparable governing fund document) in effect as of the date of this Agreement; (c) the Undersigned Stockholder may disclose such information or terms to his, her or its professional advisers and, if the Undersigned Stockholder is not a natural person, to its Affiliates and its and their partners, members, managers, members, directors, officers, employees and representatives, in each case, who: (i) need to know such information; and (ii) agree to keep it confidential; (d) following any public announcement of the Merger by Parent, the Undersigned Stockholder may disclosure the terms of the Merger Agreement to the extent disclosed by Parent in such a public announcement; and (e) the Undersigned Stockholder may disclose such information or terms to any Governmental Authority, court or arbitrator or other involved party (e.g., opposing counsel, expert witnesses) in connection with any dispute resolution proceedings, but in each case (x) only to the extent necessary to enforce the Undersigned Stockholder’s rights (including by defending against assertions by Parent) under the Merger Agreement or Ancillary Agreement, as applicable and (y) only in accordance with the rules, regulations and other procedures to which such proceeding is subject. The Undersigned Stockholder shall be responsible for any action taken by his, her or its professional advisers and, if the Undersigned Stockholder is not a natural person, to its Affiliates and its and their partners, members, managers, members, directors, officers, employees and representatives, that, if such action had been taken by the Undersigned Stockholder, would have constituted a breach of this Section 4.
5.    Miscellaneous.
(a)    Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be made and given in compliance with the provisions of Section 13.7 of the Merger Agreement and (i) if to the Parent or to the Company, to the addresses set forth in Section 13.7 of the Merger Agreement and (ii) if to the Undersigned Stockholder, to the address set forth on the signature page hereto.
(b)    Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
(c)    Third Party Beneficiaries. The Company, the Merger Sub, the Surviving Corporation, the Representative and the Released Parties are intended third party beneficiaries of this Agreement and shall be entitled to enforce this Agreement against the undersigned in accordance with its terms.
(d)    Entire Agreement; Assignment. This Agreement, the Merger Agreement, the Ancillary Agreements, the exhibits and schedules thereto, and the documents and instruments and other agreements among the parties hereto and thereto referenced herein and therein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) other than the third-party beneficiaries referenced in Section 5(c), are not intended to confer upon any other Person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder or thereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder and thereunder.
(e)    Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
(f)    Other Remedies. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
(g)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
(h)    Exclusive Jurisdiction. Each of the parties hereto (i) irrevocably agrees that all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be exclusively resolved by any federal or state court in the State of Delaware, and (ii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the resolution of any such claims or causes of action by any federal or state court in the State of Delaware.
(i)    Rules of Construction. The parties hereto agree that they have been represented by counsel (or been afforded the opportunity to do so) during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
(j)    Legal Counsel. The parties hereto acknowledge that Mayer Brown LLP (“MB”) has represented Parent and Merger Sub and Pillsbury Winthrop Shaw Pittman LLP (“PWSP”) has represented the Company, in each case in connection with the negotiation and execution of this Agreement, the Merger Agreement, the Ancillary Agreements and the transactions contemplated thereby and hereby, and neither MB nor PWSP has undertaken to represent any other party in connection therewith.
(k)     Expenses. Except as expressly provided otherwise herein, whether or not the Transactions are successfully consummated, each of Parent and the Merger Sub on the one hand and the Undersigned Stockholder on the other hand shall bear its respective legal, accountants, and financial advisory fees and other expenses incurred with respect to this Agreement.
(l)    Termination. This Agreement shall terminate and be of no force or effect upon termination of the Merger Agreement.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first set forth above.

PARENT:
COMMVAULT SYSTEMS, INC.
By:
Name:
Title:

UNDERSIGNED STOCKHOLDER:

By:

Name (Please print):

Title:

Company Capital Stock Held:

Address:

EXHIBIT I

HEDVIG, INC.
2350 MISSION COLLEGE BOULEVARD
SUITE 500
SANTA CLARA, CA 95054

PLEASE READ THIS OPTION SURRENDER AGREEMENT CAREFULLY.
Please review and return this Option Surrender Agreement to [NAME] at [ADDRESS/EMAIL] no later than 5:00 p.m. Pacific Time on [September 30, 2019]. This offer applies only with respect to all, but not less than all, of your vested Options (as defined below).
If you wish to decline this offer and instead exercise your vested Options, you must do so by no later than 5:00 p.m. Pacific Time on [September 28, 2019]. If you elect to exercise your vested options, you will not be eligible to receive the Option Cancellation Payment (as defined below).
In the event the Merger Agreement terminates for any or no reason and the closing of the Merger does not occur, this Agreement will become null and void, and you will have no right to the Option Cancellation Payment.

Option Surrender Agreement
Hedvig, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) among Commvault Systems, Inc., a Delaware corporation (“Parent”), Chennai Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), the Company, Fortis Advisors LLC, a Delaware limited liability company (the “Representative”), and the other parties thereto, on September 3, 2019, pursuant to which the Merger Sub shall merge with and into the Company (the “Merger”) and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. Capitalized terms that are used and not otherwise defined in this Option Surrender Agreement (this “Agreement”) have the meanings given to them in the Merger Agreement.
You are receiving this Agreement because you currently hold one or more options to purchase shares of Common Stock of the Company (“Options”) granted to you under the Hedvig, Inc. 2012 Stock Incentive Plan (previously called the “Quexascale, Inc. 2012 Stock Incentive Plan”) (as amended, the “Plan”). According to the Company’s records, your current Option holdings are set forth on Exhibit A to this Agreement. This Agreement explains how the Merger will affect your Options and memorializes certain agreements and commitments on your part in connection with the Merger and in consideration of the payments you will receive in respect of the Options pursuant to the Merger Agreement. A substantially final copy of the Merger Agreement is enclosed with this Agreement.
1.Treatment of the Options in the Merger.
The Merger will have the following effect on the outstanding Options you hold immediately prior to the Effective Time:

•
All of your outstanding Options that are (i) vested as of immediately prior to the Effective Time (after taking into account any vesting acceleration provisions set forth in the applicable Option Grant Agreement (as defined below) or the Plan, as applicable) and (ii) have an exercise price per share of Common Stock equal to less than the Closing Date Per Share Merger Consideration, will be automatically cancelled and extinguished. In consideration for such Options, if any, you will receive an amount (without interest) in cash equal to (a) the amount (if any, but not less than zero) by which the Closing Date Per Share Merger Consideration exceeds the exercise price per share of Common Stock the applicable Option, multiplied by (b) the number of shares of Common Stock that would otherwise be issuable upon the exercise of such Option. The Closing Date Per Share Merger Consideration is currently estimated to be approximately [$]. A portion of the amount paid in connection with the exchange of such Options will be paid into the Escrow Account and the Representative Expense Fund, and such amount will be paid, if at all, pursuant to the terms of the Agreement (the net result of which to be called the “Option Cancellation Payment”).

•
All of your outstanding Options that are vested as of immediately prior the Effective Time and have an exercise price per share of Company Common Stock equal to or greater than the Closing Date Per Share Merger Consideration will be cancelled immediately prior to the Effective Date without payment of any consideration therefor.

•
If you are a Continuing Employee and your Options are unvested as of immediately prior the Effective Time, your unvested Options will automatically be converted into a Replacement RSU Award. Such Replacement RSU Award will be subject to the same vesting provisions, terms and conditions as applied with respect your unvested Option. Parent will provide you with additional information regarding your Replacement RSU Award(s), if any, shortly following the Merger.

•	If you are not a Continuing Employee and your Options are unvested as of immediately prior to the Effective Time, your unvested Options will be automatically canceled without payment.
2.Timing and Form of Payment of the Option Cancellation Payment .
Generally, the Option Cancellation Payment will be paid to you in cash through the Company’s normal payroll (less applicable withholding taxes, if any) on the date that is no later than five (5) Business Days following the Closing.
However, any portion of the Option Cancellation Payment that is subject to the Escrow Account and the Representative Expense Fund will be paid to you at the same time that any such amount is paid to the Company Stockholders in consideration for their shares of Capital Stock.
3.What You Should Do Next.
To receive your Option Cancellation Payment, please sign this Agreement and return the original signed copy to the Company on or prior to 5:00 PM Pacific Time on [September 30, 2019]. The Closing is expected to occur on or around [October 1, 2019.]
4.Release of Claims.
As consideration of the Option Cancellation Payment, pursuant to this Agreement, which, Releasing Party (as defined below) acknowledges is valid and sufficient consideration, you, on behalf of yourself and each of your agents, trustees, beneficiaries, heirs, legal representatives, executors, administrators, estate, successors, and assigns (each, a “Releasing Party”), hereby irrevocably, unconditionally and forever release, acquit, discharge and covenant not to sue, to the fullest extent permitted by applicable Law, each of Parent, Merger Sub, the Representative, the Company, the Surviving Corporation and each of their respective current, former and future officers, directors, managers, employees, representatives, agents, members, equity holders, subsidiaries, Affiliates, employees, agents, representatives, successors, predecessors or assigns (collectively, the “Released Parties”), with respect to any and all rights, actions, claims, demands, liabilities, obligations, judgments, penalties, losses, damages, costs and expenses (including reasonable and documented attorneys’ and other professionals’ and experts’ fees, costs and other reasonable and documented out-of-pocket expenses incurred) (individually and collectively, “Claims”) relating to your relationship with the Company or any of its subsidiaries as an equity holder or service provider and arising out of facts or circumstances in existence at or prior to the Closing and/or the Merger Agreement or the transactions contemplated hereby and thereby (including, without limitation, the Merger), in all such cases, at law or in equity, known or unknown, matured or unmatured, contingent or fixed, liquidated or unliquidated, whether based on federal, state or foreign law or any other right of action, foreseen or unforeseen, disputed or undisputed, accrued or not accrued, of any kind or nature or description whatsoever, from the beginning of time up to and through the closing of the Merger, that any Releasing Party had, presently has or may hereafter have or claim or assert to have against any Released Party, including, without limitation, any Claims related to any investment by any Releasing Party in the Company; provided, that the Release shall not extend to (1) any rights to payments pursuant to the Merger Agreement and any claim by the undersigned to enforce the terms of, or any breach of the Merger Agreement and related agreements, (2) any rights to continuing indemnification, exculpation or expense advancement to the extent provided under (A) any indemnification agreement to which the undersigned and the Company are parties or (B) any applicable policy of directors’ and officers’ insurance maintained by the Company or (3) if the undersigned is or was a director, employee or other service provider of the Company, (A) rights to accrued but unpaid wages, salaries or other cash compensation due to he, she or it that remain unpaid as of the date hereof, (B) rights to expense reimbursements for reasonable and necessary business expenses incurred and documented prior to the date hereof and consistent with prior expenditures, (C) unreimbursed claims under employee health and welfare plans, consistent with terms of coverage, and (D) the entitlement of the undersigned to continuation coverage benefits or any other similar benefits required to be provided by law.
FOR THE PURPOSE OF IMPLEMENTING A FULL AND COMPLETE RELEASE AND DISCHARGE OF ALL CLAIMS, YOU EXPRESSLY WAIVE ALL RIGHTS AFFORDED BY ANY STATUTE OR COMMON LAW PRINCIPLE IN ANY JURISDICTION WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS, INCLUDING, WITHOUT LIMITATION, SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH READS IN FULL AS FOLLOWS:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
YOU UNDERSTAND THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. YOU ACKNOWLEDGE AND AGREE THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THE MERGER AGREEMENT AND THIS AGREEMENT.
You hereby indemnify and hold harmless the Released Parties, as applicable, from and against any and all Claims, if any, that are released pursuant to this Agreement and brought by or in connection with anyone claiming by, through or under you.
You acknowledge and agree that the Option Cancellation Payment constitutes full satisfaction of your rights with respect to the canceled Options, including any and all rights you may have under the Plan and/or the Option Grant Agreement(s) (as defined above), and that you will have no right to any other payments with respect to your Options after the Effective Time.
This release shall become effective only upon the consummation of the Merger pursuant to the terms and conditions of the Merger Agreement.
5.If the Merger Does Not Close.
In the event the Merger Agreement terminates for any or no reason and the closing of the Merger does not occur, this Agreement will automatically terminate and be of no further force or effect, your Options will remain outstanding in accordance with their existing terms and conditions, and you will have no right to the Option Cancellation Payment.
6.    Representations and Warranties.
You represent and warrant to each of Parent, Merger Sub, the Company and any and all of their respective Affiliates and direct or indirect subsidiaries that:
(a)(i)    You are the owner, beneficially and of record, of the Options set forth on Exhibit A hereto, and (ii) the Options set forth on Exhibit A hereto is correct and complete, and you do not own or have any right to any other Options or other equity-based awards of the Company.
(b)    You have good and valid title to the Options identified on Exhibit A hereto, free and clear of all Liens (other than any restrictions set forth under the Securities Act, any applicable foreign or state securities laws or the option grant agreement(s) pursuant to which your Options were granted to you (the “Option Grant Agreement(s)”)).
(c)    You have all necessary legal capacity, right, power and authority to execute and deliver this Agreement and to perform your obligations hereunder.
(d)    You have duly executed and delivered this Agreement which constitutes your valid and legally binding obligation, enforceable against you in accordance with its terms and conditions; provided, that if you are married and if any of the Options constitute community property and spousal or other approval is required for this Agreement to be legal, valid and binding and for the representations and warranties made herein to be true, then this Agreement has also been duly and validly executed and delivered by your spouse, upon execution by your spouse of the Consent of Spouse attached hereto as Exhibit B, and constitutes a legal, valid and binding obligation of your spouse, enforceable against your spouse in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
(e)    Other than the Option Grant Agreement(s), the Options are not subject to any proxies, stockholder agreements, voting trust agreements or any other similar Contracts or other agreements, arrangements, commitments, plans or understandings restricting or otherwise relating to voting, ownership or transfer rights of any of the Options. There are no outstanding powers of attorney executed by you that would affect your ability to transfer or surrender any of the Options.
7.    APPLICABLE LAW.
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF TO THE EXTENT SUCH PRINCIPLES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.
8.    JURISDICTION OF DISPUTES; WAIVER OF JURY TRIAL.
IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN, WITH RESPECT TO ANY OF THE MATTERS DESCRIBED OR CONTEMPLATED HEREIN, THE PARTIES TO THIS AGREEMENT HEREBY AGREE UNDER ALL CIRCUMSTANCES ABSOLUTELY AND IRREVOCABLY TO COMPLY WITH THE PROVISIONS SET FORTH IN SECTION 13.8 OF THE MERGER AGREEMENT.
9.    Severability.
Any term or provision of this Agreement that is invalid, illegal or unenforceable by any rule of Law or public policy in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other jurisdiction, all of which shall nevertheless remain in full force and effect.
10.    Amendments and Waivers.
No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party against whom the waiver is to be effective, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
11.    Third-Party Beneficiaries.
Parent is hereby made the express third-party beneficiary of this Agreement. In addition, all of the Released Parties are hereby made third party beneficiaries of this Agreement for purposes of Section 4.
12.    Counterparts.
This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic means), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
13.    Headings.
The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation hereof or thereof.
14.    Further Assurances.
Promptly upon reasonable request, you will deliver such documents and other instruments as may be reasonably required to effect and evidence the provisions of this Agreement and the transactions contemplated hereby.
15.    Representative.
You hereby ratify and agree to the appointment of the Representative to act as the Representative and confirm and agree to the provisions of Section 13.14 of the Merger Agreement in respect of such appointment (it being explicitly agreed that the parties to the Merger Agreement are relying upon those provisions and your agreement to be bound thereby).
16.    Entire Agreement.
This Agreement, including the exhibits attached hereto, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

[Signature page follows]

Please sign this Agreement below and return it to the address set forth in Section 3 above. You should keep a copy of this Agreement with your other important papers. This is an exciting time for the Company, and we are pleased that you will be able to share in the benefits of the Merger as described above.
Sincerely,

HEDVIG, INC.

By:
Name:
Title:
ACCEPTED AND AGREED

«FirstName» «LastName»
Dated:
Exhibit A

Grant Date	Exercise Price	Total Number of Shares Subject to the Option	Number of Vested Shares Subject to the Option

Exhibit B

CONSENT OF SPOUSE

_____________________________________
(Spouse’s Name)

I, _________________, of the County of ______________, State of ____________, spouse of _______________________, who is a holder of options to purchase shares of common stock (“Options”) of Hedvig, Inc., a Delaware corporation (the “Company”), which Options are subject to that certain Agreement and Plan of Merger that is expected to be entered into on or around September 3, 2019 (the “Agreement”), among Commvault Systems, Inc., a Delaware corporation (“Parent”), Chennai Merger Sub, Inc., a Delaware corporation (“Merger Sub”), the Company, Fortis Advisors LLC, a Delaware limited liability company (the “Representative”), and the other parties thereto, acknowledge that I have read the Agreement and am familiar with and understand the contents of the Agreement and the nature, extent and value of the transactions contemplated by the Agreement, including the surrender and cancellation of all of the Options held by my spouse, in exchange for the Option consideration described in the Agreement. I hereby consent to the transactions contemplated by the Agreement, including the surrender and cancellation of the Options, and do hereby waive and relinquish all right, claim and interest, however arising, that I may have in the Options, including without limitation those arising under any laws governing community property and marital and non-marital property ownership and disposition thereof or otherwise, or otherwise with respect to the Company. I agree that I will take no action at any time to challenge the validity of the Agreement or the surrender and cancellation of the Options pursuant to the Agreement. I hereby consent to the appointment of the Representative pursuant to the Option Surrender Agreement and Section 13.14 of the Agreement and agree to be bound by the terms of the Agreement.

__________________________________________
Signature of Spouse

__________________________________________
Print Spouse’s Name

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